Rule 424(b)(3)

PROSPECTUS

12,445,661
Shares of Common Stock

XEDAR CORPORATION

This prospectus covers the resale by our selling stockholders of 12,445,661 shares of our common stock . The selling stockholders’ names and share amounts are set forth under “Selling Stockholders” in this prospectus. The shares will be offered by our selling stockholders at the then prevailing market prices or at privately negotiated prices.  The offering will terminate on the earlier of the date all of the shares are sold or one year from the date hereof.  We will not receive any proceeds from the sale of shares offered by the selling stockholders.

Our common stock is quoted on the NASDAQ over-the-counter bulletin board under the symbol “XDRC.OB.”

Investing in our common stock involves substantial risks. See “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 25, 2008.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus as we have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. No one is making an offer to sell these securities in any jurisdiction where such an offer or sale is not permitted.

SUMMARY

This summary highlights material information regarding us and the offering contained in this prospectus. However, you should read the entire prospectus carefully, including the financial information and related notes, before making an investment decision.

Overview
We have two primary lines of business.

First, our Geographical Information Systems (“GIS”) segment obtains federal geographical and land information ownership data from the Bureau of Land Management (“BLM”) and state and county geographical and land information data from various states and counties and converts this information into databases that are sold to oil and gas companies, as well as several agencies of the federal government, along with browser software that allows users to easily access ownership information about specific parcels of land.  This service is offered both on compact disc and through an Internet site.  Nearly all sales are on an annual or quarterly subscription basis.  We also offer production mapping services to a number of clients.

Second, our consulting segment provides information technology systems and enterprise assurance and security analysis services to various federal government agencies.  We use an internally-developed systems security analysis tool to improve the efficiency of our consultants, which allows us to bid more competitively for new work.

We have over 200 commercial and government customers.  Approximately 75% of our revenue is derived from government customers, which include the Department of State, the National Park Service, the Internal Revenue Service, the Bureau of Land Management, the Bureau of Reclamation, and the U.S. Forest Service.  Our commercial customers include most of the major domestic petroleum companies including: Anadarko Petroleum, BP America, ConocoPhillips, Devon Energy, EnCana, Shell, Williams Production, and Yates Petroleum.

Our principal executive offices are located at 8310 South Valley Highway, Suite 220, Englewood, Colorado 80112 and our telephone number is 303-377-0033. We operate from offices in Colorado, Maryland, New Mexico, and Virginia. We also maintain an Internet site at www.xedarinc.com.  Our common stock trades in the NASDAQ over-the-counter bulletin board (OTCBB) under the ticker symbol “XDRC.OB.”

Company History
We are a Colorado corporation, incorporated in 1974 for the purpose of designing, developing, fabricating and selling high technology electro-optical equipment and related electrical equipment, including devices such as cameras, video systems, video amplifiers, image systems, electro-optical transmissions and electrical test equipment.  We were quoted for trading on the Electronic Bulletin Board from 1975 until November 28, 2001, when we filed a Form 15, Certification and Notice of Termination of Registration with the Securities and Exchange Commission and terminated our quotation on the Bulletin Board.  We engaged in minimal operations until October 1, 2004 (the date of our new development stage), when we commenced activities to become current in reporting with the SEC as a shell company.  Effective December 31, 2006, through a wholly owned subsidiary formed specifically for that purpose, we merged with Premier Data Services, Inc., a Delaware corporation.  Before the merger there was no material relationship between us, our affiliates, and Premier.

Post merger, we conduct the business of Premier, through our wholly owned subsidiary, Premier.  Premier was formed in 1994 by four partners, Robert Johnson, Brad Taggart, Mark Chase, and Gary Kerr, three of whom remain with us today (Robert Johnson, Brad Taggart, and Mark Chase).  We issued a string of land database and mapping products, including ClaimFinder® in 1995, LeaseFinder® in 1996, LotFinder® and CartéView® in 1997, Lease Sale System in 1998, Land Link® in 1999, PDS Studio® in 2001, Launch Pad in 2002, Map Layout Express in 2003, Map Server in 2004 and the Historical Lease Sale database in 2006.  Also, we developed a number of custom applications for selected Federal Government clients, such as the BLM Lease Sale System, Mining Claim ADP, and OG Map II software. These custom applications expanded our base of development experience, allowing us to transfer technology from our custom design work into packaged software products.

We targeted initial sales efforts primarily at the mining industry, followed by the oil & gas industry and then the federal government market, with sales to the BLM, Bureau of Reclamation, and U.S. Forest Service.

We acquired FuGEN, Inc., a Maryland based software development and systems consulting company, in early 2002.  This gave us an expanded foothold in the federal government marketplace, which has led to major information technology systems and enterprise security consulting projects with the Department of State, the Veterans Administration, the Bureau of Land Management, and the National Park Service.  FuGEN was also founded in 1994.  The founder and the initial two members of FuGEN’s executive staff are still active in our day-to-day operations. We had no material relationship with FuGEN or its shareholders prior to the purchase.

On January 1, 2007, we acquired Land Links Company Ltd., a New Mexico based geographic information systems company that specializes in the geographic coordinate database (GCDB).  This acquisition expanded our services in the GIS arena to the federal government, especially the BLM, which is the prime user of GCDB information.  We had no material relationship with Land Links or its members prior to the purchase.

In February 2007, we sold our Justice Information Systems division to an unrelated third party.

On March 22, 2007, pursuant to a Stock Purchase Agreement, as amended by the First Amendment to Stock Purchase Agreement, dated July 26, 2007, we purchased all of the outstanding stock of Atlantic Systems Corporation, a Virginia corporation, from its shareholders.  With this purchase we now provide strategic planning, business development services and program management to the Federal government.  We had no material relationship with Atlantic or its shareholders prior to the purchase.

On October 1, 2007, pursuant and subject to the terms of the Agreement and Plan of Merger, dated September 26, 2007, we acquired all of the issued and outstanding capital stock of Pixxures, Inc., a Delaware corporation in a stock for stock transaction.  This purchase expands our geospatial production and sales capabilities.  We had no material relationship with Pixxures prior to the entry into and performance of the Agreement.

Please see the section titled "BUSINESS" beginning on page 22 of this prospectus for a more full discussion of our company history and the acquisitions summarized above.

The Offering

Securities offered by our selling stockholders:	Up to 12,445,661 shares of common stock, no par value.
Securities outstanding prior to and after the offering:	26,186,646 shares of common stock, no par value.
Use of proceeds:	We will not receive any proceeds from the sale of the common stock.

Description of Selling Stockholders and Plan of Distribution

Through this prospectus we are registering for resale (a) 1,500,000 shares of our common stock that we issued to a group of three accredited investors, effective December 29, 2006, at a purchase price of $0.01 per share;  (b) 9,204,859 shares of our common stock that we issued, effective December 31, 2006, in connection with our merger with Premier; (c) 360,000 shares of our common stock that we issued to a group of two accredited investors in connection with our acquisition of Land Links effective January 1, 2007; (d) 1,380,802 shares of our common stock that we issued to a group of three accredited investors as the initial payment in connection with our acquisition of Atlantic effective March 22, 2007, as amended July, 26, 2007.

The shares registered will be offered by our selling stockholders at then prevailing market prices or at privately negotiated prices.  The offering will terminate on the earlier of the date all of the shares are sold or one year from the date hereof.  We will not receive any proceeds from the sale of shares offered in this offering.  The selling stockholders will bear all sales commissions and similar expense with respect to the shares offered by them.  All other expense in connection with the registration statement of which this prospectus is a part will be borne by us.

The names and share amounts of the selling stockholders are set forth under “Selling Stockholders and Plan of Distribution” in this prospectus. None of the selling stockholders are our officers, directors or 10% stockholders.

SUMMARY FINANCIAL INFORMATION

The below summary financial information should be read in conjunction with “Management’s Discussion and Analysis and Results of Operation” and our audited financial statements and related notes included elsewhere in this prospectus. The financial information for the years ended December 31, 2006 and 2005, is derived from our audited financial statements in this prospectus. The financial information for the nine months ended September 30, 2007 is derived from the unaudited consolidated financial statements in this prospectus.

Operations Statement Information

	For the Year Ended
	December 31,
	2006	2005
Xedar Corporation

Revenue	$6,055,398	$7,486,152
Gross Profit	3,222,513	4,123,424
Net operating income (loss)	(485,030)	87,754
Income (loss) from continuing operations	(523,391)	(37,753)
Net income (loss)	(609,965)	13,247

Net income (loss) per share
Basic	(0.04)	0.001
Diluted	(0.04)	0.001

Atlantic Systems Corporation

Revenue	$5,326,173	$5,198,843
Gross Profit	843,164	623,348
Net operating income (loss)	144,365	(118,090)
Net income (loss)	151,505	(119,887)

Pixxures, Inc.

Revenue	$5,553,767	$5,800,423
Gross Profit	2,399,621	2,130,681
Income from operations	480,426	174,047
Net income (loss)	354,413	152,168

Balance Sheet Information

	September 30, 2007	December 31,
	(unaudited)	2006
Xedar Corporation

Total assets	$15,710,283	$3,597,297
Goodwill from acquisitions	6,070,176	1,246,904
Notes payable to related parties	364,963	383,338
Stockholders’ equity	13,959,565	2,077,276

Atlantic Systems Corporation

Total assets		$671,583
Note receivable from shareholder		(184,500)
Stockholders’ equity		(89,324)

Pixxures, Inc.

Total assets	$1,925,285	$2,600,839
Note payable to related party		(65,217)
Redeemable preferred stock	26,476,547	25,511,020
Stockholders’ (deficit) (does not include redeemable preferred stock)	(25,358,135)	(24,318,480)

RISK FACTORS

You should carefully consider the following risks and all of the other information set forth in this report.  If any of the events or developments described below actually occurs, our business, financial condition, and results of operations may suffer. In that case, the trading price of our common stock may decline and you could lose all or part of your investment.

Risk Related to Our Business

Our operations have generated significant losses, which may continue.

Our operations generated a net loss of $610,000 in the year ended December 31, 2006, compared to a net income of $13,000 in the year ended December 31, 2005.  Our operations generated a net loss of $2,768,000 during the nine months ending September 30, 2007, compared to a net loss of $244,000 during the same period of 2006.  We may not be able to reverse this trend, increase revenue, or cut costs to a sufficient extent to avoid losses in future periods.  This is because:

•
We depend on database content obtained through agreements with third parties, and the failure to maintain these agreements could result in the elimination of some products, or more expensive data collection alternatives.

•	Our financial results could weaken if we cannot consistently obtain customer renewal of database subscriptions or product maintenance agreements.

•
In 2006, 37% of our total revenue was generated by sales to our two largest customers pursuant to contracts that may be terminated or are subject to renewal at the election of such customers.  Termination of such contracts would eliminate a substantial portion of the revenue generated by our FuGEN subsidiary.

•	Our growth strategy may prove unsuccessful.

•	We may be unable to identify potential acquirees, complete acquisitions, or integrate acquisitions into our operations.

•	We are affected by conditions and trends in our targeted industries, which may inhibit our ability to grow or otherwise adversely affect our business.

•	The federal government has substantially reduced its spending in order to channel funding into various war efforts, resulting in funding reductions on several system security projects.

•	The loss of key personnel could impair our future success.

•	We operate in competitive markets, which may adversely affect our market share and financial results.

•	We expect to continue amortizing intangible assets associated with existing acquisitions for the next five to eight years.

•
We could experience system failures, which could interrupt customer access to our Internet site, shut down various databases linked to our Internet site, or prevent us from distributing information to our customers by other means.

We discuss each of the above matters in more depth below.

We depend on database content obtained through agreements with third parties, and the failure to maintain these agreements could result in the elimination of some products, or more expensive data collection alternatives.

A significant proportion of the content we use in our database products is obtained from either commercial or government entities under licensing agreements or requests under the Freedom of Information Act.  In particular, information obtained from government entities cannot be obtained elsewhere.  If the government entities restrict or withdraw their content from us, some of our products would be cancelled, which would result in the elimination of up to $650,000 of recurring revenue.

Our financial results could weaken if we cannot consistently obtain customer renewal of database subscriptions or product maintenance agreements.

In 2006, we obtained approximately 24% of our revenue from subscriptions to our database products.  Our results depend on our ability to achieve and sustain high annual renewal rates on existing subscriptions and to enter into new subscription arrangements on commercially acceptable terms.  A 1% decline in subscription renewal rates equates to an annual profit reduction of about $15,000.

In 2006, we generated 37% of our total revenue by sales to our two largest customers pursuant to contracts that may be terminated or are subject to renewal at the election of such customers.  Termination of such contracts would eliminate a substantial portion of the revenue generated by our FuGEN subsidiary.

While we have a diverse customer base that includes many large companies and government entities, our two largest customers generated 37% of our total revenue in 2006.  One government contact, initiated in 2003 through a prime contractor with the Department of State, produced 29% of our total 2006 revenue.  This contract was transferred to a new prime contractor, BearingPoint, Inc.,  in 2006, and has since been renewed for the 2007 calendar year.  It is subject to an annual renewal provision.  The following risks are inherent in government contracts:

•	Because federal laws permit government agencies to terminate a contract for convenience, our government clients may terminate or decide not to renew our contracts with little or no prior notice.

•
Government clients may audit contract payments we receive for several years after these payments are made. Based on these audits, the clients may adjust or demand repayment of payments we have previously received.  None of the audits performed to date on our government contracts have resulted in any significant adjustments to our financial statements.  It is possible, however, that an audit in the future could have an adverse effect on our consolidated financial statements.

•
Government contract regulations provide that any company convicted of a crime or indicted on a violation of statutes related to federal contracting may lose its right to receive future contract awards or extensions.

•
Our ability to earn revenue from our existing and future U.S. federal government projects will depend upon the availability of funding from U.S. federal government agencies. We cannot control whether those clients will fund or continue funding our outstanding projects.

•	Our ability to secure new government contracts and our revenue from existing government contracts could be adversely affected by any one or a combination of the factors listed above.

Our growth strategy may prove unsuccessful.

Our growth strategy involves broadening our database product line, as well as expanding the range of geographic information systems services offerings, and increasing our penetration into the federal government system security market.  Land databases are difficult to acquire and make commercially viable, while the addition of new geographical information systems services are highly dependent on our ability to acquire other companies.  Further, increased penetration into the systems security market requires the addition of experienced sales staff, who are difficult to acquire and retain.  If we are unable to surmount these issues, our operating performance, including our ability to generate additional revenue on a profitable basis, may be adversely affected.

We may be unable to identify potential acquirees, complete acquisitions, or integrate acquisitions into our operations.

We intend to selectively pursue acquisitions to complement our internal growth.  There can be no assurance that we will be able to identify suitable candidates for successful acquisitions at acceptable prices.  In addition, our ability to achieve the expected returns and synergies from our past and future acquisitions depends substantially on our ability to integrate the offerings, technology, administrative functions, and personnel of these businesses into our business in an efficient and effective manner.  We can provide no assurance that we will be successful in integrating acquired businesses or that acquired businesses will perform at anticipated levels.  In addition, our past and future acquisitions may subject us to unanticipated risks or liabilities or disrupt our operations and divert management’s attention from day-to-day operations.

We are affected by conditions and trends in our targeted industries, which may inhibit our ability to grow or otherwise adversely affect our business.

We derive substantially all of our revenue from customers in the oil and gas industry and the federal government.  As a result, our business, financial condition, and results of operations depend upon conditions and trends affecting these industries generally.  For example, there is an ongoing consolidation trend in the oil and gas industry that has resulted in a reduction of many database subscriptions as our subscribers combine their operations.  Also, the federal government has substantially reduced its spending in order to channel funding into various war efforts, resulting in funding reductions on several system security projects.  Thus, if continued, these trends could have a material adverse effect on our business.  A failure to maintain revenue and margins would have a material adverse effect on our business, financial condition, and operating results.

The federal government has substantially reduced its spending in order to channel funding into various war efforts, resulting in funding reductions on several system security projects.

The federal government has repeatedly shifted funding out of its established programs to fund its various war efforts.  These funding reductions have repeatedly reduced the budgets of several system security projects in which our staff were involved.  If the war effort continues, we can expect to see reduced staffing levels on many federal projects in which we are involved, as well as the risk of outright program cancellation.  Continued funding reductions may reduce or eliminate the revenue generated by our FuGEN and Atlantic subsidiaries, which derive much of their business from the federal government

The loss of key personnel could impair our future success.

Our future success depends in part on the continued service of our executive officers and other key management, sales, consulting, and operations personnel and on our ability to continue to attract, motivate, and retain additional highly qualified employees.  The loss of the services of one or more of our key personnel, officers or directors, or our inability to recruit replacements for such personnel or to otherwise attract, motivate, or retain qualified personnel could have an adverse effect on our business, operating results, and financial condition.

We operate in competitive markets, which may adversely affect our market share and financial results.

Our competitors have significant financial and information-gathering resources, recognized brands, technological expertise, and market experience.  These competitors are continuously enhancing their products and services, developing new products and services, and investing in technology to better serve the needs of their existing customers and to attract new customers.

Our land database products compete with offerings from InfoPipe Inc., Divestco Inc. and WhiteStar, Inc.  In addition, the federal government itself can be considered a competitor, since it is making an increasing amount of land data available to the public via the Internet and other means.  Our consulting segment competes against a number of companies, and has subcontracted with several of them.  Competitors include CACI, CSC, SAIC, STG, Inc., ITS Services, NCI Information Services and Stanley Associates.

We may also face competition from organizations and businesses that have not traditionally competed with us but that could adapt their products and services to meet the demands of our customers.  Increased competition may require that we reduce the prices of our offerings or make additional capital investments, which could adversely affect our margins.  If we are unable or unwilling to do so, we may lose market share in our target markets and our financial results may be adversely affected.

We could experience system failures, which could interrupt customer access to our Internet site, shut down various databases linked to our Internet site, or prevent us from distributing information to our customers by other means.

Our ability to protect our data center against damage from fire, power loss, telecommunications failure, or other disasters is critical.  Any delays or failures in our systems or errors in the technology that we use to store and deliver content to our customers would harm our business.  The growth of our customer base may also strain our systems in the future.  In addition, our products could be affected by failures of third-party technology used in our products and internet site, and we may have no control over remedying such failures.  Any failures or problems with our systems could force us to incur significant costs to remedy such failures or problems, decrease customer demand for our products, tarnish our reputation, and harm our business.

Shares eligible for future sale could depress the price of our shares.

Sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of our shares.  As of December 18, 2007, we had 26,186,646 shares of common stock outstanding.  Our principal stockholders are entitled to require us, subject to certain conditions and at various times, to register substantially all such shares under the Securities Act of 1933.  Any sales of common stock by us or our principal stockholders, or the perception that such sales might occur, could have a material adverse effect on the price of our shares.

As shares of our common stock, subject to applicable securities law, become freely tradable the market price of our stock could be depressed.

The price of our common stock may be volatile and may be affected by market conditions beyond our control.

Our share price is likely to fluctuate in the future because of the volatility of the stock market in general and a variety of factors, many of which are beyond the our control, including:

•	Quarterly variations in actual or anticipated results of operations;
•	Changes in financial estimates by securities analysts;
•	Actions or announcements by us or our competitors;
•	Regulatory actions;
•	Litigation;
•	Loss or gain of major customers or content providers;
•	Additions or departures of key personnel; and
•	Future sales of our common stock.

Market fluctuations could result in volatility in the price of our common stock, which could cause a decline in the value of your investment.  In addition, if our operating results fail to meet the expectations of stock analysts or investors, we may experience an immediate and significant decline in the trading price of our common stock.

Our directors, executive officers and affiliates will continue to exert significant control over our future direction, which could reduce our sale value.

Members of our Board of Directors and our executive officers, together with their affiliates, own a significant number of shares of our outstanding common stock. Accordingly, these stockholders, if they act together, will be able to control all matters requiring approval of our stockholders, including the election of directors and approval of significant corporate transactions. The concentration of ownership, which could result in a continued concentration of representation on our Board of Directors, may delay, prevent or deter a change in control and could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our assets.

Investors should not anticipate receiving cash dividends on our common stock.

We have never declared or paid any cash dividends or distributions on our common stock and intend to retain future earnings, if any, to support our operations and to finance expansion. Therefore, we do not anticipate paying any cash dividends on the common stock in the foreseeable future.

USE OF PROCEEDS

The shares of common stock registered hereby will be offered by our selling stockholders at then prevailing market prices or at privately negotiated prices.  We will not receive any proceeds from the sale of shares offered in this offering.  The selling stockholders will bear all sales commissions and similar expense with respect to the shares offered by them.  All other expense in connection with the registration statement, of which this prospectus is a part, will be borne by us.

PRICE RANGE OF COMMON STOCK

Our common stock trades on the NASDAQ over-the-counter bulletin board (OTCBB) under the ticker symbol “XDRC.OB.” As of December 18, 2007, there were approximately 380 holders of record of our common stock.

The following table sets forth, for the periods indicated, the high and low closing bid prices per share for our common stock as reported by Pink Sheets LLC.  The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transaction prices. Our shares were not traded publicly in Fiscal 2005.

Period	High	Low
2007
First Quarter	$3.25	$0.90
Second Quarter	$4.85	$1.85
Third Quarter	$4.85	$2.07
Fourth Quarter	$3.60	$2.15

2006
First Quarter	$0.02	$0.02
Second Quarter	$0.02	$0.02
Third Quarter	$0.10	$0.02
Fourth Quarter	$0.30	$0.10

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following information includes certain forward-looking statements of management of the company.  Forward-looking statements are statements that estimate the happening of future events and are not based on historical fact.  Forward-looking statements may be identified by the use of forward-looking terminology such as, “may,” “shall,” “could,” “expect,” “estimate,” “anticipate,” “predict,” “probable,” “possible,” “should,” “continue,” or similar terms, variations of those terms or the negative of those terms.  The forward-looking statements specified in the following information have been compiled by our management and considered by management to be reasonable.  Our future operating results, however, are impossible to predict and no representation, guaranty or warranty is to be inferred from those forward-looking statements.

The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry and other circumstances.  As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment.  To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and accordingly, no opinion is expressed on the achievability of these forward-looking statements.  No assurance can be given that any of the assumptions relating to the forward-looking statements specified in the following information are accurate, and we assume no obligation to update any such forward-looking statements. The following discussion and analysis should be read in conjunction with our financial statements and related notes thereto included elsewhere in this prospectus and is qualified in its entirety by reference to such financial statements and related notes.

Overview

We have two primary lines of business.

First, our Geographical Information Systems (“GIS”) segment obtains federal geographical and land information ownership data from the BLM and state and county geographical and land information data from various states and counties and converts this information into databases which we sell to oil and gas companies, as well as several agencies of the federal government, along with browser software that allows users to easily access ownership information about specific parcels of land.  This service is offered both on compact disc and through an Internet site.  Nearly all sales are on an annual or quarterly subscription basis.  We also offer production mapping services to a number of clients.

Second, our consulting segment provides information technology systems and enterprise assurance and security analysis services to various federal government agencies.  We use an internally-developed systems security analysis tool to improve the efficiency of our consultants, which allows us to bid more competitively for new work.

We have over 200 commercial and government customers.  Approximately 75% of our revenue is derived from government customers, which include the Department of State, the National Park Service, the Internal Revenue Service, the BLM, the Bureau of Reclamation, and the U.S. Forest Service.  Our commercial customers include most of the major domestic petroleum companies including: Anadarko Petroleum, BP America, ConocoPhillips, Devon Energy, EnCana, Shell, Williams Production, and Yates Petroleum.

Our principal executive offices are located at 8310 South Valley Highway, Suite 220, Englewood, Colorado 80112 and our telephone number is 303-377-0033. We operate from offices in Colorado, Maryland, New Mexico, and Virginia.  We also maintain an Internet site at www.xedarinc.com.  Our common stock trades in the NASDAQ over-the-counter bulletin board (OTCBB) under the ticker symbol “XDRC.OB.”

Opportunities, challenges and risks

Key opportunities include our:

•	Use of recent and prospective acquisitions to qualify for bidding on larger government contracts;
•	Use of additional employee skills gained from recent and prospective acquisitions to gain a higher review rating on more government contracts.
•	To take advantage of these opportunities, our Land Links and Premier subsidiaries are now jointly bidding on all GIS contract proposals.
•	Similarly, our FuGEN and Atlantic subsidiaries have jointly bid on several contracts, and routinely swap sales lead information.

Material challenges and risks include:

•
The acquisition of a number of acquirees sufficient to create a cash flow neutral or positive position, which we estimate will be at a total revenue level of between $21 million and $25 million, depending on the cash flow of individual acquirees.

•	If we do not reach this revenue level by the end of March 2008, we will use all cash available to us under our existing line of credit, and will then need additional sources of funding.

•
To overcome these issues, we are focusing on acquiring companies whose shareholders require the highest proportion of our stock as payment and the least amount of cash, combined with the highest possible level of cash flow.

•
Conversely, we are delaying acquisitions where acquiree shareholders insist on a large percentage of cash as part of the closing price, or where their cash flow is too low to offset our current cash requirements.

•
An additional challenge and risk relates to the decline in our revenue due to decreases in contracts and customers.  Our information technology consulting segment experienced a revenue decline from $4,888,000 in 2005 to $3,299,000 in 2006, which was a decrease of 33%.  This decrease was due to the expiration of several short-term consulting contracts with the federal government.  Current government contracts supporting this segment’s revenue are expected to continue through 2007.  Though our consulting segment is bidding on several new projects, it is not possible to predict changes in 2007 revenue and net income (loss) at this time.  We acquired Atlantic in late March, 2007, which we expect will have a significant positive impact on reported revenue for this segment in the future.

•
Our financial results could weaken if we cannot consistently obtain customer renewal of database subscriptions or product maintenance agreements.  In 2006, 37% of our total revenue was generated by sales to our two largest customers pursuant to contracts that may be terminated or are subject to renewal at the election of such customers.  Termination of such con-tracts would eliminate a substantial portion of the revenue generated by our FuGEN subsidiary.  One government contact, initiated in 2003 through a prime contractor with the Department of State, produced 29% of our total 2006 revenue.  This contract was transferred to a new prime contractor, BearingPoint, Inc.,  in 2006, and has since been renewed for the 2007 calendar year.  It is subject to an annual renewal provision.

•
In 2006, we obtained approximately 24% of our revenue from annual subscriptions to our database products.  Our results depend on our ability to achieve and sustain high annual renewal rates on existing subscriptions and to enter into new subscription arrangements on commercially acceptable terms.  A 1% decline in subscription renewal rates equates to an annual profit reduction of about $15,000.

•
The federal government has substantially reduced its spending in order to channel funding in-to various war efforts, resulting in funding reductions on several system security projects.  The federal government has repeatedly shifted funding out of its established programs to fund its various war efforts.  These funding reductions have repeatedly reduced the budgets of several system security projects in which our staff were involved.  If the war effort continues, we can expect to see reduced staffing levels on many federal projects in which we are involved, as well as the risk of outright program cancellation.  Continued funding reductions may reduce or eliminate the revenue generated by our FuGEN and Atlantic subsidiaries, which derive much of their business from the federal government.

Known Trends, Events, Demands, Commitments and Uncertainties

Our business plan is contingent upon the completion of several acquisitions during 2007 and 2008 in order to achieve a cash flow neutral or positive situation.  Given our current limited cash resources, it is unlikely that we will be able to complete the necessary number of acquisitions unless we can demonstrate an ongoing capability to expeditiously register the stock we have thus far paid to former acquirees.

Within our GIS segment, we have experienced a gradual increase over the last three years of approximately 15% growth in the number of database subscriptions sold each year.  It is uncertain if this trend will continue, since it depends on the availability of new databases to sell to our customers, their price sensitivity in buying additional databases or renewing current ones, and the presence of competing databases from competitors.  Trends are highly variable within our IT security segment, where sales levels can change dramatically, based on the supply of federal funding for security projects in which we are involved.  For example, the funded staffing level for our Department of State project has varied between five and 25 employees over the past three years.  Thus, we find that the level of uncertainty is significantly greater in our IT security segment than in our GIS segment.

Key Performance Indicators

In addition to the data in our financial statements, we carefully track and monitor certain other key performance indicators.  These include:

	12/31/06	3/31/07	6/30/07	9/30/07

General:
Total backlog (000s)	$2,496	$2,030	$1,740	$1,882
Total headcount	40	68	64	65

FuGEN:
Total backlog (000s)	$2,136	$1,631	$1,318	$875
Sales per person, annualized (000s)	$139	$146	$148	$151
% Consulting hours billed (last quarter)	73%	77%	77%	85%

Atlantic Systems:
% Consulting hours billed (last quarter)	--	--	83%	91%

GIS:
Backlog (000s)	$360	$399	$422	$1,007
Sales per person, annualized (000s)	$134	$102	$105	$101
Annual subscriptions (000s)	$1,344	$1,384	$1,472	$1,390
Subscription loss rate	6%	6%	5%	5%

We particularly focus on backlog, percentage utilization, total annual subscriptions, and the subscription loss rate.

We are currently developing key performance indicators for Pixxures.

Acquisitions

In March 2007, we acquired Atlantic Systems and in October 2007, we acquired Pixxures.  These acquisitions are part of an ongoing strategy to build a significant proportion of our revenue, profits, and cash flows by acquiring companies that will fit into our existing geospatial and consulting segments.  We have engaged in acquisition discussions with multiple companies, and periodically conduct due diligence reviews of candidate acquirees, using both financial and operational criteria.  We have also discussed purchase terms with a number of companies that passed our due diligence reviews.  However, it is extremely difficult to determine which candidate acquirees will accept our purchase offers, as well as the dates on which such transactions are likely to close.

We report further information about our acquisitions in the section titled "BUSINESS" beginning on page 24 of this prospectus and in our accompanying historical and pro forma financial statements.

Critical Accounting Policies and Estimates

Our Management’s Discussion and Analysis section discusses our financial statements, which have been prepared in accordance with accounting policies generally accepted in the United States of America.  The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period.  On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition, recoverability of intangible assets, and contingencies and litigation.  Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.  The most significant accounting estimates inherent in the preparation of our consolidated financial statements include estimates as to the appropriate carrying value of certain assets and liabilities which are not readily apparent from other sources, primarily the valuation of intangible assets.  The methods, estimates and judgments used by us in applying these most critical accounting policies have a significant impact on the results we report in our consolidated financial statements.

Revenue Recognition
We recognize revenue when all of the following criteria have been met: (a) persuasive evidence of an arrangement exists, (b) delivery has occurred or services have been rendered, (c) the price to the customer is fixed or determinable, and (d) collectability is reasonably assured. Our revenue recognition policies are based on the guidance in Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition, and Statement of Position (SOP) 97-2, Software Revenue Recognition.

Sales of critical information and decision-support tools
A significant proportion of our revenue is derived from the sale of subscriptions to our oil and gas database, which is recognized ratably as delivered over the subscription period.

Sales of services
We provide consulting and GIS production services primarily on a time and materials basis.  We recognize revenue related to services performed under time and materials contracts in the period performed, at standard billing rates.  We recognize revenue associated with fixed-price contracts upon completion of each specified performance obligation under the terms of the contract.  If the contract includes acceptance contingencies, we recognize revenue in the period in which we receive documentation of acceptance from the customer.

The Company does not sell bundled products.  We sell software and databases, and each package has a maintenance contract associated with it.  Therefore, there are no bundled services, other than the maintenance aspect related to the software and database.  We also sell maintenance separately on existing software and database contracts.  Accordingly, there are no bundled services that would have to be accounted for under EITF 00-21.  Under SOP 97-2, because we sell maintenance on a separate basis, not just with the sale of software and databases, we break out the maintenance aspect of the sale and recognize that revenue separately and ratably over the maintenance period.

Stock-Based Compensation
Prior to January 1, 2006, we accounted for our stock option program under the recognition and measurement provisions of APB Opinion No. 25 (“APB 25”), Accounting for Stock Issued to Employees, and related Interpretations, as permitted by FASB Statement No. 123 (“SFAS 123”), Accounting for Stock-Based Compensation. No stock based compensation cost was recognized in the Statement of Operations for the years ended December 31, 2005 and 2004, as all options we granted had an exercise price equal to the market value of the underlying common stock on the date of grant.

During 2006, we adopted the provisions of and accounted for stock-based compensation in accordance with SFAS 123R, which replaced SFAS 123 and supersedes APB 25. Under the fair value recognition provisions of this statement, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is the vesting period. We elected the modified-prospective method, under which prior periods are not revised for comparative purposes. The valuation provisions of SFAS 123R apply to new grants and to grants that were outstanding as of the effective date and are subsequently modified. Estimated compensation for grants that were outstanding as of the effective date will be recognized over the remaining service periods using the compensation cost estimated for the SFAS 123 pro forma disclosures.  Compensation expense for warrants granted to non-employees has been determined in accordance with SFAS No. 123R as the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured.

The adoption of SFAS 123R resulted in the recognition of $30,883 of compensation cost during the year ended December 31, 2006.  The amount of unrecognized compensation cost relating to options issued but not yet vested amounted to $13,729 as of December 31, 2006, all of which is expected to be expended during 2007. See Note 10 to our consolidated financial statements for the years ended December 31, 2006 and 2005, for further information regarding stock-based compensation assumptions and expense, including pro forma disclosures for the year ended December 31, 2005 as if Premier had recorded stock-based compensation expense.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements," which enhances existing guidance for measuring assets and liabilities at fair value. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosure about fair value measurements. SFAS No. 157 is effective for us beginning in 2007. We are currently assessing the impact of the adoption of SFAS No. 157, but do not expect that it will have a significant impact on our financial position or results of operations.

In September 2006, the SEC issued Staff Accounting Bulletin ("SAB") No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements." SAB No. 108 requires that companies utilize a "dual-approach" to assessing the quantitative effects of financial statement misstatements. The dual approach includes both an income statement focused and balance sheet focused assessment. SAB No. 108 is applicable beginning in 2007. We are currently assessing the impact of the adoption of SAB No. 108, but do not expect that it will have a significant impact on our financial position or results of operations.

In June 2006, the FASB issued FIN No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109." This Interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. FIN No. 48 is effective for us beginning in 2007. We are currently assessing the impact of the adoption of FIN No. 48, but do not expect that it will have a significant impact on our financial position or results of operations.

Identifiable Intangible Assets and Goodwill

We account for our business acquisitions using the purchase method of accounting. It allocates the total cost of an acquisition to the underlying net assets based on their respective estimated fair values. As part of this allocation process, we identify and attribute values and estimated lives to the intangible assets acquired.

Identifiable intangible assets with finite lives are amortized on a straight-line basis over their respective lives.

We review the carrying values of identifiable intangible assets with indefinite lives and goodwill at least annually to assess impairment because these assets are not amortized. Additionally, we review the carrying value of any intangible asset or goodwill whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. We assess impairment by comparing the fair value of an identifiable intangible asset or goodwill with its carrying value. Impairments are expensed when incurred.

Liquidity and Capital Resources

On June 8, 2007, we signed a business loan agreement, effective June 7, 2007, with KeyBank National Association, pursuant to which we obtained a revolving line of credit in a principal amount of up to $500,000. The line of credit is evidenced by a promissory note bearing interest at a variable rate equal to KeyBank’s prime rate, with an initial interest rate equal to 8.25% per year.  As security for the line of credit, we have executed a commercial security agreement in favor of KeyBank and Hugh H. Williamson, III, our Chairman and Chief Executive Officer, who has entered into a commercial guaranty, personally guarantying full and punctual payment of all of our obligations arising under the line of credit.  As of September 30, 2007, we had drawn $310,000 under the line of credit.

We had cash and cash equivalents of $94,154 at September 30, 2007.  Our total current assets at September 30, 2007, were $1,683,781.  We also had the following long-term assets: $7,661,272 in net intangible assets; $6,070,176 in goodwill; $238,090 in net computer hardware and software; $56,964 in net office equipment, furniture and fixtures, and leasehold improvements.  Our total assets as of September 30, 2007, were $15,710,283.

Our total current liabilities were $1,750,718 at September 30, 2007, which were represented by $537,506 of unrecognized subscription revenue, short-term notes payable to related parties of $364,963, a line of credit to a bank of $310,000, accounts payable of $325,712 and other accrued liabilities of $212,537.

We have financed our operations primarily through internally generated cash flow, from the sale of our securities to Battersea Capital, Inc. and Underwood Family Partners, Ltd. for $1,330,000, and a line of credit.  We also have outstanding two notes payable, whose principal and interest totaled $279,669 and $383,338 as of September 30, 2007, and December 31, 2006, respectively.  The notes accrue interest at 8.5% per annum.  The notes are secured by substantially all of Premier's assets.  The notes were issued to Jack Baum and Sagebrook Technology Partners in March 2002, as partial payment for their earlier investment in the FuGEN subsidiary. The remainder of their compensation was 391,253 and 459,696 shares, respectively, of our common stock.  We paid a total of $10,000 per month on these notes, as well as the net proceeds of any asset sales.  On October 1, 2007, the note holders converted $279,669 of the notes (which was the entire remaining balance)  at a conversion rate of $1 per share  into 279,669 shares of our common stock.

In December 2006, Premier completed a reverse acquisition transaction with us.  We were a public shell company.  In accordance with the terms of the merger agreement, we issued 14,082,871 shares of our common stock for 13,685,018 shares of the common stock and 2,685,253 shares of the Series A preferred stock of Premier.  Immediately after the merger transaction, the former stockholders of Premier owned approximately 85% of our issued and outstanding shares, and the management and, later, a board of directors, designated by Premier were appointed as our officers and directors.   The conversion of Premier shares into our shares has been accounted for as a reverse acquisition under the purchase method of accounting since the stockholders of Premier obtained control of us.

Net Cash from Continuing Operations – Operating Activity
During the year ended December 31, 2006, our operating activity used $40,045 of cash.  This included a $610,000 net loss, a $53,000 use of cash that was caused by a reduction in accrued liabilities, and a $10,000 use of cash from other activities,  These cash reductions were offset by $292,000 of depreciation, a $17,000 source of cash that was caused by an increase in accounts payable, and a $278,000 source of cash that was caused by a reduction in accounts receivable.  During the same period in 2005, our operating activities provided $481,000 of cash.  This reflected a $13,000 net profit, which was increased by $312,000 of depreciation.  Increases of $126,000 of accrued liabilities and $81,000 of deferred subscription revenue were primary sources of cash.

During the nine months ended September 30, 2007, we used $1,065,000 of cash in operating activity.  We incurred a $2,768,000 net loss, offset by non-cash items of $1,117,000 of stock issued for services and $858,000 of depreciation and amortization.  We also used $179,000 of cash in changes in current assets and liabilities.  During the same 2006 period, our operating activity provided $297,000 of cash.  We incurred a $244,000 net loss, offset by $228,000 of depreciation and amortization and a $283,000 change in current assets and liabilities.

Net Cash from Continuing Operations– Investing Activity
In 2006 and 2005 we invested $54,000 and $155,000, respectively.  In the nine months ended September 30, 2007, and 2006, we invested $135,000 and $42,000, respectively.  All of these investments were primarily in computer hardware and software for our GIS segment.

Net Cash from Continuing Operations– Financing Activity
In 2006 we received $1,252,500 from financing activity.  The activity used $290,000 in 2005.  In 2006, prior to our merger with Premier, Premier obtained $82,000 of short-term financing from our then GIS segment president, Richard V. Souders, and paid it back, including $752 of interest.  Also, see the above discussion of Battersea Capital and Underwood Family Partners.  During 2006 we paid down $78,000 of debt (all of which was principal) to Jack Baum and Sagebrook Technology Partners.  As of June 30, 2007, $303,163 of principal and accrued interest remained payable to Baum and Sagebrook.  During fiscal 2005, we obtained $100,000 of short-term financing from Richard V. Souders, and both paid it back as well as $200,000 previously owed to the same party.  In addition, we paid down $90,000 of debt to Jack Baum and Sagebrook Technology Partners.

In the nine months ended September 30, 2007, and 2006, we used $61,000 and $296,000 of cash in financing activity, respectively.  The 2007 activity included $400,000 paid to the owners of the Xedar shell corporation, as partial consideration for the purchase of the entity, $18,000 paid to related party note holders, offset by the borrowing of $310,000 on the line of credit.  The 2006 activity included $297,000 of loan repayments to related parties.

Evaluation of amounts and certainty of cash flows
Of our cash flows, $1.4 million originates from database subscriptions that are primarily billed to large oil and gas exploration and production companies.  We consider these cash flows to be very reliable, given that 94% of all subscriptions are renewed each year.  Of our remaining cash flows, nearly all are from the federal government or large prime contractors through whom we do business with the federal government.  The cash inflows associated with the federal government are generally paid within 30 to 60 days of the original invoice dates, with immaterial amounts of bad debts.  The primary uncertainty surrounding governmental cash flows is that projects are not renewed for additional option years, usually due to funding shortfalls within the federal government.

Results of Operations

2006 Compared to 2005

Net loss
In the year ended December 31, 2006, we incurred a net loss of $610,000, compared to net income of $13,000 in the year ended December 31, 2005.  We incurred the net loss because our gross profit decreased by $901,000 and our loss from our customer relationship segment increased by $137,000 from 2005 to 2006.  These were offset by a $147,000 decline in selling and administrative compensation expense and a $181,000 decline in general and administrative expense.  Additionally, we had lower interest and taxes of $38,000 and $49,000, respectively.  These variances are discussed in more detail below.

Revenue
Our revenue decreased from $7,860,152 in 2005, to $6,237,339 in 2006, which was a decrease of 21%.  This decrease was almost entirely due to the expiration of several consulting contracts with the federal government.

Our GIS segment experienced a revenue decline from $2,478,000 in 2005 to $2,434,000 in 2006, a decrease of 2%.  This decrease was largely due to several non-recurring outsourced GIS production projects in 2005.  A bi-annual inflationary increase in database product prices in early 2007 is expected to increase revenue by $50,000.  However, continuing consolidation among commercial oil and gas customers is likely to offset this increase.  The acquisition of Land Links, which closed in early 2007, may contribute an additional $350,000 to our GIS segment revenue during 2007, with no significant change in profitability.

Our consulting segment experienced a revenue decline from $4,888,000 in 2005 to $3,299,000 in 2006, which was a decrease of 33%.  This decrease was due to the expiration of several short-term consulting contracts with the federal government.  The expiring contracts included information assurance projects with Perot Systems, the Veterans Health Administration, and the National Park Service.  Current government contracts supporting this segment’s revenue are expected to continue through 2007.  Though our consulting segment is bidding on several new projects, it is not possible to predict changes in 2007 revenue and profits at this time.

Our CRM segment experienced a revenue decline from $375,000 in 2005 to $182,000 in 2006, which was a decline of 51%.  The revenue reduction was caused by an ongoing decline in the number of customers to whom the segment provides maintenance support.  The segment was sold in November 2006.  The segment was sold in exchange for no other consideration than a percentage of profits from new future sales generated by the segment, if any, not to exceed $800,000 in the aggregate.

Our JIS segment experienced a revenue increase from $120,000 in 2005 to $322,000 in 2006, which was a 168% increase.  This increase was caused by $250,000 billed under a single consulting services contract, while $66,000 was related to JIS projects.  The revenue generated by this segment is increasingly unrelated to justice systems, and it was consolidated into our consulting segment as of the end of 2006.  The segment was sold February 2007 and is presented in the statement of operations as a discontinued operation, net of expense of $269,000 and $323,000 in 2006 and 2005, respectively.

Operating Expense
Our operating expense was $6,540,000 and $7,398,000 in 2006 and 2005, respectively.  This expense included $5,172,000 and $5,849,000 of compensation expense in 2006 and 2005, respectively.  The $677,000 decline in compensation expense from 2005 to 2006 was caused by a reduction in those staff associated with several federal consulting projects that were completed during the period.  We also incurred general and administrative expense of $1,368,000 and $1,550,000 in 2006 and 2005, respectively.  Bad debt expense was reduced by $40,000 during 2006, primarily due to an unusually high bad debt expense in 2005 that was caused by the merger of several customers (whenever our customers merge, they consolidate their database subscriptions, so that we must write off the subscriptions of the acquired entities as being not collectible).  Travel and entertainment cost declined by $35,000 in 2006, in approximate proportion to the reduction in headcount during the year.  Income tax expense for the consulting segment declined by $61,000 during 2006, due to the substantial decline in earnings from 2005.

The margin of our consulting segment declined to $175,000 from $1,085,000 for 2006 and 2005, respectively.  This $910,000 reduction in margin was caused by the completion of a non-recurring federal project in late 2005, as well as a reduction in funding for other projects.  In addition, unbillable staff were retained in anticipation of new projects that have not yet occurred, so that the salaries expense did not decline in proportion to the lost revenue.

The margin of our GIS segment increased to $350,000 in 2006 from $93,000 in 2005.  Of this $257,000 increase, $99,000 was caused by a reduction in the salaries expense, which in turn was caused by the delayed rehiring of two positions, whose occupants left us during the first half of 2006.  Bad debt expense declined by $51,000 from 2005 to 2006; this was caused by the merger in 2005 of several customers, who merged the database subscriptions to which they were subscribing.  In addition, outside services declined by $106,000 from 2005 to 2006, due to a decline in outsourced production projects.

The margin of our CRM segment declined to $(87,000) in 2006 from $51,000 in 2005.  Of this $138,000 margin reduction, the primary cause was a revenue decline of $193,000 that was attributable to the departure of several customers, as well the sale of the business in early November 2006, which eliminated the final two months of 2006 revenue.  Offsetting the revenue decline was a $19,000 decline in depreciation and a $34,000 salary reduction in 2006.

The margin of our JIS segment improved to $(261,000) in 2006 from $(475,000) in 2005.  Of this $214,000 improvement, $131,000 was caused by an increase in revenue due to the continuation of a consulting services contract that began during the second half of 2005.

We expect our operating expense to increase in the future as we execute our business plan.

Interest expense was $66,000 and $102,000 in 2006 and 2005, respectively.  This expense consisted entirely of interest accrued on notes payable to related parties.

Nine Months and Quarter Ended September 30, 2007 Compared to the Same 2006 Periods

Net Loss
In the nine months ended September 30, 2007, we incurred a net loss of $2,768,000, compared to a net loss of $244,000 in the nine months ended September 30, 2006.  Our gross profit for the nine month ended September 30, 2007, increased by $245,000 compared to the nine month ended September 30, 2006. We incurred the net loss because our selling and administrative expense increased by $3,144,000 in the first nine months of 2007, compared to the first nine months of 2006.  In the nine months ended September 30, 2007 our interest expense exceeded our interest income by $6,000 compared to interest expense exceeding interest income in the first nine months of 2006 by $42,000.  In addition we had $7,000 of other income in the nine months ended September 30, 2007, compared to $8,000 of other expense in the same period of 2006.  Income tax expense increased by $14,000 in the nine months ended September 30, 2007 compared to the nine month ended September 30, 2006.  Items that contributed to offsetting the increase in  the nine months ended September 30, 2007, compared to the same period of 2006 were a decrease in the loss from  our CRM segment by $49,000, and an increase in income from our Justice Information Systems by $212,000.  These variances are discussed in more detail below.

Revenue
Revenue was $6,910,000 for the nine months ended September 30, 2007, compared to $4,515,000 for the nine months ended September 30, 2006, an increase of $2,395,000 or 53%. This increase was primarily due to the acquisition of Atlantic in late March 2007, which generated $3,097,000 of revenue between March 22 and September 30, 2007.  Elimination of several federally-funded projects in 2006 caused the revenue of our information technology consulting segment  to decline by $949,000 over the same period. This decline was caused by the elimination of several federally-funded projects in 2006. Finally, revenue increased by $248,000 over the same period for our GIS segment.

Our GIS segment revenue increased from $1,871,000 for the nine months ended September 30, 2006 to $2,119,000 for the 2007 period, an increase of 13%. This increase was largely due to the acquisition of Land Links in January 2007, which generated $391,000 of revenue during the 2007 period.  However, continuing consolidation among commercial oil and gas customers will likely flatten further growth of this segment during 2007.

Our consulting segment increased revenue from $2,874,000 for the nine months ended September 30, 2006 (when merged with our JIS segment) to $4,791,000 for the nine months ended September 30, 2007, an increase of 67%.  This increase was largely due to the acquisition of Atlantic in late March 2007, which generated $3,097,000 of revenue between March 22, 2007 and September 30, 2007.  Net of the effect of the Atlantic acquisition, this segment’s revenue decreased by $1,180,000 during the 2007 period, compared to the 2006 period.  This decrease was due to the expiration of several short-term consulting contracts with the federal government.  The expiring contracts included information assurance projects with Perot Systems, the Veterans Health Administration, and the National Park Service.    We expect current government contracts supporting this segment’s revenue to continue through 2007.  Though our consulting segment is bidding on several new projects, it is not possible to predict changes in 2007 revenue at this time.

In the quarter ended September 30, 2007 our revenue increased by 75% from the same 2006 quarter. The reasons for the quarterly increase are comparable to the above reasons for the nine month increase, except the increase is significantly higher because we acquired Atlantic in late March 2007, so we received the benefit of its revenue for the full quarters ended September 30 and June 30, 2007, and only a few days of the quarter ended March 31, 2007.

Margin Analysis
The margin of our consulting segment increased to $226,000 from $206,000 for the nine months ended September 30, 2007 and 2006, respectively. Revenue and margins for this segment increased in the September 2007 quarter because of acquisition of Atlantic Systems.  Net of the effect of the Atlantic acquisition, revenue and margins have decreased because staffing of our information assurance consultants decreased from an average of 25 employees during the nine months ended September 30, 2006 to 13 employees during the same 2007 period, associated with several federal consulting projects we completed.

The margin of our GIS segment decreased to $99,000 from $265,000 for the nine months ended September 30, 2007 and 2006, respectively. Of this $453,000 decline, $287,000 was caused by allocating all of the corporate overhead associated with our former president and CEO and his staff to the GIS segment, because he was assigned full responsibility for this segment, rather than for us. Net of the impact of this item, the segment posted a net margin increase of $99,000 for the 2007 period compared to the 2006 period.

Selling and Administrative Expense
Our selling and administrative expense was $5,179,000 and $2,036,000 for the nine months ended September 30, 2007, and 2006, respectively. This $3,143,000 increase was largely caused by our recognition of $1,080,000 in non-cash expense related to the issuance of our stock to three investor relations firms in exchange for their marketing services.  In January 2007, we engaged the services of three investor relations firms (Capital Group Communications, Inc., Livestrong Venture Capital, Inc., and C.C.R.I. Corporation) in exchange for 1,200,000 shares of our common stock.  These firms were retained to disseminate information about us to shareholders, brokers, dealers, analysts, and other investment professionals.  In addition, C.C.R.I. has agreed to prepare corporate research reports for distribution to brokers and investors, and to give presentations to broker and investor groups.  We valued these shares at the market price of our stock on the date the agreements were signed, resulting in a total share valuation of $1,080,000.  Because of the contract terms, we charged the entire value of the three agreements to expense in the first quarter of  2007.

We also began amortization of intangible assets acquired through the acquisition of Atlantic in late March 2007.  We incurred $748,000 of amortization expense during the nine months ended September 30, 2007, with none in the same 2006 period.  Our Atlantic subsidiary incurred $280,000 of selling and administrative expense in the 2007 period, with none in the 2006 period, because we acquired Atlantic in March 2007.  Director and officer insurance also increased by $24,000.

During the nine months ended September 30, 2007, we also incurred $420,000 of expenses associated with our acquisition activities and costs of being a public company.  These expenses included $185,000 of auditing and outside accounting fees, $134,000 of legal expenses, $23,000 in SEC filing fees, $57,000 in Board fees, and $21,000 for acquisition valuation services.

Also during this period, we incurred a variety of selling and administrative expenses for our Land Links and Atlantic acquisitions for which there were no comparable expenses in 2006.  These expenses included benefits, insurance, marketing, consulting, rent, supplies, and similar expenses.  We incurred $279,000 of such expenses for Point One, and $59,000 for Land Links.

In February 2007, we granted 60,000 shares to non-employee directors, to be vested over three years.  Based on the market price of our stock on the grant date, the total share valuation is $147,000.  We are charging this amount to expense over 36 months, of which $12,000 was recognized during the quarter ended March 31, 2007, $24,000 for the six months ended June 30, 2007, and $37,000 for the nine months ended September 30, 2007.

Our selling and administrative expense was $1,549,000 and $428,000 for the quarters ended September 30, 2007, and 2006, respectively. The 262% increase was primarily caused by $315,000 of intangible asset amortization associated with the purchases of Land Links and Atlantic, $152,000 of selling and administrative expense in Atlantic in the September 2007 quarter, and $112,000 of legal and accounting fees related to public filings, quarterly audit reviews, valuations, and acquisitions.

We expect our operating expense to increase in the future as we execute our business plan.

Interest

Interest expense was $6,000 and $42,000 for the nine months ended September 30, 2007 and 2006, respectively.  We accrued the interest on notes payable to related parties.

Plan of Operation

Our expansion will be driven by a combination of organic growth and acquisitions in both our GIS segment and our consulting segment.  We expect that growth in our GIS segment will be founded upon the acquisition of other companies that provide either related databases that can be combined with our GIS segment’s existing database products, or companies that provide related production services.  This should result in an expansion of the GIS segment’s customer base into additional federal and state agencies, most remaining large regional oil and gas production companies to which the segment does not already sell, and more product penetration into the existing customer base.

We expect that growth in the consulting segment will be founded upon the acquisition of other companies, so that we can use the acquired companies’ sales personnel to cross-sell services into existing customers, while also expanding the specialized skill base of all consultants to provide a greater range of services to customers.  This should result in both greater sales penetration into existing federal customers and an expansion into additional federal agencies.

Off-Balance Sheet Transactions

We have no off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenue or expense, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

BUSINESS

Company History

We are a Colorado corporation, incorporated in 1974 for the purpose of designing, developing, fabricating and selling high technology electro-optical equipment and related electrical equipment, including devices such as cameras, video systems, video amplifiers, image systems, electro-optical transmissions and electrical test equipment.  We were quoted for trading on the Electronic Bulletin Board from 1975 until November 28, 2001, when we filed a Form 15, Certification and Notice of Termination of Registration with the Securities and Exchange Commission and terminated our quotation on the Bulletin Board.  We engaged in minimal operations until October 1, 2004 (the date of our new development stage), when we commenced activities to become current in reporting with the SEC as a shell company.

Effective December 31, 2006, through a wholly owned subsidiary formed specifically for that purpose, we merged with Premier Data Services, Inc., a Delaware corporation.  Before the merger there was no material relationship between us, our affiliates, and Premier.  In accordance with the terms of the merger agreement, we issued 14,082,871 shares of our common stock in exchange for (i) 13,685,018 shares of the common stock of Premier, and (ii) 2,685,253 shares of the Series A preferred stock of Premier. Immediately after the merger transaction, the former stockholders of Premier owned approximately 85% of the issued and outstanding shares of our common stock, and the management and board of directors designated by Premier were appointed as our officers and directors.  The acquisition price was determined pursuant to arms length negotiation between Hugh H. Williamson, III, as the President and CEO of Premier and Earnest Mathis, Jr., our President and CEO prior to the merger.  The purchase price paid in the merger was determined with reference to and based upon the expected value to Premier of merging with and becoming a wholly owned operating subsidiary of a public company.  As a result of the merger, Hugh H. Williamson, III, became one of our directors and our President and CEO and Earnest Mathis, Jr., resigned as an officer and director.. No compensation was paid to the persons negotiating the merger, nor did such persons or their affiliates enter into any employment agreements or arrangements in connection with or as part of the merger.  No finders fees were paid or consulting agreements entered into as part of the merger.  The conversion of Premier shares into our shares of common stock has been accounted for as a reverse acquisition, since the stockholders of Premier obtained control of us.  The below discussion includes the historical book values and results of operations of Premier.

Premier was formed in 1994 by four partners, Robert Johnson, Brad Taggart, Mark Chase, and Gary Kerr, three of whom remain with us today (Robert Johnson, Brad Taggart, and Mark Chase).  We issued a series of land database and mapping products, including ClaimFinder® in 1995, LeaseFinder® in 1996, LotFinder® and CartéView® in 1997, Lease Sale System in 1998, Land Link® in 1999, PDS Studio® in 2001, Launch Pad in 2002, Map Layout Express in 2003, Map Server in 2004 and the Historical Lease Sale database in 2006.  Also, we developed a number of custom applications for selected Federal Government clients, such as the BLM Lease Sale System, Mining Claim ADP, and OG Map II software. These custom applications expanded our base of development experience, allowing us to transfer technology from our custom design work into packaged software products.

Approximately five years prior to our merger with Premier, in early 2002, Premier acquired FuGEN, Inc., a Maryland-based software development and systems consulting company.  This gave Premier an expanded foothold in the federal government marketplace, which has led to major information technology systems and enterprise security consulting projects with the Department of State, the Veterans Administration, the Bureau of Land Management, and the National Park Service.  FuGEN, like Premier, was also founded in 1994.  The founder, Martin Terwilliger, and the initial two members of FuGEN’s executive staff, Michelle Beiga and Mitchell Gross, are still active in our day-to-day operations.  Mr. Terwilliger serves as the President of our wholly owned FuGEN subsidiary, is an employee at will, and receives an annual salary of $185,000.  Ms. Beiga serves as the Vice President – Human Resources of our wholly owned FuGEN subsidiary, is an employee at will, and receives an annual salary of $108,000.  Mr. Gross serves as the Vice President – Consulting Services of our wholly owned FuGEN subsidiary, is an employee at will, and receives an annual salary of $138,000. Premier acquired FuGEN for a purchase price of (i) 2,239,652 shares of Premier's common stock and (ii) a cash payment of $100,000 and delivery of a contingent promissory note payable to Jack Baum or his affiliates in a principal amount not to exceed $700,000 (Mr. Baum was a controlling shareholder of FuGEN at the time of the acquisition).  The acquisition of FuGEN was negotiated by our CEO, Hugh H. Williamson, III, who, at the time of the acquisition, served as chairman of the board of directors of Premier, Mr. Terwilliger, then President of FuGEN, and Mr. Baum, a controlling shareholder of FuGEN. Premier had no material relationship with FuGEN or its shareholders prior to its acquisition of FuGEN.  No finders fees were paid or consulting agreements entered into as part of the acquisition of FuGEN.

In November of 2006 we sold the CRM segment of our information technologies consulting business to CustomerSoft, LLC, a Colorado limited liability company.  This segment was sold in a negotiated transaction in exchange for contingent consideration in the amount of $800,000.  The sale was negotiated by Hugh H. Williamson, III, on behalf of Premier and Don Brower on behalf of CustomerSoft.  A year prior to the sale of the CRM segment, Don Brower had served as a Vice President of Business Development for Premier, and at the time of the sale of the CRM segment, Mr. Brower served as an independent, commission only reseller with respect to certain Premier products.  The negotiated sales price represented the approximate anticipated profit from what was at the time the CRM segment’s only identified prospective sale (Starscape Communications Private Limited), and was contingent upon consummation of that sale.  The time period for consummation of the Starscape sale was 12 months from the date of the sale of the CRM segment to CustomerSoft, or until October 31, 2007, after which no consideration would be due or payable by CustomerSoft.  Because the Starscape sale did not close on or prior to October 31, 2007, no consideration for the sale of our CRM segment was paid by CustomerSoft or will become due or payable.  No compensation was paid to the persons negotiating the sale of the CRM segment, nor did such persons or their affiliates enter into any employment agreements or arrangements in connection with or as part of the sale.  No finders fees were paid or consulting agreements entered into as part of the sale of the CRM segment.

On January 1, 2007, we, through our subsidiary PDS GIS/LIS, Inc., a Delaware corporation, acquired Land Links Company Ltd., a New Mexico limited liability company.  We purchased Land Links from its two members for a purchase price of 360,000 shares of our common stock, 180,000 shares paid to David M. King and 180,000 shares paid to Glen W. Thurow.  The terms of the Land Links acquisition were negotiated by the then President and CEO of our Premier and PDS GIS/LIS subsidiaries, Richard V. Souders, and the two members of Land Links, and Glen W. Thurow and David M. King. The purchase price paid in the purchase of Land Links was determined with reference to and based upon a multiple of approximately one times Land Link’s trailing twelve months’ revenues.  Subsequent to the acquisition, Mr. Thurow became a co-manager of our wholly owned Land Links subsidiary, with an annual salary of $100,000 and Mr. King became a co-manager of our wholly owned Land Links subsidiary, with an annual salary of $100,000.  Both Mr. Thurow and Mr. King are employees at will.  We had no material relationship with Land Links or its members prior to our acquisition of Land Links.  No finders fees were paid or consulting agreements entered into as part of the Land Links acquisition.  The acquisition of Land Links expanded our foothold in the geographic information systems arena.

In February 2007, pursuant to the terms of the JIS Purchase Agreement, we sold our JIS division to Justice Systems, Inc., a New Mexico corporation.  Pursuant to the terms of the JIS Purchase Agreement, our Premier subsidiary (i)  sold all of its right, title, and interest in and to that certain software, source code, and documentation comprising the software package commonly referred to as Equal Justice; (ii) subleased to Justice Systems, Inc.,, at a rate of $1,300 per month, for a term of 2 months, certain office space and equipment located at 60001 Montrose Road, Rockville, MD 20852; (iii) released certain employees who elected to become employees of Justice Systems, Inc. from any non-competition agreements to which such employees may have been a party, and (iv) assigned to Justice Systems, Inc. all of Premier’s rights and obligations arising out of and under that certain Software Services and Maintenance Agreement relating to the Equal Justice software and entered into between Premier and the City of Greeley, Colorado, dated October 6, 2006.  The purchase price paid by Justice Systems, Inc., pursuant to the terms of the JIS Purchase Agreement was $75,000.  The terms of the JIS division sale were negotiated by the then President and CEO of our Premier subsidiary, Richard V. Souders, and the CEO of Justice Systems, Inc., Ernie L. Sego.  In addition, in connection with the JIS Purchase Agreement, Premier and Justice Systems, Inc.  have entered into a Consulting Services Agreement.  Subject to the terms of the Consulting Services Agreement, Premier shall provide certain consulting services to Justice Systems, Inc., from March 1, 2007 through August 31, 2007, as an independent contractor, in connection with customer support and related services for the Equal Justice software.  The compensation paid Premier, in advance, pursuant to the terms of the Consulting Services Agreement was $65,000.  No compensation was paid to the persons negotiating the sale of the JIS division.  No finders fees were paid as part of the sale of the JIS division.

On March 22, 2007 we acquired all of the outstanding stock of Atlantic Systems Corporation, a Virginia corporation.  Atlantic develops software for the defense and intelligence agencies of the federal government, and provides technical assistance and training for other software systems implemented by the federal government. Additionally Atlantic provides strategy consulting services to those same agencies.  Further, Atlantic assists its clients in selling their products and services to the federal government.  Pursuant to the Stock Purchase Agreement between us, Atlantic, and Don W. Rakestraw, Jeffrey R. Grime, and J. O. McFalls, III (who together owned all of the outstanding stock of Atlantic prior to the transaction), dated March 22, 2007, as amended by the First Amendment to Stock Purchase Agreement, dated July 26, 2007, we purchased all of the outstanding Atlantic stock from the shareholders for (i) an initial payment of 1,380,802 shares of our common stock, (ii) a closing payment of 3,000,000 shares of our common stock, and (iii) a contingent payment not to exceed 2,000,000 shares of our common stock, to be made at our discretion, in the event Atlantic or its subsidiary receives one or more significant RFPs (Requests For Proposal), RFQs (Requests for Quotation) or SOWs (Statements of Work) from the federal government, or a significant industry participant, and responds to such requests with one or more proposals by December 31, 2007.  The terms of the Atlantic acquisition were negotiated at arms length by our CEO, Hugh H. Williamson, III, and the three shareholders of Atlantic, Don W. Rakestraw, Jeffrey R. Grime, and J.O. McFalls, III.  The purchase price paid in the acquisition of Atlantic was determined with reference to and based upon a multiple of approximately 1.2 times its trailing twelve months’ revenues. We had no material relationship with Atlantic or its shareholders prior to the purchase.  Subsequent to the acquisition, Don W. Rakestraw, Jeffrey R. Grime, and J.O. McFalls, III became employees at will with certain severance related rights.  Specifically, Mr. Rakestraw became the CEO of our wholly owned Atlantic subsidiary, with an annual salary of $230,000 per year.  If Mr. Rakestraw is terminated without cause in his first year of employment, he is entitled to a payment of $820,000, if he is terminated without cause at any time thereafter, he is entitled to a payment of $500,000, and if he is terminated for cause at any time, he is not entitled to any severance. Mr. Grime became the President of our wholly owned Atlantic subsidiary, with an annual salary of $230,000 per year.  If Mr. Grime is terminated without cause in his first year of employment, he is entitled to a payment of $690,000, if he is terminated without cause at any time thereafter, he is entitled to a payment of $460,000 and if he is terminated for cause at any time, he is not entitled to any severance.  Mr. McFalls became the President of the NSA business unit of our wholly owned Atlantic subsidiary, with an annual salary of $210,000 per year.  If Mr. McFalls is terminated without cause, he is entitled to a payment of $420,000, and if he is terminated for cause at any time he is not entitled to any severance.  No finders fees were paid or consulting agreements entered into as part of the Atlantic acquisition.  With the acquisition of Atlantic, we now provide strategic planning, business development services and program management to the federal government.

On October 1, 2007 we acquired Pixxures, Inc., a Delaware corporation, in a stock-for-stock transaction.  We acquired Pixxures Inc. in order to expand our geospatial production and sales capabilities.  Pixxures employs a much larger number of geospatial production personnel than we do, allowing us to bid on larger geospatial projects that we would previously have needed to outsource to subcontractors.  Also, Pixxures operates in a lower-cost facility than we do, so the overhead cost applied to our bids will be reduced.  Further, Pixxures has three sales staff specializing in county-level and commercial customers, which complements our two sales staff who specialize primarily in federal government sales.  To facilitate the Pixxures acquisition, we formed Pixx Acquisition Corp., a Delaware corporation.  By the terms of the Agreement and Plan of Merger, dated September 26, 2007, among us, Pixxures and Pixx Acquisition Corp. we purchased all of the issued and outstanding capital stock of Pixxures for a closing payment of 1,734,780 shares of our common stock having a negotiated value of $5,115,000, based on the average daily closing price of our common stock for the 20 trading days ending two days prior to the closing.  Subject to the terms of the agreement, additional shares may become payable by us if the negotiated price of our common stock, for the 60 trading days following the date upon which the purchase payment shares are registered with the SEC, is less than the average closing price.  If the subsequent market price is less than the average closing price, additional shares will be issued, such that the total consideration received for the Pixxures capital stock in the transaction equals  $5,115,000, calculated based on the subsequent market price.  The terms of the Pixxures acquisition were negotiated at arms length by our CEO, Hugh H. Williamson, III, Charles Killpack, the CEO of Pixxures, and Timothy Connor, lead director of Pixxures.  The purchase price paid in the acquisition of Pixxures was determined with reference to and based upon a multiple of approximately eight times its trailing twelve months’ EBITDA.  We had no material relationship with Pixxures or its shareholders prior to the acquisition.  Subsequent to the acquisition Charles Killpack (the CEO of Pixxures) and Dawn Patterson (the CFO of Pixxures), became employees at will.  Specifically, Mr. Killpack became the CEO of our wholly owned Pixxures subsidiary, with an annual salary of $215,000 per year and entitled to a bonus payable in units of our restricted common stock based on the revenue of any entities we acquire where Mr. Killpack assists in negotiating and closing such acquisition during his employment, initially at the rate of one restricted stock unit per $100 of revenue of the entities acquired, and moving to one restricted stock unit per $80 of revenue of the entities acquired if the combined revenues of acquired entities exceed fifteen million dollars.  In addition Mr. Killpack was issued 110,000 shares of our restricted common stock and is entitled to receive a cash payment necessary to offset any federal income tax due and payable in connection with such stock issuance.  Ms. Patterson became the CFO of our wholly owned Pixxures subsidiary, with an annual salary of $102,600 per year.  In addition Ms. Patterson was issued 18,334 shares of our restricted common stock an is entitled to receive a cash payment necessary to offset any federal income tax due and payable in connection with such stock issuance.    No finder’s fees were paid or consulting agreements entered into as part of the Pixxures acquisition.

Business Segments

Geographical Information Systems Segment
Our GIS segment, which is comprised of our wholly owned Land Links and Premier subsidiaries, provides government and oil and gas customers with a combination of land database products and production services related to the creation or enhancement of land records.  In fiscal year 2006, our GIS segment’s client base included the BLM, the Bureau of Reclamation, the National Park Service, and more than 200 commercial oil and gas customers.  Approximately 50% of our GIS segment’s revenue come from subscriptions to its database products, and 50% from its GIS production services.  There is typically a modest decline in revenue related to GIS production services during the fourth quarter of each year, due to reduced client activity levels and a smaller number of business days than in other quarters.

Customers who use the land database products can access information through an internet site or by compact disc.  The database products provide database queries, reports, and digital maps for over 13,000,000 BLM and state land records in the Rocky Mountain area of the United States.  Users can investigate such land information as competitor activity, federal and state lease ownership, lot and tract survey data, open federal acres (i.e., land available for lease), and split estate lands (i.e., land in which surface ownership is not by the federal government, but the underlying mineral ownership is reserved to the federal government).

In the area of production services, our GIS segment provides data editing and enhancement, scanning, data conversion, data integration, and custom mapping.  The typical customer uses these services to convert existing GIS data into a digital format, or to integrate disparate data sets.

Information Technology Consulting Segment
Our consulting segment, which is comprised of our wholly owned FuGEN and Atlantic subsidiaries, provides independent verification and validation and information assurance on large projects within several federal agencies.  In fiscal year 2006, our consulting segment’s client base included the National Park Service as a prime contractor, and the Internal Revenue Service, USAID and the Department of State as a subcontractor.  The Department of State contract represents 46% of the segment’s revenue.  There is typically a modest decline in consulting revenue during the fourth quarter of each year, due to a smaller number of business days than in other quarters that is driven by a high concentration of mandatory federal government holidays.

Other Segments
Our CRM segment provided software maintenance support, and was sold in November 2006. Our JIS segment created and installed court case management systems, and was sold to Justice Systems, Inc., on February 20, 2007.

Product Development and Technology

In our GIS segment, our product development efforts and use of technology focus on the collection, management, and delivery of critical information to our customers through our database offerings.  The management and expansion of our databases are central to our product development efforts.  We continuously update and refine our databases through proprietary methods and the use of technology encompassing the below steps:

•	Gathering content from outside sources;
•	Authenticating the content based on error-checking routines;
•	Translating this information into useable formats;
•	Tagging the information for multiple attributes and indexing for retrieval purposes;
•	Posting to our Internet site for access by customers, or writing the information to compact discs for delivery to customers.

It is our ability to gather data from disparate sources, and the use of our proprietary software and data management capabilities, which allow improved access to this data, coupled with our authentication and error-checking routines, that differentiates the services we offer.

We use a variety of software routines that were developed in-house to index critical information in a variety of ways, such as broad field categories, document type, and document title.  We base some of our products and databases on the software products of ESRI, Inc., for which we pay approximately $30,000 in annual maintenance fees.  There is no contract associated with the invoice for the ESRI maintenance fees. We employ a group of networked computer servers that are housed in one location, referred to as a server farm.  A server farm streamlines internal processes by distributing the workload between the individual components of the farm and expedites computing processes by harnessing the power of multiple servers.  Our server farm uses uninterruptible power supplies to ensure that critical information is highly available to our customers.  Our processes allow for updating as soon as new information becomes available.

We do not consider any of our data collection or data management design efforts to be research and development activities.  Consequently, we incurred no research and development expense during the last two fiscal years.

Governmental Approval

No government approval is required for any of our products or services.

Government Regulations

We are not aware of any current or prospective government regulations, nor of any changes to existing regulations, that will impact our business.

Customers

We have a diverse customer base that includes many of the largest companies or government entities in the industries we serve.  Our government customers include counties, states, and the federal government.  The majority of our GIS customers are comprised of large multi-national and national oil and gas exploration companies.  In 2006, our largest two customers were BearingPoint, Inc. and IBM, through whom we acted as subcontractors to the Department of State and Internal Revenue Service, respectively.  Both customers are customers of our FuGEN, Inc. subsidiary, and generated 37% of our total revenue.

We sell our products and services to various government agencies and entities.  One contract, through a prime contractor with the Department of State, comprised 29% of our total 2006 revenue.  The prime contractor is BearingPoint, Inc., which bills the government on our behalf and disburses funds to us on net 45 day terms.  Our government contracts are subject to terms that would allow for termination at the election of the government.  With the exception of the Department of State contract, we believe that no termination of any contract or subcontract at the election of the government would have a material adverse impact on our financial results.

In addition to the BearingPoint arrangement, our FuGEN subsidiary subcontracts through IBM for a project with the Internal Revenue Service, through both ManTech, Inc. and General Dynamics for projects with the Department of State, and also through Open System Sciences for a project with USAid.  Atlantic subcontracts through Bearingpoint for a project with the National Security Agency, and through ADDX for a project with the Secretary of the Air Force.  None of these prime contractors are affiliates.

Suppliers

We obtain periodic updates to the case recordation database and various lease sale databases from the BLM under the Freedom of Information Act.  We also obtain lease sale and land ownership information from the state governments of Colorado, Wyoming, Utah, North Dakota, South Dakota, Montana, Nevada, New Mexico, Oregon, Washington, and California.  We pay no fees to any of these government entities.  Instead, data is either given to us under no obligation, or under a data sharing arrangement where the state governments obtain free access to our databases for their internal use.

Sales and Marketing

We have two full time sales people and eight employees with a large portion of their focus and responsibilities connected to sales.

Our marketing efforts include a well maintained, functional and attractive web site, a quarterly e-news letter to all clients, attendance at selected trade shows, participation in selected trade associations and an assortment of collateral materials.

The federal land data customers of our GIS segment are easy to identify, because any government agency involved with land use in the western United States must have access to information such as that available through our products.  In most cases, such as the BLM, there is already an in-house staff that is reviewing land data and creates maps, but it does so mostly by hand.  The value proposition presented in these instances focuses on labor savings, improved customer service, time reduction and the improved accuracy to be realized by implementing our products.  The main obstacles in closing government sales involve the allocation of funds (which frequently lengthens the sales cycle into the following fiscal year), the lengthy approval process to which most government purchases are subjected and the tendency for internal development versus outsourcing.

The commercial oil and gas customers of our GIS segment are easily identified, because they appear in the databases provided by the BLM as current federal land leaseholders or bidders for land that is being made available.  Our commercial sales staff contacts potential customers based on this information, which is prioritized by the number of lease holdings per customer.  One-on-one meetings, which include product demonstrations, follow initial contacts with potential customers. Customers are also identified at trade shows, which are attended by our sales staff on a regular basis.  The full sales cycle for oil and gas customers is in the range of three to four months.

The federal systems security projects of our consulting segment require considerable face-to-face discussion with the senior information technology managers of a federal department, agency, or bureau.  The emphasis in these meetings is on the technical approach to be taken by us, which calls for in-depth discussions of client needs.  After initial approval, these projects are given to a contracting manager, who determines the pre-approved government schedule of products, services and fees to be used (such as a specific GSA (General Services Administration) schedule or MOBIS (Mission Oriented Business Integrated Services) pricing), reviews the proposals, and assigns contracts.  In some cases, we do not have access to a particular pre-approved government schedule of products, services and fees, so we have managed projects from the position of a subcontractor to another entity who has obtained the appropriate pre-approved schedule of products, services and fees.  Our strategy to expand by acquisition, as discussed further below, should give us sufficient mass to bid directly on a larger proportion of major government systems security projects, thereby allowing us to act as the prime contractor and potentially garner a larger share of the revenue from each project.

The sales cycle for systems security projects ranges from a quarter to a year, with very large projects occasionally requiring a longer sales cycle.

Customer Support

The customer support program of our GIS segment includes customer service, training, and surveys:

•	Customer service. We maintain a customer service desk at our Colorado location, which is open during regular business hours to assist customers using our land databases.
•	Customer training. We have posted our training manuals on our Internet site, and also periodically release training tips to all registered users of our products.
•
Customer surveys.  We periodically issue an Internet-based survey to our customers to determine what types of land databases they would like to see us produce, and the priority in which those databases should be released.

All customer contacts handled through the customer service desk are tracked using a customer relationship management database.  This database is periodically reviewed and summarized on a monthly basis, with key issues being brought to the attention of managers for further action.

Competition

The dominant player in the GIS marketplace is Environmental Systems Research Institute (ESRI), which is the largest GIS company in the world.  ESRI is a privately held company.  ESRI’s target market is top-level major GIS systems.  We are an ESRI Business Partner that builds extensions to ESRI products to integrate with our clients’ specific business processes.  Under the Business Partner arrangement, we are entitled to the use of developer licenses for ESRI software, and can also sublicense ESRI software to third parties.  We rarely compete with ESRI; rather, our product offerings are complementary.  Our land database products and related production services compete with offerings from InfoPipe Inc., Divestco Inc., Geographic Technologies Group, LandWorks, Inc., and WhiteStar, Inc.  In addition, the Federal government itself can be considered a competitor, since it is making an increasing amount of land data available to the public via the Internet and other means.  It is our opinion that the competitive threat posed by the Federal government has not been significant, due to the primitive format in which the government provides data, as well as the lack of any tools to browse or easily search such data.

Our consulting segment competes against a large number of companies, and has subcontracted with several of them.  Competitors include CACI, SCS, SAIC, STG, Inc., ITS Services, NCI Information Services and Stanley Associates.    These companies all compete by retaining the services of people having a combination of various levels of security clearances and technical skills, and bidding their services to the federal government in response to specific requests for proposals.  The company offering a combination of the required level of security clearances and technical skills, combined with a competitive price, will generally be awarded a contract by the government.  In some cases, a company will subcontract selected work to a competitor whose employees may have a specific combination of security clearances and technical skills, in order to improves its chances of winning a contract.  We differentiate ourselves by delivering high quality service.  Our staff has a high level of expertise in the areas in which we consult.  We are highly responsive to problems encountered by our clients on which they request our consultation:  On request we rapidly evaluate the issues applicable to the problem, develop and propose a solution, and implement the solution upon approval.

Intellectual Property

Our GIS segment relies heavily on intellectual property, including intellectual property we own and intellectual property licensed from third parties. We regard our trademarks, copyrights, licenses, and other intellectual property as valuable assets and use intellectual property laws, as well as license and confidentiality agreements with our employees, dealers, and others, to protect our rights. In addition, we exercise reasonable measures to protect our intellectual property rights and enforce these rights when we become aware of any potential or actual violation or misuse.

Intellectual property licensed from Applied Geologic Studies, Inc. (AGS) constitutes a core component of our ClaimFinder product, which generated $12,000 in revenue in fiscal 2006.  We have paid an annual fee of approximately $600 to AGS in each of the past three years, which was based on sales of the ClaimFinder product during each of those years.  If AGS were to cancel the agreement, we might no longer be able to offer the ClaimFinder product for sale.  This is not a material contract, based on the history of minimal royalty payments and the insignificant sales decline that might occur if the royalty agreement were to be cancelled.

We have trademarked, or applied for trademarks, on the names of many of our products, and we have exercised reasonable measures to protect our intellectual property rights and enforce these rights when we become aware of any potential or actual violations or misuse.  Our products having current trademarks are ClaimFinder, CarteView, LeaseFinder, Land Link, PDS Studio, and LotFinder.  In addition, we have filed for trademark registration for our Map Layout Express product.  On October 17, 2007, we received from the U.S. Patent and Trademark Office official Notice of Acceptance of Statement of Use for our Map Layout Express product.

Employees

As of December 18, 2007, we had approximately 100 total employees, of which 4 were part time employees, and all of whom are located within the United States.  None of the employees are represented by a collective bargaining agreement and we consider our employee relations to be good.

Offices

We lease approximately 8,200 square feet of  office space in Englewood, Colorado, which comprises our headquarters, as well as approximately 3,500 square feet of office space in Rockville, Maryland, and approximately 3,900 square feet of office space in Arlington, Virginia.  Our lease in Englewood, Colorado requires monthly payments of $13,623 and expires in May 2008.  Our non-cancelable operating lease in Rockville, Maryland requires monthly payments of $8,083 and expires in May 2009, while our lease in Arlington, Virginia requires monthly payments of $11,181 and expires on June 30, 2008.  We believe that our properties, taken as a whole, are in good operating condition and are suitable and adequate for our current business operations, and that additional or alternative space will be available on commercially reasonable terms for future use and expansion.

Legal Proceedings

On August 22, 2007, we became aware of a legal proceeding, commenced August 8, 2007, in the District Court for Douglas County, Nebraska, by Vital Learning Corporation as plaintiff, naming our wholly owned subsidiaries Point One, L.L.C., and Atlantic Systems Corporation as defendants.  Plaintiff, Vital Learning, alleges that it brought certain business opportunities concerning contracts with the United State Air Force (USAF) to the attention of defendants, and pursuant to an oral agreement, were entitled to receive twenty percent (20%) of any contract price awarded in connection with such business opportunities.  Plaintiff alleges that it has suffered damages and is entitled to relief in an amount not less than $614,332 based on the award by the USAF to defendants of certain contracts.  We believe the suit is without merit and are defending the same.  We have responded, denying all claims of the plaintiff.  We are not aware of any other pending or threatened litigation that could have a material adverse effect upon our business, operating results, or financial condition.

MANAGEMENT

Executive Officers, Directors and Key Employees

The names and ages of our executive officers and directors and their positions are as follows:

Name	Age	Position

Hugh H. Williamson, III	65	President, CEO and Director (Chair)
Samuel J. Camarata, Jr.	52	Director(1)
Jack H. Jacobs	61	Director(1)
Trusten A. McArtor	64	Director(1)
John P. Moreno	49	Director(1)
Craig A. Parker	42	Director(1)
Roger J. Steinbecker	65	Director(1)
Steven M. Bragg	47	CFO, Secretary and Treasurer
__________________
(1) Indicates that the director is “independent” as that term is defined pursuant to Rule 4200(a)(15) of the NASDAQ Marketplace Rules.  A majority of the directors serving on our Board are independent.

Directors

Each of our directors is elected to a term expiring upon his death, resignation, removal from office, or the election and qualification of a successor to such office at the next annual meeting:

Hugh H. Williamson, III.  Since December 31, 2006, Mr. Williamson has been our President and Chief Executive Officer and a Director, and since 1994 the principal investor in and Chairman of our wholly owned subsidiary Premier Data Services, Inc. From February 2002 to May 2007, he was the Chief Executive Officer of Cherry Creek Capital Partners, where he exercised overall management of the executive team.  Cherry Creek is a financial services and leasing company.  From January 1999 to the present, he has been a Director of Emageon, Inc., which is a digital medical imaging company.  From February 2002 to the present, he has been a Director of Valen Technologies, which is a predictive modeling information technology company.  From June 1999 to May 2007, he was a Director of Prima Capital, which issued private money manager rankings.  From October 1997 to the present, he has been the Chief Executive Officer of Signature Control Systems, Inc., where he exercised overall management of the executive team.  Signature manufactures predictive curing equipment.  From July 1995 to October 2007, he was  the manager of Humanade LLC, which is a family real estate and investment trust.  His wife now exercises overall management of Humanade.   From July 1995 to the present he has been an advisory director of Canaan Natural Resources, acting in an advisory role.  Canaan is a natural gas exploration and production company.  From November 2001 to the present, he has been the manager of Cleburne Properties, which engages in real estate management.  He has general managerial oversight in this role.  Finally, from July 1992 to June 2007, he has been the Chief Executive Officer of Schutte & Koerting, Inc., where he has exercised overall management of the executive team.  Schutte is a diversified manufacturer.  He has a Masters in Business Administration from Texas Tech University and  a Bachelor of Science in Engineering Sciences from the United States Air Force Academy.

Samuel J. Camarata, Jr.  Since January 2007, Mr. Camarata has served as one of our directors.  From August 1984 to the present, he has been a Director of ESRI, Inc., which develops geospatial software. From June 2007 to the present, he has been a Director of GCS Holdings, Inc., which creates geospatial information systems.  From May 1999 to October 2005, he was a Director of NovaLIS Technologies, Inc., which created land records management systems.  From September 2004 to the present, he has also been a member of the advisory board of Swan Island Networks, Inc., which creates high-trust computing environments.  From July 2001 to April 2004, he was the co-founder and executive vice president of Mobile EBT Scanners, LLC, which provides mobile medical services to hospitals using electron beam tomography scanning equipment.  In that role, Mr. Camarata was responsible for business and marketing strategy, as well as operational direction and management.  From June 2007 to the present, he has been the co-founder and co-president of Trusted Mobile Solutions, Inc., which provides products and services for secure wireless information sharing.  In that role, he is responsible for strategic direction and management for operations, product development, sales, marketing, business development, finance, and partnership/channel development.  Mr. Camarata’s education includes a Bachelor of Science degree from the University of Utah and a Master of Liberal Arts degree from Utah State University.

Jack H. Jacobs.  Since January 2007, Mr. Jacobs has served as one of our directors.  Since June 2006, Mr. Jacobs has served as a director of Visual Management Systems Holding, Inc., which installs CCTV security systems.  He has also attained the rank of Colonel (retired) in the U.S. Army, and was awarded the Congressional Medal of Honor.  Mr. Jacobs’ education includes Bachelor’s and Master’s degrees from Rutgers University.  From January 2006 to the present, Mr. Jacobs has been a director of BioNeutral, which has its securities registered under the Securities Exchange Act of 1934 and which manufactures a decontaminating microbial agent that is a decontaminant in various industrial, hospital, and consumer applications.

Trusten A. McArtor.  Since January 2007, Mr. McArtor has served as one of our directors.   Since June 2001, Mr. McArtor has been the chairman of Airbus North America Holdings, which is the parent company of Airbus North America Sales, Airbus North America Customer Services, and Airbus North America Engineering.  In that role, he is responsible for all Airbus operations in North America, including sales, marketing, customer service, training, engineering, parts distribution, legal, government affairs, trade relations, and administrative functions.   From  July 1990 to the present, he has been a Director of GKN Aerospace Special Products, which manufactures aircraft windshields.  From March 1999 to the present, he has been a Director of Platinum Research Organization, which is developing lubricant technologies.  From June 2001 to the present, he has been a Director of EADS-North America, which manufactures defense and aerospace products.  He is also the Chairman of Emension Group, LLC, which specializes in environmental processes.  Mr. McArtor’s education includes a Bachelor of Science in Engineering Sciences from the United States Air Force Academy and a Master of Science in Engineering from Arizona State University.

John P. Moreno.  Since January 2007, Mr. Moreno has served as one of our directors.  Since January 1990, Mr. Moreno has been the founder and Senior Executive Recruiter of Executive Search & Consulting, Inc., which is a consulting firm engaged in executive recruiting and start-up and early stage business consulting services.    Mr. Moreno has pursued a degree in Business Administration with Friends University.

Craig A. Parker.  Since January 2007, Mr. Parker has served as one of our directors.  Since June 2006, Mr. Parker has been the President, Chief Executive Officer and a director of Optimal Reading Services Group, Inc., which is a medical services company that provides outsourced radiology assistance to hospitals and other healthcare providers.  For the period June 2004 to June 2006, he was the Executive Vice President and General Counsel of Emageon, Inc., which is a medical imaging software company that provides software and services to healthcare systems to assist in the storage and viewing of medical images. He was also the Chief Financial Officer and General Counsel of EnteGreat, Inc. from June 2000 to June 2004.  EnteGreat is a manufacturing systems consultant and systems integrator. Mr. Parker’s education includes a Bachelor of Science from the University of North Carolina and a Juris Doctor from the University of Alabama.

Roger J. Steinbecker. Since January 2007, Mr. Steinbecker has served as one of our directors.  From July 2006 to the present, he has been a Director of Horace Mann Educators Corporation, which markets and underwrites personal lines of property, casualty and life insurance and retirement annuities to the nation’s educators. In 2001, Mr. Steinbecker retired as an audit partner from PricewaterhouseCoopers (PWC).  Mr. Steinbecker’s education includes a Bachelor of Science in Business Administration and a Masters in Accounting from the University of Missouri.

Since February 9, 2007, the Audit, Compensation and Corporate Governance and Nominating Committees have been the standing committees of the Board. The committees are below, and each director serving on each of the committees is independent:

Audit	Corporate Governance and Nominating	Compensation
Roger J. Steinbecker*(1)(2)	Craig A. Parker*(1)	John P. Moreno*(1)
Samuel J. Camarata, Jr.(1)(2)	Jack H. Jacobs(1)	Trusten A. McArtor(1)

*Chair
_______________________
(1) Indicates that the director is “independent” as that term is defined pursuant to Rule 4200(a)(15) of the NASDAQ Marketplace Rules.
(2) Indicates that the director meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Act.

Director Compensation

DIRECTOR COMPENSATION TABLE

Name (a)	Fees earned or paid in cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non –equity incentive plan compensation ($) (e)	Nonqualified deferred compensation earnings ($) (f)	All other Compensation (g)	Total ($) (h)
Samuel J. Camarata, Jr.	16,200(2)	8,167(3)	-0-(3)	-0-	-0-	-0-	24,367
Jack H. Jacobs	8,500(2)	8,167(3)	-0-(3)	-0-	-0-	-0-	16,667
Trusten A. McArtor	10,000(2)	8,167(3)	-0-(3)	-0-	-0-	-0-	18,167
John P. Moreno	15,000(2)	8,167(3)	-0-(3)	-0-	-0-	-0-	23,167
Craig A. Parker	13,900(2)	8,167(3)	-0-(3)	-0-	-0-	-0-	22,067
Roger J. Steinbecker	17,050(2)	8,167(3)	-0-(3)	-0-	-0-	-0-	25,217
Hugh H. Williamson, III	-0-(1)	-0-(4)	-0-(4)	-0-	-0-	-0-	-0-
___________________

(1)  Directors who are full-time employees of the Company received no additional compensation for serving as directors.
(2)  Board members also are reimbursed for all expense associated with attending Board or Committee meetings. In summary, Board members received the following fees:

For each Board meeting attended in person	$4,000
For each Board meeting attended that is held over the telephone	$1,000
For each non-chair committee member for each committee meeting attended	$250
For each committee meeting attended by the chair of that committee	$450
Annual retainer of the Audit Committee Chair	$2,000
Annual retainer of the Compensation and Corporate Governance and
Nominating Committee Chairs	$1,000

(3)  In fiscal 2007, each non-employee director was granted 10,000 restricted shares of our common stock, of which 3,334 shares vested on December 31, 2007, 3,333 shares will vest on December 31, 2008, and 3,333 shares will vest on December 31, 2009. No other stock awards were outstanding at the end of fiscal 2007 with respect to any non-employee director. No option awards were outstanding at the end of fiscal 2007 with respect to any non-employee director.
(4) Our sole employee director, Hugh H. Williamson, III, had no stock awards or stock option awards outstanding at the end of Fiscal 2007.

In addition, each non-employee director was granted 10,000 restricted shares of our common stock that will vest 3,334 shares, 3,333 shares and 3,333 shares on December 31, 2007, 2008 and 2009, respectively.

In addition, each director is able to convert their cash fees and expenses to our restricted stock (based on the closing price of our common stock on the date of grant).  This restricted common stock vests one year after the date of grant.

Officers

In addition to Hugh H. Williamson, III, whose background appears above, Steven M. Bragg, age 47, has been our Chief Financial Officer, Treasurer and Secretary since December 31, 2006 and since 1999 Premier Data Services, Inc.’s Chief Financial Officer, Treasurer and Secretary.  Mr. Bragg has been the Chief Financial Officer or controller of four companies, as well as a consulting manager with Ernst & Young.  He is the author of over 30 business books and a co-author of the Wiley GAAP Guide.  Mr. Bragg's education includes a Masters in Business Administration from Babson College, a Masters in Finance from Bentley College and a Bachelors in Economics from the University of Maine.

Compensation

SUMMARY COMPENSATION TABLE
Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Stock Options ($) (f)	Non –Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All other Compensation (i)	Total ($) (j)
Hugh H. Williamson, III (1)	2007 2006	230,000 -0-	-0- -45,000-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	230,000 45,000
Steven M. Bragg (2)	2007 2006	147,581 132,825	27,500 27,500	-0- -0-	-0- -0-	-0- 14,000(4)	-0- -0-	-0- -0-	175,081 174,325
Richard V. Souders (3)	2007 2006	230,000 230,000	27,500 27,500	-0- -0-	-0- -0-	-0- 25,000(5)	-0- -0-	13,766 -0-	271,266 282,500
_______________________

(1) Mr. Williamson became our President and Chief Executive Officer on December 31, 2006, and has been Chairman of Premier since 1994.
(2) Mr. Bragg became our Chief Financial Officer, Secretary and Treasurer on December 31, 2006.  The amounts set forth above represent amounts paid by Premier. Not included are amounts of $25,970   and $11,073, respectively, paid by Premier to the wife of Steven M. Bragg for performing part time accounting for Premier during 2007   and 2006.
(3) Mr. Souders was the President and Chief Executive Officer of our subsidiary, Premier, from 1998 until Mr. Souders terminated his employment with Premier on October 11, 2007.  Mr. Souders is no longer employed by us.
(4) Represents the payment of $14,000 in cash paid by Premier.
(5) Represents the payment of $25,000 in cash paid by Premier.

Earnest Mathis, Jr. was our sole director until December 31, 2006, at which time Hugh H. Williamson, III became a director also.  Neither Mr. Mathis nor Mr. Williamson received any compensation as a director from us or Premier during the year ended December 31, 2006.  None of the current directors received any compensation as a director from us or Premier during the year ended December 31, 2006.
At the end of Fiscal 2007 there were no outstanding equity awards of any kind held by our executive officers.

Employment Agreements

We have no employment agreements with our employee directors, officers, or key employees, and each such person is an employee at will.

Incentive Plans

On July 24, 2007, our Board of Directors, meeting in executive session and upon the recommendation of the Compensation Committee, approved the Xedar Corporation Calendar 2007 Management Incentive Plan (the "Plan") to provide for the payment of certain incentive compensation, in cash and restricted stock units, to Plan participants if we achieve certain financial performance targets specified in the Plan.  Hugh H. Williamson, III, our President and CEO, has been named as a Plan participant.  Pursuant to the Plan, Mr. Williamson (i) shall receive an annual base salary, retroactive to January 1, 2007, equal to $230,000 per year, payable bi-monthly (payment of which, at the time of this prospectus, Mr. Williamson has elected to defer); (ii) a cash incentive bonus payment equal to 50% of his annual base salary in the event three or more acquisitions in our IT Security Consulting business division are completed and we have a positive EBITDA (as defined in the Plan) for calendar 2007; and (iii) a grant of our restricted common stock having a market value at the time of grant equal to 33% of his annual base salary if results of operations, on a consolidated basis, improve by 15% during 2007 and we have a positive EBITDA for calendar 2007.  No other awards have been made under the Plan.

On October 23, 2007, our Board of Directors approved the Xedar Corporation 2007 Equity Incentive Plan (“2007 Plan”) to provide for the payment of certain incentive compensation to 2007 Plan participants, in the form of restricted stock, options, or restricted stock units.  Any of our employees or consultants are authorized to be 2007 Plan participants and may receive incentive compensation under the 2007 Plan upon the authorization and determination of the 2007 Plan Administrator.  The Plan Administrator under the 2007 Plan makes all determinations with respect to granting incentive compensation under the 2007 Plan, in any, to the Plan Participants, including, but not limited to, the timing, amount, vesting schedule, and forfeiture restrictions, if any, applicable to any grant made pursuant to the 2007 Plan.  The Plan Administrator is our full board or a committee of the board composed of two or more directors.  Currently our Compensation Committee serves as the Plan Administrator.  The maximum number of shares that may be granted as incentive compensation pursuant to the 2007 Plan is 1,500,000 shares of our common stock.   At the end of fiscal 2007, no awards had been made pursuant to the 2007 Plan.   The grants of 118,000 Restricted Stock Units to employees of our subsidiaries, none of which are vested awards, were approved for issuance by the Plan Administrator on January 2, 2008.  No awards under the 2007 Plan have been granted to any of our executive officers or directors.

Liability and Indemnification of Officers and Directors

Our Bylaws require us to indemnify our officers and directors and other persons against expense, judgments, fines and amounts incurred or paid in settlement in connection with civil or criminal claims, actions, suits or proceedings against such persons by reason of serving or having served as officers, directors, or in other capacities, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, in a criminal action or proceeding, if he had no reasonable cause to believe that his/her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of no contest or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests or that he or she had reasonable cause to believe his or her conduct was unlawful. Indemnification as provided in our Bylaws will be made only as authorized in a specific case and upon a determination that the person met the applicable standards of conduct. Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the SEC, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS AND
BENEFICIAL OWNERS OF GREATER THAN 5% OF OUR COMMON STOCK

As of the date of this prospectus, there are 26,186,646 shares of our common stock outstanding. The below table sets forth certain information regarding the beneficial ownership of the outstanding shares as of the date of this prospectus by (i) each person who is known by us to own beneficially more than 5% of our outstanding common stock; (ii) each of our named executive officers and directors; and (iii) all of our named executive officers and directors as a group. Except as otherwise indicated, each such person has investment and voting power with respect to such shares, subject to community property laws where applicable.

Name and Address of	Amount and Nature of
Beneficial Owner	Beneficial Ownership	Percent of Class

Hugh H. Williamson, III(1)	6,047,892(1)	23.1%
Steven M. Bragg	166,222	Less than 1%
Samuel J. Camarata, Jr.(2)	10,000(2)	Less than 1%
Jack H. Jacobs(2)	10,000(2)	Less than 1%
Trusten A. McArtor(2)	10,000(2)	Less than 1%
John P. Moreno(2)	10,000(2)	Less than 1%
Craig A. Parker(2)	10,000(2)	Less than 1%
Roger J. Steinbecker(2)	10,000(2)	Less than 1%
All named executive officers	6,274,114	24%
and directors as a group
(8 persons)
Jeffrey R. Grime	1,673,466	6.4%
Don W. Rakestraw	2,269,256	8.7%
Richard V. Souders	1,311,937	5%
Underwood Family Partners, Ltd(3).	1,580, 001(3)	6%
_____________
(1) Includes 251,659 shares owned by Mr. Williamson, 4,302,821 shares owned by Humanade LLC, of which Mr. Williamson is the husband of the Manager and 1,493,412 shares owned by the Nancy Williamson Revocable Trust, of which Mr. Williamson is the husband of the Trustee and beneficiary.
(2) Each of the above directors was granted 10,000 shares of our common stock to vest in 3,334 shares, 3,333 shares and 3,333 shares on December 31, 2007, 2008 and 2009, respectively.
(3) Underwood Family Partners, Ltd. is a limited partnership, the general partner of which is L. Michael Underwood.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND
CORPORATE GOVERNANCE

A majority of the directors serving on our Board are independent. Specifically, each of Samuel J. Camarata, Jr., Jack H. Jacobs, Trusten A. McArtor, John P. Moreno, Craig A. Parker, and Roger J. Steinbecker is “independent” as that term is defined pursuant to Rule 4200(a)(15) of the NASDAQ Marketplace Rules.  Each of the directors serving on our Audit Committee (i.e., Roger J. Steinbecker and Samuel J. Camarata, Jr.) meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Act, as well as the definition “independent” as defined pursuant to Rule 4200(a)(15) of the NASDAQ Marketplace Rules.  Additionally, each of the directors serving on our Corporate Governance and Nominating Committee (i.e., Craig A. Parker and Jack H. Jacobs) and each of the directors serving on our Compensation Committee (i.e., John P. Moreno and Trusten A. McArtor) are “independent” as that term is defined pursuant to Rule 4200(a)(15) of the NASDAQ Marketplace Rules.

We acquired shares from Mr. Hans Bucher, Mr. Earnest Mathis, and Mr. Gary Agron in the amounts of 155, 154, and 154 shares, respectively, for $400,000. The amount is included in accounts payable to shareholders in the accompanying consolidated balance sheet at December 31, 2006. The balance was paid in January 2007.  At the time of the acquisition of the shares from Mr. Bucher, for which he was paid $133,334, Mr. Bucher was a significant shareholder, holding less than 10% of our shares.  At the time of the acquisition of the shares from Mr. Mathis, for which he was paid $133,333, Mr. Mathis was our majority shareholder, our President and CEO and our director.  At the time of the acquisition of the shares from Mr. Agron, for which he was paid $133,333, Mr. Agron was a significant shareholder, holding less than 10% of our shares.

On June 8, 2007, we signed a Business Loan Agreement, effective June 7, 2007, with KeyBank National Association pursuant to which we obtained a revolving line of credit in a principal amount of up to Five Hundred Thousand Dollars and No Cents ($500,000.00).  The line of credit is evidenced by a promissory note bearing interest at a variable rate equal to the prime rate of KeyBank, with an initial interest rate equal to eight and one quarter percent (8.25%) per annum.  As security for the line of credit, we have executed a Commercial Security Agreement in favor of KeyBank and Hugh H. Williamson, III, our Chairman and Chief Executive Officer, has entered into a Commercial Guaranty, personally guarantying full and punctual payment of all of our obligations arising under the line of credit.   On September 28, 2007, we increased our line of credit with KeyBank by replacing our revolving line of credit in the principal amount of up to Five Hundred Thousand Dollars and No Cents ($500,000.00) with an increased line of credit in the principal amount of up to One Million Dollars and No Cents ($1,000,000.00).  The increased line of credit was evidenced by a Business Loan Agreement and a Promissory Note bearing interest at a variable rate equal to the prime rate of KeyBank , with an initial interest rate equal to seven and one half percent (7.5%) per annum.  As security for the increased line of credit, we executed a Commercial Security Agreement in favor of KeyBank, Hugh H. Williamson, III, our Chairman and Chief Executive Officer, entered into a Commercial Guaranty, personally guarantying full and punctual payment of all of our obligations arising under the increased line of credit, Humanade, L.L.C., our affiliate, entered into a Commercial Guaranty, guarantying full and punctual payment of all of our obligations arising under the Increased Line of Credit, and the Nancy T. Williamson 1989 Revocable Trust, our affiliate, entered into a Commercial Guaranty, guarantying full and punctual payment of all of our obligations arising under the increased line of credit.

On December 10, 2007, we increased our line of credit with KeyBank by obtaining an additional revolving line of credit in a principal amount of up to Five Hundred Thousand Dollars and No Cents ($500,000.00).  This additional line of credit is evidenced by a promissory note bearing interest at a variable rate equal to the prime rate of KeyBank, with an initial interest rate equal to seven and one half percent (7.5%) per annum.  As security for the additional line of credit, we have executed a Commercial Security Agreement in favor of KeyBank, Hugh H. Williamson, III, our Chairman and Chief Executive Officer, has entered into a Commercial Guaranty, personally guarantying full and punctual payment of all of our obligations arising under the additional line of Credit, Humanade, L.L.C., our affiliate, has entered into has entered into a Commercial Guaranty, guarantying full and punctual payment of all of our obligations arising under the additional line of credit, and the Nancy T. Williamson 1989 Revocable Trust, our affiliate, has entered into a Commercial Guaranty, guarantying full and punctual payment of all of our obligations arising under the additional line of credit.

SELLING STOCKHOLDERS

We have outstanding 26,186,646 shares of common stock, no par value, and we are registering by the registration statement of which this prospectus is a part an aggregate of 12,445,661 shares of common stock for resale by certain selling stockholders. The below table sets forth the names of the selling stockholders and the number of shares of our common stock held by each selling stockholder. The selling stockholders listed below are offering for sale the shares listed across from their names in column labeled “Common Shares to Be Offered in Offering.” None of the selling stockholders is required to sell any of their shares at any time.

The shares may be offered from time to time by our selling stockholders at then prevailing market prices or at privately negotiated prices.  The offering will terminate on the earlier of the date all of the shares are sold or one year from the date hereof.  We will not receive any proceeds from the sale of shares offered by the selling stockholders.  The selling stockholders will bear all sales commissions and similar expense with respect to the shares offered by them.  All other expense in connection with the registration statement of which this prospectus is a part will be borne by us.

Since the selling stockholders may sell all or part of the shares of common stock offered in this prospectus, we cannot estimate the number of shares of our common stock that will be held by the selling stockholders upon termination of this offering.

None of the selling stockholders are our officers, directors or 10% stockholders or have had any other material relationship with us.  None of our selling stockholders currently are broker-dealers or affiliates of broker-dealers.

Name of Selling Stockholder	Common Shares Owned Before Offering	Common Shares to Be Offered in Offering	Amount of Common Shares to Be Owned After Offering	Percentage of Class to be Owned After Offering
Kathy Artaserse	980	980	*	#
Battersea Capital, Inc.(2)	650,000	650,000	*	#
Stephen Barnett	261,586	261,586	*	#
Jack Baum (11)	1,130,618	850,949	279,669*	1%
Michelle Beiga	21,677	21,677	*	#
Brian Bouwhuis	2,739	2,739	*	#
Don Brower	5,214	5,214	*	#
Carrie Brugger	2,820	2,820	*	#
Capital Group Communications, Inc.(3)	500,000	500,000	*	#
Captiva Resources(13)	1,115,090	1,115,090	*	#
C.C.R.I. Corporation(4)	200,000	200,000	*	#
C/Soft, Inc.(5)	12,512	12,512	*	#
Mark Chase	126,394	126,394	*	#
Yingru Cheng	1,101	1,101	*	#
Frank Clay	1,611	1,611	*	#
Bozidar Dangubic	2,468	2,468	*	#
Melissa Dover	2,817	2,817	*	#
Downing Street Foundation(6)	200,084	200,084	*	#
Joel Gilman	438	438	*	#
Greenwood Gulch Ventures(7)	26,529	26,529	*	#
Jeffrey Grime(1)	1,673,466	527,466	1,146,000*	4.4%
Mitchell Gross	16,740	16,740	*	#
James Hankins	211,242	211,242	*	#
Thomas and Susan Hilb	200,084	200,084	*	#
Intertemporal Family Partners(8)	100,042	100,042	*	#
Doak Jacoway	100,042	100,042	*	#
Dalan Janysek	5,774	5,774	*	#
Jean Johnson	8,071	8,071	*	#
Robert Johnson	379,907	379,907	*	#
Kanouff LLC(9)	600,000	600,000	*	#
Gary Kerr	577,711	577,711	*	#
Tracy Kerr	545,009	545,009	*	#
David King	180,000	180,000	*	#
Keith Lewis	1,640	1,640	*	#
Livestrong Venture Capital Partners, Inc.	500,000	500,000	*	#
Anthony Mayer	107,399	107,399	*	#
James and Joel McComsey	113,431	113,431	*	#
McConnell International(10)	9,678	9,678	*	#
J.O. McFalls(1)	438,080	138,080	300,000*	1.1%

McKenna, Patrick	806	806	*	#
John Neal	3,570	3,570	*	#
Don Rakestraw(1)	2,269,256	715,256	1,554,000*	6%
Roel Family Partners	11,082	11,082	*	#
Russell Tuebner Trust	53,678	53,678	*	#
Richard Saunders	211,191	211,191	*	#
Eric Sipf	100,042	100,042	*	#
Jason Smith	1,343	1,343	*	#
Shawn Swart	11,382	11,382	*	#
Brad Taggart	238,075	238,075	*	#
Martin Terwilliger	720,655	720,655	*	#
Glen Thurow	180,000	180,000	*	#
Robert Tointon	211,213	211,213	*	#
Underwood Family Partners, Ltd.(12)	1,580,001	1,580,001	*	#
William White	100,042	100,042	*	#
Totals:	15,725,330	12,445,661

_____________________________________
(1)  An aggregate of 1,380,802 shares of our common stock (715,256 to Don Rakestraw, 527,466 to Jeffrey Grime, and 138,080 to J.O. McFalls, III) were issued to satisfy the Initial Payment obligation pursuant to the terms of the stock purchase agreement entered into in connection with our acquisition of Atlantic Systems Corporation, as amended (the "Stock Purchase Agreement").  An aggregate of 3,000,000 shares of our common stock (1,554,000 to Don Rakestraw, 1,146,000 to Jeffrey Grime, and 300,000 to J.O. McFalls, III) were issued to satisfy the Closing Payment obligation pursuant to the terms of the Stock Purchase Agreement.
(2)  Battersea Capital. Inc. is an entity owned and controlled by J. Matt Lepo
(3) Capital Group Communications, Inc. is an entity controlled by Devin Bosch
(4) C.C.R.I. Corporation is an entity controlled by Malcolm McGuire
(5) C/Soft, Inc. is an entity controlled by Hugh Williamson
(6) Downing Street Foundation is an entity controlled by Jerome Lewis
(7) Greenwood Gulch Ventures is an entity controlled by Donald Rosenkrans, Jr.
(8) Intertemporal Family Partners is an entity controlled by Robert Collins
(9) Kanouff LLC is an entity owned an controlled by John P. Kanouff
(10) McConnell International is an entity controlled by Bruce McConnell
(11) Includes the 610,773 shares owned by Sagebrook Technology, an entity owned and controlled by Jack Baum.
(12) Underwood Family Partners, Ltd. is an entity owned and controlled by L. Michael Underwood
(13) Captiva Resources is an entity owned and controlled by Anthony Mayer

* Because the selling stockholders may sell all or part of the shares of common stock offered in this prospectus, we cannot estimate the number of shares of our common stock that will be held by the selling stockholders upon termination of this offering.  However, if we assume all shares registered hereunder are sold, then each of the selling shareholders will hold zero shares (or the number of shares set forth in the chart above) after the offering.

 # Less than 1%

PLAN OF DISTRIBUTION

The shares of our common stock which the selling stockholders or their pledgees, donees, transferees or other successors in interest may offer for resale pursuant to this prospectus, will be sold on the NASDAQ over the counter bulletin board (OTC.BB) at then prevailing market prices or privately negotiated prices in one or more of the below transactions:

•  Block transactions;
•   Transactions on the bulletin board or on such other market on which our common stock may from time to time be trading;
•  Privately negotiated transactions;
•  Through the writing of options on the shares;
•  Short sales;
•  Pursuant to Rule 144; or
•  Any combination of these transactions.
The sale price to the public in these transactions may be:

•  The market price prevailing at the time of sale;
•  A price related to the prevailing market price;
•  Negotiated prices; or
•  Such other price as the selling stockholders determine from time to time.

In the event that we permit or cause this prospectus to lapse, the selling stockholders may only sell shares of our common stock pursuant to Rule 144 under the Securities Act of 1933. The selling stockholders, with respect to the shares to be resold by them, will have the sole and absolute discretion not to accept any purchase offer or make any sale of these shares of our common stock if the purchase price is deemed to be unsatisfactory at any particular time.

The selling stockholders may also sell these shares of our common stock directly to market makers and/or broker-dealers acting as agents for their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of these shares of our common stock for whom such broker-dealers may act as agents. As to a particular broker-dealer, this compensation might be in excess of customary commissions.  Market makers and block purchasers purchasing these shares of our common stock may do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of our common stock in block transactions to market makers or other purchasers at a price per share which may be below the prevailing market price of our common stock. There can be no assurance that all or any of these shares of our common stock offered hereby will be sold by the selling stockholders. Upon effecting the sale of any of these shares of our common stock offered under this prospectus, the selling stockholders and any brokers, dealers or agents, hereby, may be deemed “underwriters” as that term is defined under the Securities Act of 1933, and the rules and regulations promulgated thereunder.

Alternatively, the selling stockholders may sell all or any part of the shares of our common stock offered hereby through an underwriter. None of the selling stockholders has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling stockholder enters into an agreement or agreements with an underwriter, then the relevant details will be set forth in a supplement or revision to this prospectus.

The selling stockholders, and any other persons participating in the sale or distribution of these shares of our common stock, will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder including, without limitation, Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of these shares of our common stock by, us and the selling stockholders. Furthermore, pursuant to Regulation M, a person engaged in a distribution of securities is prohibited from bidding for, purchasing or attempting to induce any person to bid for or purchase our securities for a period beginning five business days prior to the date of this prospectus until such person is no longer a selling stockholder. These regulations may affect the marketability of these shares of our common stock.

We will pay substantially all of the expense incident to the registration and offering of our common stock, other than commissions or discounts of underwriters, broker-dealers or agents.

DESCRIPTION OF CAPITAL STOCK
General

Our capital stock is composed of one class of common stock.  We are authorized to issue up to 50,000,000 shares of common stock, no par value per share.

Common Stock

Currently, there are 26,186,646 shares of our common stock outstanding. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. There is no right to cumulate votes in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the Board of Directors out of funds legally available and therefore subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities.

Dividends

We do not intend to pay dividends on our capital stock in the foreseeable future.

Transfer Agent

Corporate Stock Transfer, Inc., located in Denver, Colorado, is our transfer agent.

EXPERTS

Our consolidated financial statements included in this prospectus as of December 31, 2006 and for the years ended December 31, 2006 and 2005, the financial statements of Atlantic Systems Corporation and the financial statements of Pixxures, Inc., both included in this prospectus as of and for the years ended December 31, 2006 and 2005, have been audited by Ehrhardt Keefe Steiner & Hottman PC, an independent registered public accounting firm, as indicated in their report with respect thereto, and are included in this prospectus in reliance upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Castle Meinhold & Stawiarski LLC, 999 Eighteenth Street, Suite 2201, Denver, Colorado 80202.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to our company and our common stock offered hereby, reference is made to the registration statement and the exhibits filed as part of the registration statement. We are also required to file periodic reports with the SEC, including quarterly reports, annual reports which include our audited financial statements and proxy statements, and we provide our annual reports, including audited financial statements and proxy statements, to our stockholders. The registration statement, including exhibits thereto, and all of our periodic reports may be inspected without charge at the Securities and Exchange Commission’s principal office in Washington, DC, and copies of all or any part thereof may be obtained from the Public Reference Section of the SEC, 100 F Street, NE, Washington, DC 20549. You may obtain additional information regarding the operation of the Public Reference Section by calling the SEC at 1-800-SEC-0330. The SEC also maintains a World Wide Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at the address: http://www.sec.gov.

Index to Financial Statements

Xedar Corporation
Financial Statements for the Years ended December 31, 2006 and 2005
Independent Auditors’ Report	41
Consolidated Balance Sheet as of December 31, 2006	42
Consolidated Statement of Operations for the years ended December 31, 2006 and 2005	43
Consolidated Statement of Changes in Stockholders’ Equity for the years
ended December 31, 2006 and 2005	44
Consolidated Statement of Cash Flows for the years ended December 31, 2006 and 2005	45
Notes to Financial Statements for the years ended December 31, 2006 and 2005	46

Xedar Corporation
Unaudited Financial Statements for the nine months and quarters ended September 30, 2007 and 2006

Consolidated Balance Sheet as of September 30, 2007	58
Consolidated Statement of Operations for the nine months and quarters ended
September 30, 2007 and 2006	59
Consolidated Statement of Cash Flows for the nine months ended September 30, 2007 and 2006	60
Notes to Unaudited Financial Statements for the periods ended September 30, 2007 and 2006	61

Atlantic Systems Corporation
Financial Statements for the Years Ended December 31, 2006 and 2005

Independent Auditors’ Report	67
Consolidated Balance Sheet as of December 31, 2006	68
Consolidated Statement of Operations for the years ended December 31, 2006 and 2005	69
Consolidated Statement of Changes in Stockholders’ Equity (Deficit) for the years
ended December 31, 2006 and 2005	70
Consolidated Statement of Cash Flows for the years ended December 31, 2006 and 2005	71
Notes to Financial Statements for the years ended December 31, 2006 and 2005	72

Pixxures, Inc.
Financial Statements for the Years ended December 31, 2006 and 2005 and
Unaudited Financial Statements for the nine months ended September 30, 2007 and 2006
Independent Auditors’ Report	75
Balance Sheet as of December 31, 2006 and 2005 and September 30, 2007 (unaudited)	76
Statement of Operations for the years ended December 31, 2006 and 2005
and for the nine months ended September 30, 2007 and 2006 (unaudited)	77
Statement of Changes in Redeemable Convertible Preferred Stock
and Stockholders’ Deficit for the years ended December 31, 2006 and 2005
and for the nine months ended September 30, 2007 and 2006 (unaudited)	78
Statement of Cash Flow for the years ended December 31, 2006 and 2005
and for the nine months ended September 30, 2007 and 2006 (unaudited)	79
Notes to the Financial Statements for the years ended December 31, 2006 and 2005
and the unaudited Financial Statement for the periods ended September 30, 2007 and 2006.	81

Xedar Corporation
Unaudited Pro Forma Financial Statements for the Year Ended December 31, 2006	102
Unaudited Pro Forma Statement of Operations for the Nine Months Ended September 30, 2007	105
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements	107

XEDAR CORPORATION
Financial Statements for the Years ended December 31, 2006 and 2005

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Xedar Corporation
Denver, Colorado

We have audited the accompanying consolidated balance sheet of Xedar Corporation as of December 31, 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2006 and 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Xedar Corporation as of December 31, 2006, and the results of their operations and their cash flows for the years ended December 31, 2006 and 2005 in conformity with generally accepted accounting principles in the United States of America.

/s/ Ehrhardt Keefe Steiner & Hottman PC
Ehrhardt Keefe Steiner & Hottman PC

October 22, 2007
Denver, Colorado

XEDAR CORPORATION
Consolidated Balance Sheet

December 31,
2006
Assets
Current Assets
Cash and cash equivalents	$1,354,652
Trade accounts receivable, net of allowance for doubtful accounts of $6,230	638,201
Other current assets	68,561
Total Current Assets	2,061,414

Property and equipment, net	288,979

Goodwill	1,246,904
Total Assets	$3,597,297
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$40,347
Payable to shareholders	400,000
Deferred subscription revenue	578,073
Current portion of convertible notes payable to related parties	383,338
Accrued liabilities	118,263
Total Current Liabilities	1,520,021

Stockholders’ Equity
Common stock, no par value, 50,000,000 shares authorized; 18,030,518 shares issued and outstanding at December 31, 2006	3,542,525
Accumulated deficit	(1,465,249)
Total Stockholders’ Equity	2,077,276

Total Liabilities and Stockholders’ Equity	$3,597,297

See notes to consolidated financial statements.

XEDAR CORPORATION
Consolidated Statement of Operations

	For the Years Ended
	December 31,
	2006	2005

Sales	$6,055,398	$7,486,152
Cost of sales (principally consulting compensation)	2,832,885	3,362,728
Gross profit	3,222,513	4,123,424
Selling and Administrative Expense
Compensation and payroll taxes	2,339,204	2,486,163
Other expense	1,368,339	1,549,507
Total Selling and Administrative Expense	3,707,534	4,035,670
Net Operating (Loss) Income	(485,030)	87,754

Other Income (Expense)
Interest expense	(65,942)	(101,565)
Interest income	10,960	8,662

Total Other Expense	(54,982)	(92,903)

Income (Loss) from Continuing Operations Before Income Tax	(540,012)	(5,149)
Income Tax Benefit (Expense)	16,621	(32,604)
Income (Loss) from continuing operations	(523,391)	(37,753)
Discontinued operations, net of income tax benefit(expense):
Loss from discontinued Customer Relationship Management segment	(86,574)	51,000

Net (Loss) Income	$(609,965)	$13,247

Net Income (Loss) per share – Basic:
Loss per share Continuing Operations	$(0.03)	$0.001
Loss per share Discontinued Operations	$(0.01)	$0.001
Net loss per share	$(0.04)	$0.001

Net Income (Loss) per share – Diluted:	$(0.03)	$0.001
Loss per share Continuing Operations	$(0.01)	$0.001
Loss per share Discontinued Operations	$(0.04)	$0.001
Net loss per share

Shares Used in Computing Net Income (Loss) per Share:
Basic - pro forma	13,804,696	9,437,692
Diluted - pro forma	13,804,696	14,597,168

See notes to consolidated financial statements.

XEDAR CORPORATION
Consolidated Statement of Changes in Stockholders’ Equity
Years Ended December 31, 2006 and December 31, 2005

	Series A Convertible
	Preferred		Common		Additional	Retained
	Stock		Stock		Paid-In	Earnings
	Shares	Amount	Shares	Amount	Capital	(Deficit)	Total
Balance – January 1, 2005 (adjusted for 2,500,072 shares received in business combination)	3,162,941	$3,163	12,068,813	$12,069	$2,155,694	$(868,531)	$1,302,395
Net income	---	---	---	---	---	13,247	13,247

Balance – December 31, 2005	3,162,941	3,163	12,068,813	12,069	2,155,694	(855,284)	1,315,642

Sale of Common stock			1,700,788	1,701	1,328,299		1,330,000

Issuance of 6,667 shares of Common Stock pursuant to stock option exercise	---	---	6,667	7	1,619	---	1,626

Effect of issuance of common stock and recapitalization in a reverse acquisition transaction	(3,162,941)	(3,163)	3,479,575	3,488,775	(3,485,612)	---	---

Issuance of 409,090 shares pursuant to conversion of convertible debt	---	---	409,090	409,090	---	---	409,090

Distribution to controlling shareholders in reverse acquisition transaction	---	---	(463)	(400,000)	---	---	(400,000)

Recognition of stock option expense for exchange of options	---	---	366,048	30,883	---	---	30,883
Net loss	---	---	---	---	---	(609,965)	(609,965)
Balance – December 31, 2006	0	$0	18,030,518	$3,542,525	$0	$(1,465,249)	$2,077,276

See Notes to Consolidated Financial Statements

XEDAR CORPORATION
Consolidated Statement of Cash Flows

	For the Years Ended
	December 31,
	2006	2005
Cash Flows from Operating Activities
Net income (loss)	$(609,965)	$13,247
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation	292,028	312,249
Loss on disposal of property and equipment	13,504	--
Stock issued for services	32,509	--
Changes in current assets and liabilities:
(Increase) decrease in:
Trade accounts receivable	278,226	(36,050)
Other current assets	(22,456)	(10,039)
Increase (decrease) in:
Accounts payable	16,880	(4,770)
Accrued liabilities	(53,217)	125,836
Deferred subscription revenue	12,446	80,504
Net Cash Provided (Used) by Operating Activities	(40,045)	480,977

Cash Flows from Investing Activities
Acquisition of property and equipment	(54,795)	(156,371)
Proceeds from sale of equipment	--	1,050
Net Cash Used by Investing Activities	(54,795)	(155,321)

Cash Flows from Financing Activities
Proceeds from short-term notes payable	82,000	100,000
Payments on short-term notes payable	(159,500)	(300,000)
Payments on long-term notes payable	--	(90,000)
Proceeds from sale of common stock	1,330,000	---
Net Cash Provided (Used) by Financing Activities	1,252,500	(290,000)

Net Increase in Cash	1,157,660	35,656
Cash and Cash Equivalents - Beginning of Year	196,992	161,336

Cash and Cash Equivalents - End of Year	$1,354,652	$196,992

Supplemental Cash Flow Disclosure
Cash paid for interest	$752	$37,223
Cash paid for income taxes	---	$26,152

Payable to shareholders for common stock	$400,000
Conversion of debt and interest to common stock	$409,090

See Notes to Consolidated Financial Statement

XEDAR CORPORATION
Notes to Consolidated Financial Statements

 Note 1 - Description of Business and Summary of Significant Accounting Policies

Nature of Business
Premier Data Services, Inc. (“Premier”) began operation in 1994 as a Colorado partnership.  On January 19, 2001, Premier reorganized as a Delaware corporation.  In December, 2006, it acquired Xedar Corporation in a reverse merger.  The transaction has been accounted for as a reverse acquisition of Xedar Corporation (the “Xedar”) by Premier and Premier is deemed to be the purchaser and surviving company for accounting purposes.  Accordingly, its assets and liabilities are included in the consolidated balance sheet at their historical book values and the results of operations of Premier Data Services, Inc. have been presented for the comparative prior period.  The historical cost of the net assets of Xedar that were acquired was $0. Pro forma information is not presented as the financial statements of Xedar are insignificant

The geographical information systems (GIS) segment obtains federal land ownership data from the Bureau of Land Management and converts this into a database that is sold to oil and gas companies, as well as several agencies of the federal government, along with browser software that allows users to easily access ownership information about specific parcels of land.  This service is offered both on compact disc and through an Internet site.  Nearly all sales are on an annual or quarterly subscription basis.  Production mapping services are also offered to a number of clients.

The consulting segment provides contract computer programming and security analysis services to various governmental agencies.  These services involve the analysis, design, and implementation of computer systems for federal and local governmental units.

Principles of Consolidation and Basis of Presentation
The accompanying consolidated financial statements include the accounts of Xedar (sometimes referred to herein as the “Company”) and its wholly owned subsidiaries, FuGEN, Inc. (“Fugen”), Premier, and Land Links Company Ltd. (“Land Links”).  All material inter-company accounts and transaction balances have been eliminated in consolidation.

Cash and Cash Equivalents
The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents.  The Company continually monitors its positions with, and the credit quality of, the financial institutions with which it invests.  As of the balance sheet dates, and periodically throughout the year, the Company has maintained balances in various operating accounts in excess of federally insured limits.

Concentrations of Credit Risk
The Company grants credit in the normal course of business, primarily consisting of accounts receivable and subscriptions receivable.  The Company periodically performs credit analyses and monitors the financial condition of its major customers to reduce credit risk.

Two customers comprised 37% of the Company’s sales for the year ended December 31, 2006, and comprised 45% of the Company’s accounts receivable at December 31, 2006.  Additionally, one customer comprised 50% of the Company’s sales for the same period in 2005.  In 2006 the Company’s revenue from the two customers which exceeded 10% of total revenue was $1,528,000 and $796,000.  In 2005 the Company’s revenue from the one customer which exceeded 10% of total revenue (a different customer) was $3,940,000.  The revenue from each of these three customers was in the consulting segment.

Trade Accounts Receivable
At the time the accounts receivable are originated, the Company considers an allowance for doubtful accounts.  The provision for uncollectible amounts is continually reviewed and adjusted to maintain the allowance at a level considered adequate to cover future losses.  The allowance is management's best estimate of uncollectible amounts and is determined based on historical performance that is tracked by the Company on an ongoing basis.  The losses ultimately incurred could differ materially in the near term from the amounts estimated in determining the allowance.

XEDAR CORPORATION
Notes to Consolidated Financial Statements

Property and Equipment
Property and equipment are stated at cost.  Depreciation is calculated utilizing the straight-line method over the estimated useful lives for owned assets or to the estimated salvage value, where appropriate, or over the related lease terms for leasehold improvements. Useful lives range from 2 to 10 years.

Goodwill
Goodwill is the result of the Company’s acquisition of all the outstanding stock of FuGEN, Inc. in 2002.  Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, requires that goodwill be tested for impairment at least annually. These tests will be performed more frequently if there is a triggering event indicating potential impairment.

SFAS No. 142 prescribes a two-step method for determining goodwill impairment. In the first step, the fair value of the reporting unit is determined using a discounted cash flows approach. If the net book value of the reporting unit exceeds the fair value, then the second part of the impairment test would be completed. This involves an allocation of the reporting unit’s fair value to all of its assets and liabilities in a manner similar to a purchase price allocation, with any residual fair value being allocated to goodwill. The fair value of the goodwill is then compared to its carrying amount to determine impairment. An impairment charge will be recognized only when the implied fair value of a reporting unit’s goodwill is less than its carrying amount.

The Company completed its annual goodwill tests, using discounted cash flows to establish the fair value of the reporting unit, and found no goodwill impairment for 2006 or 2005.

Long-Lived Assets
The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recovered.  The Company looks primarily to undiscounted future cash flows in its assessment of whether or not long-lived assets have been impaired.

Revenue Recognition
The Company recognizes revenue when all of the following criteria have been met: (a) persuasive evidence of an arrangement exists, (b) delivery has occurred or services have been rendered, (c) the price to the customer is fixed or determinable, and (d) collectability is reasonably assured. The Company’s revenue recognition policies are based on the guidance in Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition, and Statement of Position (SOP) 97-2, Software Revenue Recognition.

Sales of critical information and decision-support tools
A significant proportion of the Company’s revenue is derived from the sale of subscriptions to the Company’s oil and gas database, which is recognized ratably as delivered over the subscription period.

Sales of services
The Company provides consulting and GIS production services primarily on a time and materials basis.    The Company recognizes revenue related to services performed under time and materials contracts in the period performed, at standard billing rates.  The Company recognizes revenue associated with fixed-price contracts upon completion of each specified performance obligation under the terms of the contract.  If the contract includes acceptance contingencies, we recognize revenue  in the period in which the Company receives documentation of acceptance from the customer.

The Company does not sell bundled products.  The Company sells software and databases, and each package has a maintenance contract associated with it.  Therefore, there are no bundled services, other than the maintenance aspect related to the software and database.  The Company also sells maintenance separately on existing software and database contracts.  Accordingly, there are no bundled services that would have to be accounted for under EITF 00-21.  Under SOP 97-2, because the Company sell maintenance on a separate basis, not just with the sale of software and databases, the Company breaks out the maintenance aspect of the sale and recognize that revenue separately and ratably over the maintenance period.

XEDAR CORPORATION
Notes to Consolidated Financial Statements

Advertising
The Company expenses advertising cost as it are incurred.  No advertising expense was incurred for the years ended December 31, 2006 and December 31, 2005.

Income Taxes
The Company provides for income taxes pursuant to the liability method as prescribed in SFAS No. 109, Accounting for Income Taxes. The liability method requires recognition of deferred income taxes based on temporary differences between financial reporting and income tax bases of assets and liabilities, using currently enacted income tax rates and regulations.

Income (Loss) Per Share
Income (loss) per share excludes any dilutive effects of options, warrants and dilutive securities. Income (loss) per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common and common stock equivalent shares outstanding during the period. Common equivalent shares of 1,771,930 and 157,622 are excluded from the computation of diluted earnings per share for 2006 and 2005, respectively, because their effect is anti-dilutive.  The income (loss) per share are shown pro forma, as though the reverse acquisition took place on January 1, 2005.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period.  Actual results could differ from those estimates.

Stock-Based Compensation
Prior to January 1, 2006, Premier accounted for its stock option program under the recognition and measurement provisions of APB Opinion No. 25 (“APB 25”), Accounting for Stock Issued to Employees, and related Interpretations, as permitted by FASB Statement No. 123 (“SFAS 123”), Accounting for Stock-Based Compensation. No stock based compensation cost was recognized in the Statement of Operations for the year ended December 31, 2005, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of grant.

During 2006, Premier adopted the provisions of and accounted for stock-based compensation in accordance with SFAS 123R, which replaced SFAS 123 and supersedes APB 25. Under the fair value recognition provisions of this statement, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is the vesting period. Premier elected the modified-prospective method, under which prior periods are not revised for comparative purposes. The valuation provisions of SFAS 123R apply to new grants and to grants that were outstanding as of the effective date and are subsequently modified. Estimated compensation for grants that were outstanding as of the effective date will be recognized over the remaining service periods using the compensation cost estimated for the SFAS 123 pro forma disclosures.  Compensation expense for warrants granted to non-employees has been determined in accordance with SFAS No. 123R as the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured.

The adoption of SFAS 123R resulted in the recognition of $30,883 of compensation cost during the year ended December 31, 2006.  The amount of unrecognized compensation cost relating to options issued but not yet vested amounted to $13,729 as of December 31, 2006, all of which is expected to be expended during 2007.  See Note 10 for further information regarding stock-based compensation assumptions and expense, including pro forma disclosures for the year ended December 31, 2006 and 2005 as if Premier had recorded stock-based compensation expense.

XEDAR CORPORATION
Notes to Consolidated Financial Statements

Recent Accounting Pronouncements
In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements," which enhances existing guidance for measuring assets and liabilities at fair value. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosure about fair value measurements. SFAS No. 157 is effective for the Company beginning in 2007. The Company is currently assessing the impact of the adoption of SFAS No. 157, but does not expect that it will have a significant impact on its financial position or results of operations.

In September 2006, the SEC issued Staff Accounting Bulletin ("SAB") No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements." SAB No. 108 requires that companies utilize a "dual-approach" to assessing the quantitative effects of financial statement misstatements. The dual approach includes both an income statement focused and balance sheet focused assessment. SAB No. 108 is applicable beginning in 2007. The Company is currently assessing the impact of the adoption of SAB No. 108, but does not expect that it will have a significant impact on its financial position or results of operations.

In June 2006, the FASB issued FIN No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109." This Interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. FIN No. 48 is effective for the Company beginning in 2007. The Company is currently assessing the impact of the adoption of FIN No. 48, but does not expect that it will have a significant impact on its financial position or results of operations.

Note 2 - Property and Equipment

Property and equipment include:

December
31, 2006
Furniture and fixtures	$71,796
Office equipment	66,306
Computer equipment	434,806
Software	434,218
Leasehold improvements	12,795
1,019,921
Less accumulated depreciation	(730,942)
$288,979

Depreciation and amortization expense for the years ended December 31, 2006 and 2005 was $292,028 and $312,249, respectively, and is included in other selling and administrative expenses of the statement of operations.

Note 3 - Accrued Liabilities

Accrued liabilities include:	December 31,
2006
Accrued compensation	$95,803
Other accrued liabilities	22,460
Totals	$118,263

XEDAR CORPORATION
Notes to Consolidated Financial Statements

Note 4 - Related Party Transactions

During 2006, the Company borrowed $82,000 from an officer of the Company. All amounts borrowed were paid in full by December 31, 2006. Interest expense incurred on the borrowings was $752 in 2006.

As discussed in Note 9, the Company acquired shares from a shareholder for $400,000 and the amount is included in accounts payable to shareholders in the accompanying consolidated balance sheet at December 31, 2006. The balance was paid in January 2007.

See also the discussion of convertible notes payable to related parties in Note 5.

Note 5 - Convertible Notes Payable to Related Parties
Convertible notes payable to related parties include:

December 31,
2006
Convertible Note Payable - Affiliated company of shareholder - due in monthly installments of $5,402 including interest at 8.5% per annum, maturing in 2009.	$207,079
Convertible Note Payable - Shareholder, due in monthly installments of $4,598 including interest at 8.5% per annum, maturing in 2009.	176,259
383,338
Less current maturities	383,338
Long-term notes payable to related parties	$--

The Company had notes payable to an affiliate company of a shareholder and a shareholder. In December 2006, the holders of these notes converted a total of $309,927 of interest payable and $99,163 of principal into 409,090 shares of common stock at $1.00 per share. This conversion rate was based on the fair value of the stock after the recapitalization, in accordance with the original agreement. The remaining balance on the notes was cancelled and the Company issued a new note payable for the remaining balance. These notes payable are collateralized by a security interest in all assets of the Company. The holders of these notes have the option to convert all remaining amounts due (both principal and interest) to common stock at $1.00 per share adjusted for all stock splits, stock dividends, combinations of shares, recapitalizations, reclassifications or similar events. There was not a beneficial conversion feature when the notes were issued.

Note 6 - Income Taxes

The Company’s provision for income taxes is below:

	12/31/2006	12/31/2005
Current provision:
Federal	---	---
State and local	(16,621)	32,604
Total current provision	(16,621)	32,604

Deferred tax expense (benefit):
Federal	---	---
State and local	---	---
Total deferred tax expense (benefit)	---	---
Income tax expense (benefit)	(16,621)	32,604

XEDAR CORPORATION
Notes to Consolidated Financial Statements

The provision for income taxes differs from that which would have resulted from the use of the federal statutory income tax rate as follows:

	12/31/2006	12/31/2005
Federal income tax provision as statutory rate of 34%	(213,089)	25,217
State income taxes, net of federal benefit	(16,621)	32,604
Permanent items	5,873	7,799
Change in valuation allowance	207,166	(33,016)
	(16,621)	32,604

The significant items comprising in the Company’s deferred tax assets and liabilities as of December 31, 2006 and December 31, 2005 are as follows:

	12/31/2006	12/31/2005
Deferred tax assets (liabilities) - current:
Accrued liabilities	$27,124	$29,254
Allowance for doubtful accounts	2,276	7,994
Net deferred tax asset (liability) - current	29,399	37,248

Deferred tax assets (liabilities) - non-current
Net operating loss	944,443	807,094
Amortization intangibles	97,498	107,489
Fixed assets	(38,811)	(108,722)
Net deferred tax liability non-current	1,003,130	805,861

Valuation allowance	(1,032,530)	(843,109)
Net deferred tax asset (liability)	---	---

Effective January 31, 2001, the Company converted from partnership status and became a “C” corporation for income tax reporting. As a “C” corporation, the Company is subject to corporate income taxes.

Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to temporary differences between the bases of certain assets and liabilities for financial and tax reporting. The differences will be either deductible or taxable when the assets and liabilities are recovered or settled.

The Company has an income tax loss carryforward of approximately $2,130,000 as of December 31, 2006 that may be offset against future income taxes. Of this amount $1,263,000 at December 31, 2006, is from a subsidiary, FuGEN, and is subject to an annual limitation of $73,400, resulting from a change in ownership. If not used, these loss carryforwards will expire in various amounts from 2020 to 2023. A valuation allowance has been recorded against the expected future reduction in income tax from the tax loss carryforwards.

Note 7 - Commitments

Operating Leases
The Company leases facilities under non-cancelable operating leases expiring in 2008 and 2009. Rent expense for the years ended December 31, 2006 and 2005 was $244,967 and $251,712, respectively.

XEDAR CORPORATION
Notes to Consolidated Financial Statements

Future minimum lease payments under these leases are approximately (in thousands):
Year Ending December 31,	Operating Leases
2007	$259,302
2008	166,814
2009	41,630
2010	-
2011	-
Thereafter	-

Total at December 31, 2006	$467,746

Note 8 – Discontinued Operations

Sale of CustomerSoft

In November 2006 we sold CustomerSoft, our customer relationship management (“CRM”) segment, which provided software maintenance support.  We decided to sell CustomerSoft in order to reduce the number of our operating divisions, thereby allowing us to concentrate our monetary and management resources on developing the GIS and consulting segments.  The 2006 revenue of the CRM segment was 2.9% of total revenue.  The operations of the CRM segment were insignificant, other than an intangible asset and the associated amortization expense, which amounts to $92,132 in 2006.  We incurred a $13,000 loss on the sale of CustomerSoft, classified in selling and administrative expense.

Note 9 – Reverse Acquisition of Xedar

Effective December 31, 2006, Premier agreed to acquire Xedar (a public shell) for $400,000 cash, with the shareholders of Xedar prior to the acquisition retaining 10% ownership in the surviving entity.  This transaction was consummated by the parties simultaneously entering into the below two contracts.

Merger Agreement
Effective December 31, 2006, Premier entered into a merger agreement with Xedar.  Before the merger agreement there was no material relationship between Xedar and Premier.  Prior to the merger Xedar had 2,500,072 shares of common stock outstanding.  Effective December 31, 2006, Xedar issued, pursuant to the merger agreement with Premier, 14,082,871 shares of its common stock for 13,685,018 shares of the common stock and 2,685,253 shares of the Series A preferred stock of Premier, based upon a conversion ratio of 0.78199 shares of Xedar common stock for 1 share of Premier common stock, and 1.25922 shares of Xedar common stock for 1 share of the Series A preferred stock of Premier.  Also 34 Xedar shares were issued for rounding up of the fractional shares.  Immediately following the closing of the Merger Agreement there were 16,582,977 shares of Xedar common stock outstanding and Premier became a subsidiary of Xedar.

The remaining 91,244 shares of Premier common stock and 477,688 shares of Premier Series A preferred stock were subsequently converted to Xedar common stock using the same conversion ratios, resulting in additional 672,866 Xedar shares, bringing the total number of shares issued to effect the merger to 14,755,771 shares and the number of Xedar shares outstanding post-merger to 17,255,843 shares.

Further, options to purchase 65,500 Premier common shares are outstanding.  These options expire between 2011 and 2015.    If the options are exercised, the owners of the resulting common stock would become minority owners in Premier.

XEDAR CORPORATION
Notes to Consolidated Financial Statements

Controlling Shareholder Agreement

Simultaneously with entering into, and as a condition of, the above merger agreement, Premier entered into an agreement with the controlling shareholders of Xedar.  The terms of the agreement were that Premier paid the controlling shareholders of Xedar $400,000 in exchange for 463 shares of Xedar common stock, and all of the shareholders of Xedar retained 10% ownership in the surviving entity.

The entire transaction has been accounted for as a reverse acquisition of Xedar by Premier, in accordance with the provisions of FASB Statement 141, Business Combinations.  Premier is deemed to be the purchaser and surviving company for accounting purposes.  Accordingly, its assets and liabilities are included in the consolidated balance sheet at their historical book values and the results of operations of Premier have been presented for the comparative prior period.  The historical cost of the net assets of Xedar that were acquired was $0.  The $400,000 paid to the controlling shareholders of Xedar has been reported as a distribution in the consolidated statement of changes in stockholders’ equity.  Pro forma information is not presented as the financial statements of Xedar Corporation are insignificant.

Note 10 - Stock Option Plan

Premier established an incentive stock option plan for which 2,000,000 shares of its common stock have been set aside. The plan set the exercise price for employees who are less than 10% shareholders at $0.487694 for 2001; $0.243847 for 2002; $0.59567 for 2003; $0.91719 and $.66932 for two separate grants during 2004; and $0.98747 for 2005; and for employees who are 10% and over shareholders at an exercise price that is 10% higher. The option grants immediately vested. The vesting schedule for remaining options granted prior to 2005 was 1/3 after one year, 1/3 after two years and the final 1/3 after the third year. Retention options awarded in 2005 vested Ѕ after one year and Ѕ after two years.

Premier granted 220,622 options during 2005. There were 254,298 options not yet granted as of December 31, 2005. Additionally, Premier amended the plan on March 21, 2002, to grant its stock options for stock options of FuGEN that employees of FuGEN had previously received. These newly amended options totaled 849,198 at a price of $0.68 per share and the same vesting schedule as previously issued stock options, giving benefit to all prior service of FuGEN employees.

During December 2006, the Company exchanged 1,550,717 options and 333,360 warrants from the option and warrant holders, respectively, for 366,048 shares of the Company’s restricted common stock. 76,000 options remain outstanding. All warrants have been exchanged. As a result of this exchange, the Company recognized $30,833 of compensation expense which represents the remaining pro forma expense to be recognized as of the date of exchange.

For the year ended December 31, 2005, Premier has adopted the disclosure-only provisions of Statement of Accounting Standards No. 123, Accounting for Stock-Based Compensation. Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation costs for Premier’s stock option plans been determined based on the fair value at the grant date for awards during the period ended December 31, 2005 in accordance with the provisions of SFAS No. 123, the Company’s net loss and loss per share would have been increased to the pro forma amounts indicated below:

2005
Net income - as reported	$13,247
Net loss - pro forma	$(97,512)
Basic income per share - as reported	$0.001
Basic loss per share - pro forma	$(0.008)
Fully diluted income per share - as reported	$0.001
Fully diluted loss per share - pro forma	$(0.008)

XEDAR CORPORATION
Notes to Consolidated Financial Statements

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2005; dividend yield of 0%, expected volatility of 216%; risk-free interest rate of 4.12%; and expected life of 5.29 years. The weighted average grant date fair value of options was $0.99 for 2005.

Below is a summary of stock option and warrant activity:

	Option Price Per Share	Weighted Average Exercise Price	Number of Shares
Balance, December 31, 2004	$0.24 to $0.92	$0.60	1,484,725

Canceled	$0.24 to $0.68	$0.65	(24,645)
Granted	$0.99	$0.99	220,622
Exercised	---	$0.00	---
Balance, December 31, 2005	$0.24 to $0.99	$0.65	1,680,702

Canceled	$0.68 to $0.99	$0.85	(43,985)
Repurchased	$0.24 to $0.99	$0.64	(1,550,717)
Exercised	$0.24	$0.24	(10,000)
Balance, December 31, 2006	$0.24 to $0.99	$0.65	76,000

Stock Warrants	Warrant Price Per Share	Weighted Average Exercise Price	Number of Shares
Balance, December 31, 2003 through December 31, 2005	$0.49	$0.49	333,360
Repurchased	$0.49	$0.49	(333,360)
Balance, December 31, 2006			---

The weighted average exercise prices of stock options and warrants exercisable at each period end are:

Option Exercise Price per Share	Weighted Average Contractual Life in Years	Weighted Average Exercise Price	Number of Shares
$0.68	5.2	$0.68	35,000
$0.99	8.4	$0.99	41,000
			76,000

XEDAR CORPORATION
Notes to Consolidated Financial Statements

Below is additional information with respect to those options outstanding at December 31, 2006:

Option Exercise Price per Share	Weighted Average Contractual Life in Years	Weighted Average Exercise Price	Number of Shares
$0.68	5.2	$0.68	35,000
$0.99	8.4	$0.99	41,000
			76,000

During 2006, Premier Data Services, Inc. adopted Statement of Financial Accounting Standards No. 123 (Revised). This new statement requires that compensation expense be recorded for the value of stock options granted. Premier Data Services, Inc. has elected to apply the modified prospective application whereby the financial statements for the years ended December 31, 2005 and 2004 have not been changed and the disclosures for those periods are consistent with Statement of Financial Accounting Standards No. 123.

No stock options were granted during 2006. As a result, pro forma compensation expense for stock options relates to the prior years’ stock options granted but not yet vested at December 31, 2005. The amount of unrecognized compensation cost relating to options granted but not yet vested amounted to $13,729 as of December 31, 2006, all of which is expected to be expended during 2007.

Note 11 - Employee Benefit Plan

The Company has a 401(k) plan, which covers most of the employees with over 90 days of service. The plan provides for full vesting after 90 days in the plan. The Company’s contribution rate is 50% of employee contributions up to a limit of $1,000 per employee per year. The Company follows the policy of funding the plan contributions as accrued.

Contributions to the plan by Premier were approximately $42,000 and $40,000 for the years ended December 31, 2006 and 2005, respectively.

Note 12 - Segment Information

The Company managed its business and aggregates its operational and financial information in accordance with four reportable segments. Its consulting segment provides independent verification and validation (IV&V) and information assurance on large projects within several federal agencies. Its GIS segment provides government and oil and gas customers with a combination of land database products and production services related to the creation or enhancement of land records. Its customer relationship management segment provided software maintenance support, and was sold in November 2006. Its justice information systems segment created and installed court case management systems, and was folded into the consulting segment at the end of 2006.

XEDAR CORPORATION
Notes to Consolidated Financial Statements

Financial information for the Company’s business segments was (in thousands):

	As of December 31
	2006	2005
Revenue:
Consulting	$3,299	$4,888
Geographical information systems	2,434	2,478
Justice information systems	322	120
Total	$6,055	$7,468
In 2006 the Company’s revenue from the two customers which exceeded 10% of total revenue was $1,528,000 and $796,000. In 2005 the Company’s  revenue from the one customer which exceeded 10% of total revenue (a different customer) was $3,940,000. The revenue from each of these three customers was in the consulting segment.

Income (Loss) from operations:
Consulting	$175	$1,085
Geographical information systems	350	93
Justice information systems	(261)	(475)
Corporate expense	(787)	(741)
Total	$(523)	$(38)

Identifiable fixed assets:
Consulting	157	$156
Geographical information systems	735	710
Justice information systems	77	75
Other	51	52
Less: accumulated depreciation	(731)	(870)
Total	$289	$123

Depreciation and amortization:
Consulting	$37	$58
Geographical information systems	126	131
Other	129	123
Total	$292	$312

As discussed in Note 8, the Company sold its CRM segment in November 2006.   For the year ended December 31, 2006, CRM revenue was approximately, $182,000, loss from operations was approximately $87,000 and identifiable fixed assets were zero.   For the year ended December 31, 2005, CRM revenue was approximately, $374,000, income from operations was approximately $51,000 and identifiable fixed assets were approximately $417,000.

Total asset data is not provided to the chief operating decision maker and therefore is not detailed above.

Note 13 - Subsequent Events

On January 1, 2007, the Company acquired Land Links, which compiles information for and related to the geographic coordinate database, for 360,000 shares of the Company’s common stock. This acquisition does not meet the significance tests and the financial statements are not included in this filing.

XEDAR CORPORATION
Notes to Consolidated Financial Statements

On March 1, 2007, the Company completed the sale of its justice information systems (“JIS”) division to Justice Systems, Inc. for approximately $140,000 in cash, of which $75,000 was for the underlying business assets and $65,000 was for a six-month service contract to support the transition of the JIS division to Justice Systems, Inc. The JIS segment was not classified as held for sale at December 31, 2006, because as of that date management had not committed to a plan to sell the JIS segment.  There was no material relationship between the Company and Justice Systems, Inc. prior to the disposition of JIS division assets.

On January 9, 2007, the Company entered into consulting arrangements with Livestrong Venture Capital Partners, Inc., C.C.R.I. Corporation, and Capital Group Communications for a term of twelve months, pursuant to which we issued to 500,000 shares of the Company’s common stock to Livestrong Venture Capital Partners, Inc., 200,000 shares of the Company’s common stock to C.C.R.I. Corporation, and 500,000 shares of the Company’s common stock to Capital Group Communications as consideration for investor relations and financial consulting services to be provided.

These shares were valued at $0.90, the stock price at date of issuance, totaling $1,080,000.  The Company is recording the $1,080,000 as consulting expense, a component of selling and administrative expense, as of January 9, 2007, the date of the contracts.

On March 22, 2007 the Company acquired all of the outstanding stock of Atlantic Systems Corporation, a Virginia corporation (“Atlantic”).  Atlantic develops software for the defense and intelligence agencies of the federal government, and provides technical assistance and training for other software systems implemented by the federal government. Additionally, Atlantic provides strategy consulting services to those same agencies.  Further, Atlantic assists its clients in selling their products and services to the federal government.  Pursuant to the Stock Purchase Agreement among the Company, Atlantic, and Don W. Rakestraw, Jeffrey R. Grime, and J. O. McFalls, III (who together owned all of the outstanding stock of Atlantic prior to the transaction), dated March 22, 2007, as amended by the First Amendment to Stock Purchase Agreement, dated July 26, 2007, the Company purchased all of the outstanding Atlantic stock from the shareholders for (i) an initial payment of 1,380,802 of the Company’s common stock, (ii) a closing payment of 3,000,000 shares of the Company’s common stock, and (iii) a contingent payment not to exceed 2,000,000 shares of the Company’s common stock, to be made at our discretion, in the event Atlantic or its subsidiary receives one or more significant RFPs (Requests For Proposal), RFQs (Requests for Quotation) or SOWs (Statements of Work) from the federal government, or a significant industry participant, and responds to such requests with one or more proposals by December 31, 2007.  The terms of the Atlantic acquisition were negotiated by our CEO, Hugh H. Williamson, III, and the three shareholders of Atlantic, and Don W. Rakestraw, Jeffrey R. Grime, and J. O. McFalls, III. The Company had no material relationship with Atlantic or its shareholders prior to the purchase.  Subsequent to the acquisition, Don W. Rakestraw, Jeffrey R. Grime, and J. O. McFalls, III became employees at will with certain severance related rights.  Specifically, Mr. Rakestraw became the CEO of the Company’s wholly owned Atlantic subsidiary, with an annual salary of $230,000 per year.  If Mr. Rakestraw is terminated without cause in his first year of employment, he is entitled to a payment of $820,000, if he is terminated without cause at any time thereafter, he is entitled to a payment of $500,000, and if he is terminated for cause at any time, he is not entitled to any severance. Mr. Grime became the President of the Company’s wholly owned Atlantic subsidiary, with an annual salary of $230,000 per year.  If Mr. Grime is terminated without cause in his first year of employment, he is entitled to a payment of $690,000, if he is terminated without cause at any time thereafter, he is entitled to a payment of $460,000 and if he is terminated for cause at any time, he is not entitled to any severance.  Mr. McFalls became the President of the NSA business unit of our wholly owned Atlantic subsidiary, with an annual salary of $210,000 per year.  If Mr. McFalls is terminated without cause, he is entitled to a payment of $420,000, and if he is terminated for cause at any time he is not entitled to any severance.  With the acquisition of Atlantic, the Company now provides strategic planning, business development services and program management to the federal government.

On October 1, 2007 the Company acquired Pixxures, Inc., a Delaware corporation, in a stock-for-stock transaction.  The Company acquired Pixxures Inc. in order to expand the Company’s geospatial production and sales capabilities.  Pixxures employs a much larger number of geospatial production personnel than the Company, allowing the Company to bid on larger geospatial projects that the Company would previously have needed to outsource to subcontractors.  Also, Pixxures operates in a lower-cost facility than the Company, so the overhead cost applied to the Company’s bids will be reduced.  Further, Pixxures has three sales staff specializing in county-level and commercial customers, which complements the Company’s two sales staff who specialize primarily in federal government sales.  To facilitate the Pixxures acquisition, the Company formed Pixx Acquisition Corp., a Delaware corporation.  By the terms of the Agreement and Plan of Merger, dated September 26, 2007, among us, Pixxures and Pixx Acquisition Corp., the Company purchased all of the issued and outstanding capital stock of Pixxures for a closing payment of 1,734,780 shares of the Company’s common stock having a negotiated valuation of $5,115,000, based on the average daily closing price of the Company’s common stock for the 20 trading days ending two days prior to the closing.  In accordance with SFAS 141 the Company has determined the market value of the 1,734,780 shares to be $6,129,556, based on the average closing price of the Company’s common stock of $3.533 per share.  This price was determined based on the price of the Company’s stock 3 trading days before and after the acquisition was agreed to and announced.  Subject to the terms of the agreement, additional shares may become payable by the Company if the market price of the Company’s common stock, for the 60 trading days following the date upon which the purchase payment shares are registered with the U.S. Securities and Exchange Commission, is less than the average closing price.  If the subsequent market price is less than the average closing price, additional shares will be issued, such that the total consideration received for the Pixxures capital stock in the transaction equals $5,115,000, calculated based on the subsequent market price.

Unaudited Financial Statements for the
Nine Months and Quarters ended September 30, 2007 and 2006

XEDAR CORPORATION
Consolidated Balance Sheet

	September 30, 2007 (unaudited)	December 31, 2006
Assets
Current Assets
Cash and cash equivalents	$94,154	$1,354,652
Trade accounts receivable, net of allowance for doubtful accounts of $8,028 and $6,230	1,504,647	638,201
Other current assets	84,980	68,561
Total Current Assets	1,683,781	2,061,414
Property and equipment, net	295,054	213,979
Intangible assets, net	7,661,272	-
Goodwill	6,070,176	1,246,904
Noncurrent assets of discontinued operations	-	75,000
Total Assts	$15,710,283	$3,597,297

Liabilities and Stockholders' Equity
Current Liabilities	$325,712	$40,347
Accounts payable	-	400,000
Payable to shareholders	537,506	578,073
Deferred subscription revenue	310,000	-
Line of credit – bank	364,963	383,338
Current portion of convertible notes payable to related parties	212,537	118,263
Accrued liabilities and other	1,750,718	1,520,021
Total Current Liabilities
Stockholders' Equity	18,502,705	3,542,525
Common stock, no par value, 50,000,000 shares authorized; 24,031,320 and 18,030,518 shares issued and outstanding at September 30, 2007 and December 31, 2006	-	-
Common stock subscription issuable	(110,250)	-
Deferred Compensation Payable	(199,844)	-
Stockholder note receivable	(4,233,046)	(1,465,249)
Accumulated deficit	13,959,565	2,077,276
Total Stockholders' Equity	$15,710,283	$3,597,297
Total Liabilities and Stockholders' Equity

See Accompanying Notes To Unaudited Consolidated Financial Statements.

XEDAR CORPORATION
Consolidated Statement of Operations
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenue
Sales	$2,606,879	$1,488,758	$6,910,026	$4,514,652
Cost of sales (principally consulting compensation)	1,852,545	997,486	4,557,478	2,407,278
Gross profit	754,334	491,272	2,352,548	2,107,374
Selling and Administrative Expense
Compensation and payroll taxes	572,807	127,777	1,560,518	1,228,876
Other expense	976,011	300,536	3,618,746	806,657
Total Selling and Administrative Expense	1,548,818	428,313	5,179,264	2,035,533

Net Operating Income (Loss)	(794,484)	62,959	(2,826,716)	71,841
Other Income (Expense)
Interest income/expense	(8,885)	(14,088)	(5,945)	(42,458)
Other income/(expense)	520	(8,218)	7,197	(8,218)

Income (Loss) from continuing operations before income tax	(802,849)	40,653	(2,825,464)	21,165
Income tax benefit (expense)	(17,010)	-	(17,010)	(3,329)

Income (Loss) from continuing operations	(819,859)	40,653	(2,842,474)	17,836
Discontinued operations:
Loss from discontinued Customer Relationship Management segment	-	(11,423)	-	(49,343)
Income (Loss) from discontinued Justice Information Systems division	-	(68,960)	74,677	(212,544)

Net Loss	$(819,859)	$(39,730)	$(2,767,797)	$(244,051)

Net Loss per share – Basic and Diluted:
Loss per share from continuing operations	$(0.03)	$(0.00)	$(0.13)	$(0.00)
Loss per share from discontinued operations	$(0.00)	$(0.01)	$(0.00)	$(0.02)
Net loss per share	$(0.03)	$(0.00)	$(0.12)	$0.02)

Shares Used in Computing Net Loss per Share:
Basic - pro forma other than quarter ended September 30, 2007	24,031,321	13,420,530	22,430,786	13,420,530
Diluted - pro forma other than quarter ended September 30, 2007	24,031,321	13,420,530	22,430,786	13,420,530

See Accompanying Notes To Unaudited Consolidated Financial Statements.

XEDAR CORPORATION
Consolidated Statement of Cash Flows
 (unaudited)

	Nine Months Ended September 30,
	2007	2006
Cash Flow From Operating Activity:
Net Loss	$(2,767,797)		$(244,051)
Adjustments to reconcile net loss to net cash provided by operating activity
Depreciation and amortization	858,076		227,834
Loss on disposition of property and equipment	2,337		-
Stock issued for services	1,116,750		-
Stock option expense for exchange of options	13,729		-
Accrued interest on note receivable from stockholder	(4,614)		-
Changes in current assets and liabilities:
(Increase) decrease in:
Trade accounts receivable	78,679		48,891
Other current assets	(15,756)		(15,562)
Increase (decrease) in:
Accounts payable	(79,872)		63,069
Accrued liabilities and other	(48,672)		213,592
Deferred subscription revenue	(217,754)		2,835
Net Cash Provided (Used) by Operating Activity	(1,064,894)		296,608
Cash Flow from Investing Activity
Acquisition of property and equipment	(134,814)		(42,159)
Net Cash (Used) by Investing Activity	(134,814)		(42,159)
Cash Flow from Financing Activity
Payments on short-term notes payable	(418,375)		(297,237)
Proceeds on long-term notes payable	357,585		-
Proceeds from sale of common stock			1,625
Net Cash (Used) by Financing Activity	(60,790)		(295,612)
Net (Decrease) in Cash	(1,260,498)		(41,163)
Cash and Cash Equivalents - Beginning of the Period	1,354,652		196,992
Cash and Cash Equivalents - End of the Period	$94,154		$155,829
Supplemental Cash Flow Disclosure
Non-Cash Transactions
Shares issued to acquire Land Links Company, Ltd.	$360,000
Shares issued to acquire Atlantic Systems Corporation	18,536,703
Shares issued for consulting services	1,080,000
Shares issued for director fees	147,000
Stock option expense for exchange of options	13,729		5,214
Stock issued for exercise of stock options		$
Note receivable from shareholder acquired in connection with purchase of Atlantic Systems Corporation	(195,230)
Unamortized balance of stock-based compensation	(110,250)

See Accompanying Notes To Unaudited Consolidated Financial Statements.

XEDAR CORPORATION
Notes to Unaudited Consolidated Financial Statements

Note 1 – Nature of Business and Significant Accounting Policies

Nature of Business

Premier Data Services, Inc., a Delaware corporation ("Premier"), began operation in 1994.  In December 2006, Premier entered into a merger agreement with Xedar Corporation, a Colorado corporation ("Xedar"), in a reverse merger.  Xedar accounted for the transaction as a reverse acquisition of Xedar by Premier.  Premier is deemed to be the purchaser and surviving company for accounting purposes.  Accordingly, Xedar includes Premier’s assets and liabilities in the balance sheet at their historical book values and Xedar presents the results of operations of Premier for the comparative prior period.  The historical cost of the net assets of Xedar that Premier acquired was $0.

Xedar’s geographical information systems ("GIS") segment obtains federal land ownership data from the Bureau of Land Management ("BLM") and converts it into a database that Xedar sells to oil and gas companies, as well as several agencies of the federal government, along with browser software that allows users to easily access ownership information about specific parcels of land. Xedar offer this service both on compact disc and through an Internet site. Nearly all sales are on an annual or quarterly subscription basis. Xedar also offers production mapping services to a number of clients.

Xedar’s consulting segment provides contract computer programming and security analysis services to various governmental agencies. These services involve the analysis, design, and implementation of computer systems for federal and local governmental units. On March 22, 2007, Xedar acquired all of the outstanding stock of Atlantic Systems Corporation, a Virginia corporation ("Atlantic"). See Note 3. Going forward, Atlantic’s operations will comprise a significant portion of Xedar’s consulting segment.

Basis of Presentation

The accompanying interim consolidated financial statements include the accounts of Xedar (hereinafter sometimes referred to as the “Company”) and its wholly owned subsidiaries.  The Company has eliminated all significant intercompany balances and transactions in consolidation.

The accompanying financial statements are unaudited, are prepared in accordance with accounting principles generally accepted in the United States and include, in our opinion, all adjustments, consisting of only normal recurring adjustments, necessary in order to make the financial statements not misleading. The financial statements should be read in conjunction with our audited financial statements and the related notes included in our 2006 Annual Report on Form 10-KSB/A-1.

Revenue Recognition

The Company recognizes revenue when all of the following criteria have been met: (a) persuasive evidence of an arrangement exists, (b) delivery has occurred or services have been rendered, (c) the price to the customer is fixed or determinable, and (d) collectability is reasonably assured. The Company’s revenue recognition policies are based on the guidance in Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition, and Statement of Position (“SOP”) 97-2, Software Revenue Recognition.

Sales of critical information and decision-support tools
The Company derives a significant proportion of its revenue from the sale of subscriptions to the Company’s oil and gas database, which the Company recognizes ratably as delivered over the subscription period.

Sales of services
The Company provides consulting and GIS production services primarily on a time and materials basis.  The Company recognizes revenue related to services performed under time and materials contracts in the period performed, at standard billing rates.  The Company recognizes revenue associated with fixed-price contracts upon completion of each specified performance obligation under the terms of the contract.  If the contract includes acceptance contingencies, the Company’s recognizes revenue  in the period in which the Company receives documentation of acceptance from the customer.

The Company does not sell bundled products.  The Company sell software and databases, and each package has a maintenance contract associated with it.  Therefore, there are no bundled services, other than the maintenance aspect related to the software and database.  The Company also sells maintenance separately on existing software and database contracts.  Accordingly, there are no bundled services that would have to be accounted for under EITF 00-21.  Under SOP 97-2, because the Company sells maintenance on a separate basis, not just with the sale of software and databases, the Company breaks out the maintenance aspect of the sale and recognizes that revenue separately and ratably over the maintenance period.

XEDAR CORPORATION
Notes to Unaudited Consolidated Financial Statements

Share-Based Payment

Effective January 1, 2006, the Company began accounting for stock-based compensation in accordance with Statement 123R of the Financial Accounting Standards Board (“FASB”), which replaced Statement 123 and supersedes Accounting Principles Board Opinion 25.  Under the fair value recognition provisions of Statement 123R, share-based payments are measured at the grant date based on the fair value of the award and are recognized as expense on a straight-line basis over the requisite service period, which is the vesting period.  The Company elected the modified-prospective method, under which prior periods are not revised for comparative purposes.

The valuation provisions of Statement 123R apply to new grants and to grants that were outstanding as of the effective date and are subsequently modified.  The Company is recognizing estimated compensation for grants that were outstanding as of the effective date over the remaining service periods using the compensation expense estimated for the Statement 123 pro forma disclosures.  The Copmany determined compensation expense for options granted to non-employees in accordance with Statement 123R as the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured.

The adoption of Statement 123R resulted in the recognition of $13,729 and $0 of compensation expense during the nine months ended September 30, 2007 and 2006, respectively.  The amount of unrecognized compensation cost relating to options issued but not yet vested amounted to $0 as of September 30, 2007.  Premier cancelled its stock option plan in December 2006, so no options were granted during the nine months ended September 30, 2007.

Of the 76,000 options remaining outstanding as of December 31, 2006, 45,500 have subsequently expired, leaving 30,500 options outstanding.

Identifiable Intangible Assets and Goodwill

The Company accounts for its business acquisitions using the purchase method of accounting, which allocates the total cost of an acquisition to the underlying net assets based on their respective estimated fair values.  As part of this allocation process, the Company identifies and attributes values and estimated lives to the intangible assets acquired.

Identifiable intangible assets with finite lives are amortized on a straight-line basis over their respective lives.

The Company  reviews the carrying values of identifiable intangible assets with indefinite lives and goodwill at least annually to assess impairment because these assets are not amortized. Additionally, the Company reviews the carrying value of any intangible asset or goodwill whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. The Company assess impairment by comparing the fair value of an identifiable intangible asset or goodwill with its carrying value. Impairments are expensed when incurred.

Reclassifications

The Company has reclassified certain data in the financial statements of the prior period to conform to the current period presentation.

Note 2 – Acquisition of Land Links Company Ltd.

On January 1, 2007, the Company acquired Land Links Company, Ltd., a New Mexico limited liability company ("Land Links"), which compiles information for and related to the geographic coordinate database, for 360,000 shares of common stock. This acquisition was not material, and thus, separate financial statements are not required.

XEDAR CORPORATION
Notes to Unaudited Consolidated Financial Statements

Note 3 – Acquisition of Atlantic Systems Corporation

On March 22, 2007, the Company purchased all of the outstanding stock of Atlantic, in a stock-for-stock transaction. The Stock Purchase Agreement ("Agreement") was between the Company, Atlantic, and Don W. Rakestraw, Jeffrey R. Grime, and J. O. McFalls, III (collectively the "Shareholders" who owned all of the outstanding stock of Atlantic prior to the transaction). The Company purchased all of the outstanding Atlantic stock from the Shareholders for (i) a closing payment of 3,000,000 shares of the Company’s common stock, and (ii) a post-closing payment to be equal to the number of shares of the Company’s common stock having a value of $5,108,696 at the time of issuance as more particularly set forth in the Agreement.  On July 26, 2007, the Company, Atlantic, and the Shareholders entered into the First Amendment to Stock Purchase Agreement (the "Amendment") which amended the Agreement to provide that the Shareholders would (in lieu of (ii) above) receive an initial payment of 1,380,802 shares of the Company’s common stock, to be issued in August 2007, in addition to the closing payment of 3,000,000 shares of the Company’s common stock. The Company, in its discretion, also agreed to issue up to an additional 2,000,000 shares of the Company’s common stock to the Shareholders if Atlantic or its subsidiary receives one or more significant RFPs, RFQs or SOWs from the federal government, or a significant industry participant, and responds to such requests with one or more proposals by December 31, 2007.  The contingency related to the additional 2,000,000 shares has been expanded, at our discretion, to include additional performance criteria related to closing certain contracts.  The Company expects this will be measured during the fourth quarter of 2007.  The Company has not yet determined the amount of additional shares, if any, that will be issued.  Therefore, the Company has not accrued any compensation cost related to these shares. There are no material changes to the purchase price as a result of this amendment.  The Company had no material relationship with Atlantic or the Shareholders prior to the purchase.  The allocation of the purchase price between intangible assets and goodwill has been completed with no changes from the preliminary valuation.

The Company acquired Atlantic because the Company believes Atlantic’s consulting services are synergistic with the business of the Company’s consulting segment, and because the Company believes Atlantic’s customer relationships with the federal government are synergistic with the federal government relationships the Company has in its operations.  The Company believes these benefits are sufficiently strong to warrant the purchase price the Company paid, resulting in an allocation of a significant portion of the purchase price to goodwill.

The Company included the results of operations of Atlantic in the Company’s statement of operations for the period from the acquisition date  (March 22, 2007) through September 30, 2007.

The Company allocated $1,435,000 and $1,003,000 of the Atlantic purchase price to customer contracts and non-compete agreement intangible assets, respectively, which the Company is amortizing over 5 years.  The Company has also allocated $5,611,000 of the Atlantic purchase price to a customer relationships intangible asset, which the Company is amortizing over 8 years.

Note 4 – Discontinued Operations

Sale of CustomerSoft

In November 2006 the Company sold CustomerSoft, the Company’s CRM segment, which provided software maintenance support.  The Company decided to sell CustomerSoft in order to reduce the number of the Company’s operating segments, thereby allowing us to concentrate the Company’s monetary and management resources on developing the GIS and consulting segments.

Sale of Justice Information Systems Division

On March 1, 2007, the Company completed the sale of the Company’s JIS segment to Justice Systems, Inc., for approximately $140,000 in cash, of which $75,000 was for the underlying business assets and $65,000 was for a six-month service contract to support the transition of the JIS segment to Justice Systems, Inc.  The $65,000 contract is being recognized over the period services are provided.  The JIS segment had no material current assets or current liabilities as of December 31, 2006.  The Company sold the JIS segment in order to concentrate the Company’s resources on developing the GIS and consulting segments.

Other

In the nine months ended September 30, 2007, and 2006, the Company allocated no interest expense to CustomerSoft or the JIS segment.

XEDAR CORPORATION
Notes to Unaudited Consolidated Financial Statements

Note 5 – Business Loan Agreement

On June 8, 2007, the Company signed a business loan agreement, effective June 7, 2007, with KeyBank National Association, pursuant to which the Company obtained a $500,000 revolving line of credit.  The line of credit is evidenced by a promissory note bearing interest at a variable rate of the prime rate of KeyBank, with an initial interest rate equal to 8.25% per year.  As security for the line of credit, the Company has executed a commercial security agreement in favor of KeyBank and Hugh H. Williamson, III, our Chairman and Chief Executive Officer, has entered into a commercial guaranty, personally guarantying full and punctual payment of all of our obligations arising under the line of credit.

There was no material relationship between the Company and KeyBank prior to entering into the line of credit.

Note 6 – Loss per Share

Because the Company incurred losses for each of the periods reported the Company did not include outstanding stock options and warrants in the calculation of diluted weighted average shares outstanding, because the effect of such securities would have been anti-dilutive.  Accordingly, the Company’s basic and diluted weighted average shares outstanding were the same for the periods reported.

Note 7 – Segment Information

The Company managed its business and accumulated its operational and financial information using four reportable segments.  The Company’s consulting segment provides independent verification and validation and information assurance on large projects within several federal agencies.  The Company’s GIS segment provides government and oil and gas customers with a combination of land database products and production services related to the creation or enhancement of land records.  The Company’s CRM segment provided software maintenance support, and was sold in November 2006.  The Company’s JIS segment created and installed court case management systems, and was folded into the Company’s consulting segment at the end of 2006, and then sold in March of 2007.

Financial information for the nine months ended and as of September 30 for the Company’s business segments was (in thousands):

	2007	2006
Sales:
Consulting	$4,791	$2,643
CRM	0	168
GIS	2,119	1,871
JIS	-	231
	6,910	4,913
Less: Discontinued operations -
CRM and JIS	0	(399)
Total sales	$6,910	$4,514

XEDAR CORPORATION
Notes to Unaudited Consolidated Financial Statements
Income (Loss) from operations:
Consulting	$226	$206
CRM	0	(49)
GIS	99	265
JIS	0	(212)
Corporate expense	(3,093)	(454)
	(2,768)	(244)
Less: Discontinued operations -
CRM and JIS	(74)	261
Total income (loss)
from continuing operations	$(2,842)	$17

Identifiable fixed assets:
Consulting	$231	$157
GIS	641	735
JIS	0	77
Other	49	51
Less: accumulated depreciation	(626)	(731)
	295	289
Less: Discontinued operations -
CRM and JIS	0	(75)
Total fixed assets from continuing
Operations	$295	$214

Depreciation and amortization:
Consulting	$30	$28
GIS	92	97
Other	752	103
Total	$874	$228

In the nine months ended September 2007 the Company’s revenue from the two customers which exceeded 10% of total revenue was $1,463,038 and $1,000,448.  In the nine months ended September 2006 the Company’s revenue from the two customers (one of which was the same in both years), which exceeded 10% of total revenue, was $1,218,163 and $625,967.  The revenue from each of these customers was in the consulting segment.

Total asset data is not provided to the chief operating decision maker and therefore is not detailed above.

XEDAR CORPORATION
Notes to Unaudited Consolidated Financial Statements

Note 8 – Pro Forma Financial Information

Below are the consolidated results of operations of the Company as though the business combinations had been completed as of the beginning of each period.

	Quarter Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Sales	$2,606,879	$2,695,077	$8,331,008	$8,612,357
Net income (loss)	$(819,859)	$(544,087)	$(2,767,797)	$(278,968)
Income (loss) per share	$(0.03)	$(0.03)	$(0.12)	$(0.02)

Note 9 – Subsequent Events

On October 1, two debt holders converted debts owed to them by the Company into the Company’s common stock.  Mr. Jacob Baum converted $128,592 of debt into 128,592 shares of the Company’s common stock, while Sagebrook Technology Partners converted $151,077 of debt into 151,077 shares of the Company’s common stock.

On October 1, 2007 the Company acquired Pixxures, Inc., a Delaware corporation (“Pixxures”), in a stock for stock transaction.  The Company acquired Pixxures in order to expand the Company’s geospatial production and sales capabilities.  Pixxures employs a much larger number of geospatial production personnel than the Company, allowing the Company to bid on larger geospatial projects that the Company would previously have needed to outsource to subcontractors.  Also, Pixxures operates in a lower-cost facility than the Company, so the overhead cost applied to the Company’s bids will be reduced.  Further, Pixxures has three sales staff specializing in county-level and commercial customers, which complements the Company’s two sales staff who specialize primarily in federal government sales.  To facilitate the Pixxures acquisition, the Company formed Pixx Acquisition Corp., a Delaware corporation.  By the terms of the Agreement and Plan of Merger, dated September 26, 2007, among the Company, Pixxures and Pixx Acquisition Corp., the Company purchased all of the issued and outstanding capital stock of Pixxures for a closing payment of 1,734,780 shares of the Company’s common stock having a negotiated value of $5,115,000, based on the average daily closing price of the Company’s common stock for the 20 trading days ending two days prior to the closing.  Subject to the terms of the agreement, additional shares may become payable by the Company if the market price of the Company’s common stock, for the 60 trading days following the date upon which the purchase payment shares are registered with the SEC, is less than the average closing price.  If the subsequent market price is less than the average closing price, additional shares will beissued, such that the total consideration received for the Pixxures capital stock in the transaction equals $5,115,000, calculated based on the subsequent market price.

ATLANTIC SYSTEMS CORPORATION

Financial Statements for the Years Ended December 31, 2006 and 2005

INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Atlantic Systems Corporation
Arlington, Virginia

We have audited the accompanying consolidated balance sheets of Atlantic Systems Corporation as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Atlantic Systems Corporation as of December 31, 2006 and 2005, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Ehrhardt Keefe Steiner & Hottman PC

Ehrhardt Keefe Steiner & Hottman PC

April 23, 2007
Denver, Colorado

ATLANTIC SYSTEMS CORPORATION

Consolidated Balance Sheets

Assets

	December 31,
	2006	2005
Current assets
Accounts receivable (net of zero doubtful accounts allowance)	$670,920	$591,970
Cost and estimated earnings in excess of billings on uncompleted contracts	-	233
Total current assets	670,920	592,203
Non-current assets
Other long-term assets	663	663
Total non-current assets	663	663
Total assets	$671,583	$592,866

Liabilities and Stockholders' Equity (Deficit)

Current liabilities
Checks written in excess of bank balance	$-	$32,816
Accounts payable	80,918	82,272
Accrued expense	204,602	265,004
Billings in excess of costs and estimated earnings	472,099	415,691
Deferred rent	3,288	912
Total current liabilities	760,907	796,695
Stockholders' equity (deficit)
Common stock, 100,000 shares authorized; 44,444 and 40,000 shares issued and outstanding at December 31, 2006 and 2005, respectively	188,500	4,000
Stockholder note receivable	(184,500)	-
Stockholders' deficit	(93,324)	(207,829)
Total stockholders' equity (deficit)	(89,324)	(203,829)
Total liabilities and stockholders' equity (deficit)	$671,583	$592,866

See notes to consolidated financial statements.

ATLANTIC SYSTEMS CORPORATION

Consolidated Statements of Operations

	For the Years Ended
	December 31,
	2006	2005
Revenue	$5,326,173	$5,198,843
Cost of revenue	4,483,009	4,575,495
Gross profit	843,164	623,348
Selling, general and administrative expense	698,799	741,438
Income (loss) from operations	144,365	(118,090)
Other income (expense)
Interest income	7,140	3,740
Interest expense	-	(5,537)
Total other income (expense)	7,140	(1,797)
Net income (loss)	$151,505	$(119,887)

See notes to consolidated financial statements.

ATLANTIC SYSTEMS CORPORATION

Consolidated Statement of Changes in Stockholders' Equity (Deficit)
For the Years Ended December 31, 2006 and 2005

	Common Stock		Stockholders'	Stockholder	Stockholders'
	Shares	Amount	Equity (Deficit)	Note Receivable	Deficit
Balance - December 31, 2004	40,000	$4,000	$(15,937)	$-	$(11,937)
Distributions	-	-	(72,005)	-	(72,005)
Net loss	-	-	(119,887)	-	(119,887)
Balance - December 31, 2005	40,000	4,000	(207,829)	-	(203,829)
Distributions	-	-	(37,000)	-	(37,000)
Common stock issued	4,444	184,500	-	(184,500)	-
Net income	-	-	151,505	-	151,505
Balance - December 31, 2006	44,444	$188,500	$(93,324)	$(184,500)	$(89,324)

See notes to consolidated financial statements

ATLANTIC SYSTEMS CORPORATION

Consolidated Statements of Cash Flows

	For the Years Ended
	December 31,
	2006	2005
Cash flow from operating activity
Net income (loss)	$151,505	$(119,887)
Adjustments to reconcile net income (loss) to net cash provided by operating activity
Changes in assets and liabilities
Accounts receivable, net	(78,950)	(417,870)
Costs and estimated earnings in excess of billings on uncompleted contracts	233	(233)
Other long-term assets	-	1,920
Checks written in excess of bank balance	(32,816)	32,816
Accounts payable	(1,354)	77,970
Accrued expense	(60,402)	134,117
Billings in excess of costs and estimated earnings	56,408	415,691
Deferred rent	2,376	1,673
	(114,505)	246,084
Net cash provided by operating activity	37,000	126,197
Cash flow from financing activity
Distributions	(37,000)	(72,005)
Net payments on line-of-credit	-	(69,972)
Net cash used in financing activity	(37,000)	(141,977)
Net increase (decrease) in cash	-	(15,780)
Cash - beginning of year	-	15,780
Cash - end of year	$-	$-

Supplemental disclosure of cash flow information:

Cash paid for interest for the years ended December 31, 2006 and 2005 was $0 and $5,537, respectively.

Supplemental disclosure of non-cash activity:

During 2006, the Company entered into a note receivable with an unrelated third party to purchase 4,444 shares of common stock for $184,500 (Note 5).

See notes to consolidated financial statements.

ATLANTIC SYSTEMS CORPORATION
Financial Statements Notes

Note 1 - Description of Business and Summary of Significant Accounting Policies

Atlantic Systems Corporation (“Atlantic”) was established as a Virginia S Corporation in February 2000. In June 2001, Point One, LLC (“Point One”) became a fully owned subsidiary of Atlantic. Point One is a provider of marketing and business development services on behalf of other companies to the federal government, as well as federal government program management and oversight. Its products include modeling/simulation tools, enterprise information management software and interactive media.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Atlantic and its subsidiary, Point One (collectively, the "Company"). All intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company continually monitors its positions with, and the credit quality of, the financial institutions with which it invests. As of the balance sheet date, no balances of cash and cash equivalents exceeded the federally insured limit.

Concentrations of Credit Risk

The Company grants credit in the normal course of business to customers in the United States. The Company periodically performs credit analysis and monitors the financial condition of its customers to reduce credit risk.

At December 31, 2006, three customers accounted for 72% of accounts receivable and 44% of revenue.  At December 31, 2005, the three customers accounted for 70% of accounts receivable and 75% of revenue.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company recognizes revenue when all of the following criteria have been met: (a) persuasive evidence of an arrangement exists, (b) delivery has occurred or services have been rendered, (c) the price to the customer is fixed or determinable, and (d) collectibility is reasonably assured. Our revenue recognition policies are based on the guidance in Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition.

Sales of services

The Company recognizes revenue related to services performed under time and materials contracts in the period performed, at standard billing rates.  The Company recognizes revenue associated with fixed-price contracts upon completion of each specified performance obligation under the terms of the contract.  If the contract includes acceptance contingencies, The Company recognizes revenue  in the period in which we receive documentation of acceptance from the customer.

ATLANTIC SYSTEMS CORPORATION
Financial Statements Notes

The Company does not sell bundled products.  The Company sells software and databases, and each package has a maintenance contract associated with it.  Therefore, there are no bundled services, other than the maintenance aspect related to the software and database.  The Company also sells maintenance separately on existing software and database contracts.  Accordingly, there are no bundled services that would have to be accounted for under EITF 00-21.

Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recovered. The Company looks primarily to the undiscounted future cash flows in its assessment of whether or not long-lived assets have been impaired.

Income Taxes

The Company has elected to be treated as an S Corporation for income tax purposes. Accordingly, taxable income and losses of the Company are reported on the income tax returns of the Company's stockholders and no provisions for income taxes have been recorded on the accompanying financial statements.

Note 2 - Costs and Estimated Earnings on Uncompleted Contracts

The Company's cost and estimated earnings on uncompleted contracts include:

	December 31,
	2006	2005
Costs incurred on uncompleted contracts	$1,467,674	$2,050,959
Estimated earnings recognized	140,804	160,054
Less billings to date	(2,080,577)	(2,626,471)
	$(472,099)	$(415,458)

The estimated earnings on uncompleted contracts are included in the accompanying balance sheet under the following captions:

	December 31,
	2006	2005
Costs and estimated earnings in excess of billings on uncompleted contracts	$-	$233
Billings in excess of costs and estimated earnings	(472,099)	(415,691)
	$(472,099)	$(415,458)

Note 3 - Line-of-Credit

The Company had a $250,000 line-of-credit available with a bank with no termination date. Interest is at prime plus 1.0% (7.75% at December 31, 2006), payable monthly. The Company had no outstanding balance on this line-of-credit at December 31, 2006 or 2005.  The Company subsequently cancelled the line-of-credit agreement.

ATLANTIC SYSTEMS CORPORATION
Financial Statements Notes
Note 4 - Commitments and Contingencies

Operating Leases
The Company leases approximately 3,900 square feet of office space under a non-cancelable operating lease that expires on June 30, 2008. Rent expense for the years ended December 31, 2006 and 2005 was $83,444 and $65,788, respectively.

Future minimum lease payments under these leases are approximately:

Year Ending December 31,
2007	$134,170
2008	68,076
$202,246

Litigation

In the normal course of business, the Company is party to litigation from time to time. The Company maintains insurance to cover certain actions and believes that resolution of such litigation will not have a material adverse effect on the Company.

Note 5 - Stockholder Note Receivable

During 2006, the Company entered into a note receivable with an unrelated third party to purchase 4,444 shares of common stock in Atlantic System Corporation for $184,500. The payment for the stock was in the form of a note receivable to the Company. The note requires an annual interest rate of 4.73% due annually on or before December 31 of each year. The entire outstanding principal balance and any unpaid interest is due on December 31, 2015.

Note 6 - Employee Benefit Plan

The Company has adopted a 401(k) plan, which allows eligible employees to contribute a percentage of their salary up to a maximum allowable annually by the Internal Revenue Service. The Company matches the employee contribution to a maximum of 50% of the employees' contributions up to the annual maximum allowable. The Company made matching contributions of $55,055 and $42,510 during 2006 and 2005, respectively.

Note 7 - Subsequent Events

On March 22, 2007, 100% of the outstanding shares of the Company were acquired by another company.

PIXXURES, INC.

Financial Statements for the Years Ended December 31, 2006 and 2005

INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Pixxures, Inc.
Arvada, Colorado

We have audited the accompanying balance sheets of Pixxures, Inc. as of December 31, 2006 and 2005 and the statements of operations, changes in redeemable convertible preferred stock and stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  We were not engaged to perform an audit of the Company’s internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pixxures, Inc.  as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Ehrhardt Keefe Steiner & Hottman PC
Ehrhardt Keefe Steiner & Hottman PC

April 26, 2007
Denver, Colorado

PIXXURES, INC.

Balance Sheets

	September 30,	December 31,
	2007	2006	2005
	(Unaudited)
Assets

Current assets
Cash and cash equivalents	$476,007	$560,561	$580,509
Accounts receivable	879,391	1,235,793	601,340
Unbilled revenues	118,957	188,184	179,228
Prepaid expenses and other current assets	75,882	79,810	57,988
Total current assets	1,550,237	2,064,348	1,419,065

Non-current assets
Property and equipment, net	143,366	188,398	258,697
Software licenses, net of amortization of $1,369,232
(2007), $1,225,340 (2006) and $1,044,076 (2005)	161,768	301,063	453,276
Intangibles, net	6,175	31,960	66,340
Deposit	15,070	15,070	15,070
Investment in joint venture	48,669	-	-
Total non-current assets	375,048	536,491	793,383

Total assets	$1,925,285	$2,600,839	$2,212,448
Liabilities, Redeemable Convertible Preferred Stock and Stockholders' Deficit

Current liabilities
Accounts payable	$341,535	$315,003	$219,402
Accrued expenses	239,386	307,235	163,763
Deferred revenue	48,808	48,872	70,757
Line of credit	-	371,806	396,675
Current portion of capital lease obligations	49,445	45,614	32,392
Current portion of long-term debt	-	82,408	75,541
Current portion of note payable – related party	-	65,217	123,928
Fair value of stock purchase warrants	-	110,000	-
Total current liabilities	679,174	1,346,155	1,082,458

Non-current liabilities
Long-term debt, less current portion	-	6,867	89,275
Long-term debt – related party	-	-	65,217
Capital lease obligations, less current portion	17,699	55,277	76,371
Total liabilities	696,873	1,408,299	1,313,321

Preferred stock – redeemable, convertible, $0.001 par value; 64,450,000 authorized; 47,686,092 issued and outstanding at 2007 and 2006; 47,834,682 issued and outstanding at 2005; liquidation preference of $23,232,547
at December 31, 2006 and $24,198,074 at September 30, 2007	26,476,547	25,511,020	24,222,399

Commitments

Stockholders' equity
Common stock, $0.001 par value; 74,450,000 shares authorized; 791,924 shares issued and outstanding	792	792	792
Treasury stock, $0.001 per share at par, 229,355 shares held	(229)	(229)	(229)
Stockholder receivable	-	-	(25,000)
Additional paid-in capital	-	-	-
Accumulated deficit	(25,248,698)	(24,319,043)	(23,298,835)
Total stockholders' (deficit)	(25,248,135)	(24,318,480)	(23,323,272)

Total liabilities, redeemable convertible preferred stock and stockholders' deficit	$1,925,285	$2,600,839	$2,212,448

PIXXURES, INC.

Statements of Operations

	Nine Months Ended		For the Years Ended
	September 30,		December 31,
	2007	2006	2006	2005
	(Unaudited)	(Unaudited)
Sales	$3,837,104	$3,923,822	$5,553,767	$5,800,423
Cost of sales	2,358,375	2,320,897	3,154,146	3,669,742
Gross profit	1,478,729	1,602,925	2,399,621	2,130,681
Operating expenses
Research and development	36,705	48,321	109,041	130,765
Sales and marketing	410,194	415,220	560,718	751,509
General and administrative	679,521	656,327	877,642	816,386
Depreciation and amortization	260,033	275,304	371,794	257,974
Total operating expenses	1,386,453	1,395,172	1,919,195	1,956,634
Income from operations	92,276	207,753	480,426	174,047
Other expense
Interest expense	(13,236)	(55,670))	(70,047)	(32,877)
Other income (expense)	1,553	(6,966)	(6,966)	10,998
Equity in losses of equity method investee	(154,721)	-	-	-
Change in fair value of stock purchase warrants	110,000	-	(49,000)	-
Total other expense	(56,404)	(62,636)	(126,013)	(21,879)
Net (loss) income	$35,872	$145,117	$354,413	$152,168

PIXXURES, INC.

Statement of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Deficit
For the Years Ended December 31, 2006 and 2005

	Series A-1 Redeemable Convertible Preferred Stock		Series B-1 Redeemable Convertible Preferred Stock		Series C Redeemable Convertible Preferred Stock		Total Preferred Stock Redeemable Convertible		Common Stock		Note	Treasury Stock		Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Receivable	Shares	Amount	Deficit	Deficit
Balance - December 31, 2004	368,991	$8,349,280	28,467,138	$11,162,661	18,998,553	$3,421,090	47,834,682	$22,933,031	791,924	$ 792	$(25,000)	(229,355)	$ (229)	$(22,161,635)	$(22,186,072)
Cumulative dividends accrued on preferred stock	-	-	-	1,033,657	-	255,711	-	1,289,368	-	-	-	-	-	(1,289,368)	(1,289,368)
Net income	-	-	-	-	-	-	-	-	-	-	-	-	-	152,168	152,168
Balance - December 31, 2005	368,991	8,349,280	28,467,138	12,196,318	18,998,553	3,676,801	47,834,682	24,222,399	791,924	792	(25,000)	(229,355)	(229)	(23,298,835)	(23,323,272)
Cumulative effect of change in accounting principle (Note 8)	-	-	-	-	-	-	-	-	-	-	-	-	-	(61,000)	(61,000)
Cumulative dividends accrued on preferred stock	-	-	-	1,033,657	-	255,114	-	1,288,771	-	-	-	-	-	(1,288,771)	(1,288,771)
Write-off of note receivable	-	-	-	-	(148,590)	(150)	(148,590)	(150)	-	-	25,000	-	-	(24,850)	(150)
Net income	-	-	-	-	-	-	-	-	-	-	-	-	-	354,413	354,413
Balance - December 31, 2006	368,991	$8,349,280	28,467,138	$13,229,975	18,849,963	$3,931,765	47,686,092	$25,511,020	791,924	$792	-	(229,355)	$(229)	$(24,319,043)	$(24,318,480)

PIXXURES, INC.

Statements of Cash Flows

	Nine Months Ended		For the Years Ended
	September 30,		December 31,
	2007	2006	2006	2005
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income (loss)	$35,872	$145,117	$354,413	$152,168
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	260,033	275,304	358,767	273,907
Equity in losses of equity method investee	154,721	-	-	-
Interest expense attributed to debt discount	-	-	855	8,287
Change in fair value of stock purchase warrants	(110,000)	-	49,000	-
Changes in assets and liabilities
Accounts receivable	356,402	(442,535)	(634,453)	294,786
Unbilled revenues	69,227	(181,179)	(8,956)	136,086
Prepaid expenses and other current assets	3,928	38,389	(21,822)	11,056
Accounts payable	26,415	122,937	95,601	(336,935)
Accrued expenses	(67,728)	97,508	143,472	(92,791)
Deferred revenue	(64)	94,244	(21,885)	(934,150)
Receiveable LandPixx	` (4,647)	-	-	-
Net cash provided by (used in) operating activities	724,159	149,785	314,992	(487,586)
Cash flows from investing activities
Purchase of property and equipment	(45,329)	(67,233)	(42,981)	(61,892)
Investment in LandPixx	(198,743)	-	-	-
Other asset	-	(13,027)	-	-
Purchase of software licenses	(4,596)	(27,876)	(29,051)	(34,696)
Net cash used in investing activities	(248,668)	(108,136)	(72,032)	(96,588)
Cash flows from financing activities
Payments on line of credit	(371,806)	(24,869)	(24,869)	-
Payments on capital lease obligations	(33,747)	(22,214)	(37,715)	-
Proceeds from long-term debt	-	-	-	150,000
Payments on long-term debt	(154,492)	(141,636)	(200,324)	(256,900)
Net cash used in financing activities	(560,045)	(188,719)	(262,908)	(106,900)
Net decrease in cash	(84,554)	(147,071)	(19,948)	(691,074)
Cash and cash equivalents - beginning of year	560,561	580,509	580,509	1,271,583
Cash and cash equivalents - end of year	$476,007	$433,439	$560,561	$580,509

(Continued on the following page.)

PIXXURES, INC.

Statements of Cash Flows

(Continued from the previous page.)

Supplemental disclosure of cash flow information:

        Cash paid for interest for the years ended December 31, 2006 and 2005 was $65,193 and $33,234. For the nine months ended September 30, 2007 and 2006 cash paid for interest was $29,605 and $59,290.

Supplemental disclosure of non-cash activity:

During the years ended December 31, 2006 and 2005 the Company purchased equipment under capital leases in the amount of $29,843 and $108,763.

During the year ended December 31, 2005 the Company obtained software licenses and related maintenance agreements of $301,716 in exchange for a note payable.

During the year ended December 31, 2006 the Company wrote off a note receivable –shareholder in the amount of $25,000.

PIXXURES, INC.

Notes to Financial Statements

Note 1 - Description of Business and Summary of Significant Accounting Policies

Pixxures, Inc. (Pixxures or the Company) was originally incorporated in the state of Colorado on August 17, 1999; the Company was reincorporated in the state of Delaware on June 30, 2000. The Company provides digital orthophotography mapping services and products.

The Company owns, develops, and acquires various software and other know-how which enables it to produce orthorectified (map quality) aerial and satellite imagery (Ortho Imagery) and to provide solutions for correcting highly misaligned vector data to underlying orthophotography and street centerlines.  Pixxures has also developed a Website portal where customers can identify imagery which meets their needs and for various levels of subscription or other pricing options, place orders, link to other archives, or host their data.

The unaudited interim condensed consolidated financial statements included herein have been prepared by the management of the Company pursuant to the rules and regulations of the United States Securities and Exchange Commission. Certain information and note disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to these rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading. In the opinion of management, the unaudited interim condensed financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly, in all material respects, the Company’s financial position as of September 30, 2007, the interim results of operations for the nine months ended September 30, 2007 and 2006, and cash flows for the nine months ended September 30, 2007 and 2006. These interim statements have not been audited.

Cash and Cash Equivalents

The Company considers all highly-liquid investments with original maturities of three months or less to be cash equivalents and investments with original maturity dates greater than three months, but less than twelve months, to be short-term investments.  All of the Company's available funds at September 30, 2007 and December 31, 2006 and 2005 were deposited with high credit-quality financial institutions with original maturities of less than three months.

PIXXURES, INC.

Notes to Financial Statements

Note 1 - Description of Business and Summary of Significant Accounting Policies (continued)

Property and Equipment

Property and equipment is stated at cost.  Equipment under capital leases is valued at the lower of fair market value or net present value of the minimum lease payments at inception of the lease.  Depreciation is provided utilizing the straight-line method over the estimated useful lives for owned assets, ranging from 3 to 5 years, and the lesser of the related lease term or estimated useful life for leasehold improvements and equipment under capital leases.  Repair and maintenance costs are expensed as incurred.

Software Licenses

The Company capitalizes costs associated with purchased software licenses and technology utilized in the processing and distribution of its products and services.  The Company amortizes such costs on a straight-line basis over the license period of one to three years.

Intangible Assets

The Company has elected to capitalize costs incurred for the purpose of obtaining patents, copyrights on proprietary software, and purchased technology. The Company amortizes such costs on a straight-line basis over the estimated useful life of three to five years. The balance in intangibles assets of $31,960 as of December 31, 2006 will be amortized during 2007.

Investment in Joint Venture

Investments in corporate entities over which the Company can exert significant influence (but not control) are accounted for using the equity method. Under the equity method, the investment is recorded at cost with the Company’s proportionate share of post-acquisition profits and losses being recognized in the statement of operations.

Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recovered.  The Company looks primarily to the undiscounted future cash flows in its assessment of whether or not long-lived assets have been impaired.

PIXXURES, INC.

Notes to Financial Statements

Note 1 - Description of Business and Summary of Significant Accounting Policies (continued)

Revenue Recognition

Contract Service Revenues

The Company recognized revenue when all for the following criteria have been met: (a) persuasive evidence of an arrangement exists, (b) delivery has occurred or services have been rendered, (c) the price to the customer is fixed or determinable, and (d) collectibility is reasonably assured.  The Company’s revenue recognition policies are based on the guidance in Staff Accounting Bulletin (SAB) No. 104,  Revenue Recognition.

The Company's sales revenue related to fixed price contracts are specific to services performed for government agencies and commercial customers.  The Company's services typically involve using its airplane and technology to map geographic areas.  The Company develops and edits those geographic images to provide to the Company's customers.  The Company receives signed contracts with fixed fees for all sales revenues.  The Company's contracts span a period from several months to several years and can include various geographical areas within one contract.  The Company believes it is appropriate to recognize revenue under the proportional performance model as the customer is receiving value as services are performed, and there is no final act that is of significance to the service as a whole.

Based upon the proportional contract model, the following factors were considered in determining the Company's revenue recognition: (a) The services the Company performs under the fixed price contract are cumulative in nature and therefore, if the Company's contract was to be terminated at an interim point, the customer would not be required to “start over.”  The Company's contracts state that any digital images are the property of the customer if the contract is terminated at any time and that the customer will pay the Company in full for all costs incurred up to that time.  (b) Payment for the Company's services are billed as time is incurred and the Company collects based upon this periodic billing.  As the Company's customers are paying the Company's invoices as they are billed, the Company believes that the customer must perceive value or payment would not be made. (c) The Company's services under contracts are cumulative in that the Company captures the digital images and then edits them. Therefore, there is no “final act” that is significantly different in nature from the general services performed.  The unedited images hold significant value to the customer. (d) The Company's contracts generally discuss the nature of services to be performed as a process, not a deliverable product. (e) There is no uncertainty as to whether the Company can complete all of the acts in the contract.

Total contract service revenues for the years ended December 31, 2006 and 2007 respectively were $5.5 million and $5.7 million.  For the nine months ended September 30, 2007 and 2006 revenues from contract services were $3.8 million and $3.9 million.

PIXXURES, INC.

Notes to Financial Statements

Note 1 - Description of Business and Summary of Significant Accounting Policies (continued)

Subscription Revenues

Certain revenues are earned from the sale of subscriptions which allows customers to view and download various ortho images contained in the Company's on-line database.  Subscriptions are generally available for a specific period of time or number of accesses by a customer.  Revenues from the sale of such subscription services are deferred at the time of sale and are recognized ratably as delivered over the subscription period.  Revenues from the sale of subscriptions were $97,835 and $77,486 for the years ended December 31, 2006 and 2007.  For the nine months ended September 30, 2007 and 2006 revenues from the sale of subscriptions were $19,933 and $20,803.

Research and Development Costs

Expenditures made for research and development are charged to expense as incurred.

Advertising Costs

Advertising costs are expensed as incurred.  Advertising expense incurred for the years ended December 31, 2006 and 2005 was $20,705 and $9,977.  For the nine month periods ended September 30, 2007 and 2006 advertising expenses incurred was $20,250 and $18,202.

Income Taxes

The Company recognizes deferred tax liabilities and assets based on the differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years.  Valuation allowances are established to reduce deferred tax assets to the amounts management believes are more likely than not to be realized in future tax returns.

PIXXURES, INC.

Notes to Financial Statements

Note 1 - Description of Business and Summary of Significant Accounting Policies (continued)

Stock-Based Compensation

Prior to 2006, the Company accounted for stock-based employee compensation arrangements in accordance with recognition and measurement provisions of Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, (APB 25) and related interpretations, as permitted by Statement of Financial Account Standards (SFAS) 123,  Accounting for Stock-Based Compensation.  Accordingly, the Company did not recognize compensation expense for options granted to employees when the exercise price was equal to or exceeded the fair value of common stock as of the grant date.  The Company has not granted stock options in either of the years ended December 31, 2006 or 2005 or the nine months ending September 30, 2007.  The Company used the minimum value method to measure pro-forma stock compensation.

During 2006, the Company adopted the provisions of and accounted for stock-based compensation in accordance with SFAS 123R,  Share-Based Payments, which supersedes APB 25. Under the fair value recognition provisions of this statement, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is the vesting period.  The valuation provisions of SFAS 123R apply to new grants and to grants that were outstanding as of the effective date and are subsequently modified. The Company will not recognize compensation expense for grants that were outstanding as of the effective date of SFAS 123R because it adopted SFAS 123R using the prospective method.

Financial instruments that potentially subject the Company to a concentration of credit risk consist of accounts receivable. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers.  The Company assesses the need to establish an allowance for potential credit losses to record accounts receivable at its net realizable value.  At December 31, 2006 and 2005, an allowance for doubtful accounts was not considered necessary.

Customer concentrations (over 10% of balance) are as follows:

PIXXURES, INC.

Notes to Financial Statements

Note 1 - Description of Business and Summary of Significant Accounting Policies (continued)

	2006		2005
	Revenue	Accounts Receivable	Revenue	Accounts Receivable

Customer 1	$2,461,514	$220,616	$1,680,885	$84,783
Customer 2	$673,091	$252,683	$-	$-
Customer 3	$-	$-	$987,297	$-
Customer 4	$-	$-	$477,858	$-
Customer 5	$-	$-	$608,484	$-

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Recently Issued Accounting Pronouncements

In July 2006, the FASB released FASB Interpretation No. 48,Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109  (FIN 48). FIN 48 clarifies the accounting and reporting for uncertainties in income tax law. FIN 48 prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. FIN 48 shall be effective for fiscal years beginning after December 15, 2006. Earlier adoption is permitted as of the beginning of an enterprise’s fiscal year, provided the enterprise has not yet issued financial statements, including financial statements for any interim period for that fiscal year. The cumulative effects, if any, of applying FIN 48 will be recorded as an adjustment to retained earnings as of the beginning of the period of adoption. The Company adopted FIN 48 effective January 1, 2007 and has determined that the adoption of FIN 48 will not have a material impact on its operations.

PIXXURES, INC.

Notes to Financial Statements

Note 1 - Description of Business and Summary of Significant Accounting Policies (continued)

Recently Issued Accounting Pronouncements (continued)

In September 2006, the FASB issued SFAS 157, Fair Value Measurements (SFAS 157), which defines fair value, establishes a framework for measuring fair value in U.S. GAAP, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, where fair value is the relevant measurement attribute. The standard does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. Management does not anticipate that the adoption of SFAS 157 will have a material impact on its operations.

In February 2007, FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities,  (SFAS 159).  SFAS 159 allows entities the option to measure eligible financial instruments at fair value as of specified dates. Such election, which may be applied on an instrument by instrument basis, is typically irrevocable once elected. SFAS 159 is effective for fiscal years beginning after November 15, 2007, and early application is allowed under certain circumstances. Management does not anticipate that the adoption of SFAS 159 will have a material impact on its operations.

Note 2 - Balance Sheet Disclosures

Property and equipment consist of the following:

	September 30,	December 31,
	2007	2006	2005
	(Unaudited)

Computer equipment and software	$1,468,512	$1,423,187	$1,381,995
Building improvements	307,963	307,963	306,173
Equipment under capital leases	138,606	138,606	108,763
Furniture and fixtures	110,700	110,700	110,700
	2,025,781	1,980,456	1,907,631
Less accumulated depreciation and amortization	(1,882,415)	(1,792,058)	(1,648,934)

	$143,366	$188,398	$258,697

PIXXURES, INC.

Notes to Financial Statements

Note 2 - Balance Sheet Disclosures (continued)

Depreciation expense for the years ended December 31, 2006 and 2005 was $143,124 and $131,219.  Depreciation expense for the nine month periods ended September 30, 2007 and 2006 was $90,356 and $111,563.

Accumulated amortization for equipment under capital leases as of the years ended December 31, 2006 and 2005 was $42,352 and $0.  Accumulated amortization for the nine month period ended September 30, 2007 was $77,033.  The Company began amortizing the equipment under capital leases during 2006, the period during which the equipment was placed in operations.

Intangible assets consist of the following:

	September30,	December 31,
	2007	2006	2005
	(Unaudited)

Purchased technology	$87,124	$87,124	$87,124
Other intangibles	62,783	62,783	62,783
Patents	37,375	37,375	37,375
	187,282	187,282	187,282
Less accumulated amortization	(181,107)	(155,322)	(120,942)

	$6,175	$31,960	$66,340

Amortization expense for the each of the years ended December 31, 2006 and 2005 was $34,380. Amortization expense for the nine month periods ended September 30, 2007 was $25,785.

Note 3 - Investment in Joint Venture (Unaudited)

During April 2007 the Company and another entity formed a joint venture ("LandPixx") for the purpose of acquiring, operating, and leasing a digital sensor and aircraft.  Each member contributed cash of $133,743.  LandPixx entered into a term loan agreement for up to $1,400,000 to acquire a digital sensor.  As a condition precedent to the loan closing, both members of the joint venture entered into unconditional guaranty agreements with the lender for up to $1,400,000, plus any unpaid accrued interest.

PIXXURES, INC.

Notes to Financial Statements

Note 3 - Investment in Joint Venture (Unaudited) (continued)

As of September 30, 2007, the amount outstanding on the term loan was $825,103.  From inception through the nine month period ended September 30, 2007, LandPixx incurred a net loss of $310,666.

Subsequent to June 30, 2007, LandPixx entered into a term loan agreement for $452,355 to acquire an airplane.  Also, in August 2007 LandPixx violated its covenants on the $1,400,000 term loan and received a waiver through the loan maturity of January 2008.  As of September 30, 2007 the amount outstanding on the term loan was $381,216.

Note 4 - Line-of-Credit

The Company has a $1,250,000 bank line-of-credit payable, maturing November 29, 2007.  Interest is at prime plus 1.25% (9.5% at December 31, 2006) payable monthly.  The line-of-credit contains restrictive covenants related to liquidity and tangible net worth and borrowing base requirements.  At September 30, 2007 and December 31, 2006 the Company was in compliance with these requirements.  The line-of-credit is collateralized by substantially all assets of the Company.  The balance on the line-of-credit for years ended December 31, 2006 and 2005 was $371,806 and $396,675.  The balance on the line-of-credit at June 30, 2007 was $66,806.

Note 5 - Long-Term Debt

Long-term debt consists of an unsecured note payable that is due in monthly principal and interest installments of $7,492.  Interest is at prime plus 1% (9.25% at December 31, 2006) and the note matures in January 2008.

Maturities of long-term debt are as follows:

Year Ending December 31,

2007	$82,408
2008	6,867

$89,275

PIXXURES, INC.

Notes to Financial Statements

Note 6 - Note Payable – Related Party

	September 30,	December 31,
	2007	2006	2005
	(Unaudited)
Note payable to related party, non-interest bearing, matured in April 2006.	$-	$-	$39,145

Notes payable to certain stockholders, principal and interest payments of $13,539, interest at 15%, and maturing in May 2007. Collateralized by a second priority interest in Company assets.	$-	$65,217	$150,000

Interest expense incurred on related party notes payable for the years ended December 31, 2006 and 2005 was $24,660 and $855.  Interest expense incurred on related party notes payable for the nine month periods ended September 30, 2007 and 2006 was $5,730 and $12,280.

Note 7 - Capital Leases

The Company has acquired equipment under the provisions of long-term leases.  For financial reporting purposes, the present value of the minimum lease payments relating to the assets have been capitalized.

Maturities of capital lease obligations are as follows:

Year Ending December 31,
2007	$54,300
2008	54,300
2009	4,525
Total minimum lease payments	113,125
Amount representing interest	(12,234)
Present value of net minimum lease payments	100,891
Less current portion	(45,614)
Long-term capital lease obligation	$55,277

PIXXURES, INC.

Notes to Financial Statements

Note 8 - Redeemable Convertible Preferred Stock

The Company has authorized 450,000 shares of Series A-1 Preferred Stock, 37,000,000 shares of Series B-1 Preferred Stock and 27,000,000 shares of Series C Preferred Stock.  The Preferred stock was recorded at fair value as of the issuance date.  The holders of Series C, Series B-1 and Series A-1 preferred stock have the following rights and preferences:

Voting

The holders of shares of Series C, Series B-1 and Series A-1 (collectively, “Series Preferred”), are entitled to the number of votes equal to the number of shares of common stock into which such shares of Series Preferred could be converted and have voting rights and powers equal to those of the common stock.  The Series Preferred does not vote as a separate class.  For so long as any shares of Series C Preferred are outstanding, the written consent of at least a majority of the Series C Preferred stockholders is required to validate certain specific actions of the Company.

Dividends

Series B-1 Preferred and Series C Preferred stockholders are entitled to receive cumulative dividends at a rate of 8% per annum of the original issue price.  The aggregate consideration for the Series C, B-1, and A-1 preferred issuances was approximately $19 million, which results in approximately $1,300,000 of accrued dividends annually.

Series A-1 stockholders are entitled to receive cash dividends (non-cumulative) at the rate of 8% per annum of the original issue price, which would be approximately $62,000 annually, when and if declared by the Board.

PIXXURES, INC.

Notes to Financial Statements

Note 8 - Redeemable Convertible Preferred Stock (continued)

Dividends (continued)

Cumulative unpaid dividends of $7,180,545 as of December 31, 2006 are as follows:

	Cumulative Unpaid Dividends	Per Share

Series B-1	$6,285,684	$0.22
Series C	$894,861	$0.05
Series A	$-	$0.00

Liquidation

Upon any liquidation, dissolution or winding up of the Company, including a merger, acquisition or sale of assets where the beneficial owner of the Company's common stock and preferred stock own less than 50% of the resulting voting power of the surviving entity, the holders of the Series Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution, an amount per share equal to the Series Preferred original issue price plus all accrued and unpaid dividends thereon.

After payment of the full liquidation preference to all Series Preferred, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock, Series C Preferred and Series B-1 Preferred on an as-if-converted to Common Stock basis until such time that the Series B-1 holders have received an aggregate amount equal to two times the Series B-1 Preferred original issue price plus any accrued and unpaid dividends, as adjusted for any stock dividends, combinations, splits or recapitalizations.  Thereafter, the remaining assets legally available for distribution, if any, shall be distributed ratably to the holders of the Series C Preferred and the Common Stock.

Notwithstanding the above liquidation preferences, the holders of Series B-1 and Series A-1 Preferred shall be entitled to elect to receive the greater of (i) the amounts each holder of Series B-1 Preferred or Series A-1 Preferred are entitled to pursuant to the liquidation preferences; or (ii) the amounts each would have received if the Series B-1 Preferred or Series A-1 Preferred had been converted into Common Stock immediately prior to the liquidation event.  See discussion under “Redemption” below for liquidation preference at December 31, 2006 and 2005.

PIXXURES, INC.

Notes to Financial Statements

Note 8 - Redeemable Convertible Preferred Stock (continued)

Any Series Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock on a one-for-one basis, subject to adjustments for anti-dilution.  If the Company issues or sells additional shares of Common Stock or other securities convertible into Common Stock, then the existing applicable conversion ratio shall be reduced.  Shares of Series Preferred automatically convert into Common Stock upon the closing of a public offering and sale of Common Stock meeting certain minimum requirements.  Additionally, shares of Series B-1 Preferred and Series A-1 Preferred shall be converted into shares of Common Stock upon the affirmative election of the holders of a majority of the outstanding shares of the Series B-1 Preferred.

Redemption

The holders of at least 57% of the outstanding shares of Series C Preferred, voting together as a separate class, may require the Company to redeem the Series C Preferred in two equal annual installments beginning on February 19, 2008, but in no event earlier than 180 days after written notice has been received and ending one year from the first redemption date.  Subject to the payment of the full Series C Preferred redemption price, the holders of a majority of the outstanding shares of Series B-1 Preferred, voting together as a separate class, may require the Company to redeem the Series B-1 Preferred in two equal annual installments beginning on February 19, 2009, but in no event earlier than 180 days after written notice has been received and ending one year from the first redemption date.  Subject to the payment of the full Series C and Series B-1 Preferred redemption price, the holders of a majority of the outstanding shares of Series A-1 Preferred, voting together as a separate class, may require the Company to redeem the Series A-1 Preferred in two equal annual installments beginning on February 19, 2010, but in no event earlier than 180 days after written notice has been received and ending one year from the first redemption date. The redemption price for Series Preferred is defined as the respective Series Preferred original issue price, adjusted for any stock dividends, combinations, splits, recapitalizations and the like, plus accrued and unpaid dividends.  Under EITF Topic D-98, if the redemption right is outside the control of the Company, the Preferred Stock should be classified outside permanent equity. Management has determined that the redemption right is not under the control of the Company and therefore, the Preferred Stock has been classified outside permanent equity in the accompanying balance sheets.  The difference between the carrying value and the liquidation preference/redemption amount will not be recognized in the Company’s financial statements until such times that all events required are deemed probable.

PIXXURES, INC.

Notes to Financial Statements

Note 8 - Redeemable Convertible Preferred Stock (continued)

The liquidation preference and redemption amount of $23,232,547 as of December 31, 2006 are as follows:

	Redemption Amount	Per Share

Series B-1	$19,206,403	$0.67
Series C	$3,964,064	$0.21
Series A	$62,081	$0.17

Note 8 - Redeemable Convertible Preferred Stock (continued)

Warrants for Preferred Stock

The Company has issued a total of 4,517,242 warrants exercisable for shares of Series C preferred stock with an exercise price of $0.168 per share.

The warrants are classified as liabilities on the balance sheet pursuant to SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, and FASB Staff Position 150-5,  Issuer's Accounting under FASB Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares That Are Redeemable. The warrants will be subject to re-measurement at each balance sheet date and any changes in fair value will be recognized as a component of other income (expense).  Upon adoption of SFAS No. 150 and FASB Staff Position 150-5 on January 1, 2006, the Company determined the estimated fair value of the warrants to be $61,000.  As of December 31, 2006, the Company determined the fair value of the warrants to be $110,000.  The fair value of the warrants was estimated using the Black-Scholes option pricing model.  The assumptions used in the Black-Scholes option pricing model are as follows:

	December 31,
	2006	2005

Risk-free rate	4.7%	3.0%
Remaining contractual term	3 years	4 years
Volatility	25%	25%
Estimated fair value of Series C preferred stock	$0.15	$0.12

PIXXURES, INC.

Notes to Financial Statements

Note 8 - Redeemable Convertible Preferred Stock (continued)

The Company has determined that the estimated fair value of the stock purchase warrants issued with both the Series B and Series A shares have a de minimus value and, as such, no value will be ascribed to these warrants.

Unaudited:  As of October 1, 2007, substantially all warrants and stock options of the Company were terminated subsequent to the closing of the purchase of the Company by Xedar, Inc. See note 15 for further details about the purchase transaction.  Based on the assumption that the best offer to purchase the Company did not include purchase of the warrants we assume fair value of the warrants to be $0 at September 30, 2007.

Note 9 - Common Stock

The holders of common stock are entitled to receive dividends when, as and if declared by the Board of Directors, subject to prior rights of holders of Series Preferred.  The Company may not declare or pay dividends, whether in cash or property, until all dividends on the Series Preferred shall have been paid or declared and set apart.

At December 31, 2006, the Company has 16,691,226, 28,313,355, and 427,498 shares of Common Stock reserved for the conversion of Series C, Series B-1 and Series A-1, respectively, on a fully diluted basis assuming the exercise of all outstanding warrants to purchase respective Series Preferred shares.

The Company follows the cost method of accounting for treasury stock.  Since the Company has not yet decided the ultimate disposition of the re-acquired stock, its cost is reflected in the Balance Sheet at December 31, 2006 and September 30,  2007 as a as a reduction to common stock.

PIXXURES, INC.

Notes to Financial Statements

Note 10 - Warrants

The Company issued no warrants in 2005 or 2006.  The following table summarizes the outstanding warrants at December 31, 2006, all of which were fully exercisable as of the grant date:

Granted	Warrants Issued to Purchase	Number of Shares	Exercise Price Per Share	Year of Expiration

May 2001	Series B-1 Preferred	666,894	$ 0.45	2008
May 2001	Series A-1 Preferred	6,154	$ 8.50	2008
Sept/Oct/Dec 2001	Common stock	365,903	$ 0.10	2008
Feb 2003	Series C Preferred	4,160,617	$ 0.168	2010
Feb 2003	Series B-1 Preferred	159,754	$ 0.454	2013
Sept 2003	Series C Preferred	356,625	$ 0.168	2010

The weighted average remaining contractual life and exercise price of the warrants outstanding at December 31, 2006 and September 30, 2007 is 2.5 years and $0.22 per share and 1.8 years and $0.22 per share.

Note 11 - Stock Option Plan

During 2000, the Company adopted the Pixxures 2000 Stock Option and Stock Issuance Plan (the Plan).

Pursuant to the Plan, the Company may grant incentive stock options and non-qualified stock options to employees and consultants of the Company.  At December 31, 2006 and September 30, 2007, the Company has 8,602,603 shares of common stock reserved for issuance under the Plan.  The Company uses the Black-Scholes option pricing model to determine the estimated fair value of stock options and shares issued under the Plan. The determination of fair value stock-based payment awards on the date of grant using an option-pricing model is affected by the Company’s stock price as well as assumptions regarding a number of complex and subjective variables. These variables include the expected term of the awards, expected stock price volatility over the expected term of the awards, risk-free interest rate and expected dividends.

PIXXURES, INC.

Notes to Financial Statements

Note 11 - Stock Option Plan (continued)

Options under the Plan may be granted at prices no less than the estimated fair value of the shares on the date of grant as determined by the Board of Directors; provided, however, that the exercise price of an Incentive Stock Option and Nonqualified Stock Option granted to a 10% stockholder shall not be less than 110% of the estimated fair value of the shares on the date of grant.  Certain options granted to an officer and director of the Company vest over three years, 1/3 on each anniversary date from the date of grant.  Other options generally vest over three to four years, 25% on the first anniversary date and 1/48 each month thereafter.  All options expire no more than ten years from the date of grant.  The fair value of shares that vested during each of the years ended December 31, 2005 and 2006 was $148,000.  As of December 31, 2006 and September 30, 2007, the Company had no unvested stock options.

The following is a summary of stock option activity:

	Incentive	Non-Qualified	Weighted
	Stock	Stock	Average
	Options	Options	Exercise Price

Outstanding - December 31, 2004	2,425,713	9,535	$0.07
Granted	-	-	-
Forfeited/canceled	(25,900)	-	1.00
Exercised	-	-	-
Outstanding - December 31, 2005	2,399,813	9,535	0.06
Granted	-	-	-
Forfeited/canceled	-	-	-
Exercised	-	-	-
Outstanding - December 31, 2006 and September 30, 2007	2,399,813	9,535	$0.06

The weighted average remaining contractual life and exercise price of the options outstanding at December 31, 2006 and September 30, 2007 is 4.4 years and $0.055 per share and 3.6 years and $0.055 per share.

PIXXURES, INC.

Notes to Financial Statements

Note 12 - Income Taxes

The tax effects of temporary differences that give rise to significant portions of the Company's net deferred tax assets are primarily net operating loss carryforwards, depreciation and amortization, warrant valuation.  A valuation allowance has been provided for the full amount of the Company's net deferred tax assets due to uncertainties about the recoverability of the net deferred tax asset.

The net current and long-term deferred tax assets and liabilities in the accompanying balance sheet include the following:

	December 31,
	2006	2005

Current deferred tax asset	$381,268	$378,224
Current deferred tax liability	-	-

Net current deferred tax asset	$381,268	$378,224

Long-term deferred tax asset	$4,919,494	$4,641,542
Long-term deferred tax liability	-	-

Net long-term deferred tax liability	$4,919,494	$5,019,766

Valuation allowance	$(5,300,762)	$(5,019,766)

Net deferred tax asset	$-	$-

PIXXURES, INC.

Notes to Financial Statements

Note 12 - Income Taxes (continued)

Components reflected in the consolidated statement of income are as follows:

	December 31,
	2006	2005
Current
Federal	$106,839	$45,872
State and local	26,710	11,468

Deferred
Federal	(106,839)	(45,872)
State and local	(26,710)	(11,468)

	$-	$-

At December 31, 2006, the Company had United States net operating loss carryforwards of approximately $13,000,000 which expire beginning in 2019 through 2026.  The Internal Revenue Code places certain limitations on the annual amount of the net operating loss carryforwards which can be utilized if certain changes in the Company's ownership occur.  Changes in the Company's ownership may limit the use of such carryforward benefits.

Note 12 - Income Taxes (continued)

The following is a reconciliation of the statutory federal income tax rate applied to pre-tax accounting net income compared to the income taxes in the consolidated statement of income:

	December 31,
	2006	2005

Income tax expense at the statutory rate	$132,196	$55,469

Change resulting from
State and local income taxes, net of federal income tax	-	-
Effect of permanent differences	1,352	1,871

Valuation allowance	(133,549)	(57,340)

	$-	$-

PIXXURES, INC.

Notes to Financial Statements

Note 13 - Commitments

The Company leases office space in Arvada, Colorado under a non-cancelable operating lease having an expiration date of July 31, 2009.   The lease includes a renewal option for three years and an option to purchase the facility for $1,750,000.

Future minimum lease payments under the non-cancelable operating lease are as follows:

2006	$167,928
2007	174,128
2008	103,684

Total minimum lease payments	$445,740

Rent expense was $176,109 and $180,845 for the years ended December 31, 2006 and 2005. Rent expense for the nine month periods ended September 30, 2007 and 2006 was  $125,041 and $134,773.

Note 14 - Employee Benefit Plan

The Company sponsors a 401(k) defined contribution plan (the "401(k) Plan") covering all employees.  Employees may elect to contribute to the 401(k) Plan up to the maximum allowable as determined by the Internal Revenue Service.  The 401(k) Plan allows for discretionary matching contributions to be made by the Company as determined annually by the Board of Directors.  The Company did not contribute to the 401(k) Plan during the years ended December 31, 2006 and 2005 or the nine month period ended September 30, 2007.

Note 15 - Subsequent Event (Unaudited)

On October 1, 2007 (“Closing”), Xedar Corporation, a Colorado corporation (“Xedar”) closed and completed a stock purchase transaction whereby Xedar acquired all of the issued and outstanding capital stock of Pixxures in a stock for stock transaction.  Xedar purchased all of the issued and outstanding capital stock of Pixxures for a closing payment of 1,734,780 shares of Xedar common stock having a market value as defined in the agreement of $5,115,000.  Subject to the terms of the Agreement, additional shares may become payable by Xedar if the market price of Xedar common stock, for the 60 trading days following the date upon which the Shares are registered with the U.S. Securities and Exchange Commission, is less than the average closing price.  If the subsequent market price is less than the average closing price, additional shares will be issued, such that the total consideration received for the Pixxures capital stock in the transaction equals $5,115,000, calculated based on the subsequent market price.

PIXXURES, INC.

Notes to Financial Statements

Note 15 - Subsequent Event (Unaudited) (continued)

To effect the transaction, Pixxures cancelled and extinguished all issued and outstanding shares of its common stock and Series A-1 Preferred Shares.  The Series B-1 and C Preferred Shares were converted into shares of Xedar common stock based upon the quotient of $5,115,000 divided by the number of respective Series Preferred Shares outstanding as of the Closing.  Substantially all warrants and stock options were terminated at the date of Closing.

XEDAR CORPORATION
Unaudited Pro Forma Condensed Consolidated Financial Statements as of September 30, 2007,
for the Year Ended December 31, 2006, and for the Nine Months Ended September 30, 2007

Introduction to the Pro Forma Financial Statements

The below unaudited pro forma condensed consolidated financial statements are based on the historical consolidated financial statements of Xedar Corporation (Xedar), Atlantic Systems Corporation (Atlantic) and Pixxures Corporation (Pixxures) after giving effect to Xedar’s acquisitions of Atlantic, in March 2007,  and Pixxures, in October 2007, certain financing transactions described below, and the assumptions and adjustments described in the accompanying notes to the pro forma financial statements.

On March 22, 2007, Xedar purchased all of the issued and outstanding stock of Atlantic in a stock-for-stock transaction. The Stock Purchase Agreement dated March 22, 2007, and amended on July 26, 2007, (the Agreement), was between Xedar, Atlantic, and Don W. Rakestraw, Jeffrey R. Grime, and J. O. McFalls, III (collectively the Shareholders, who together owned all of the outstanding stock of Atlantic prior to the transaction). Xedar purchased all of the outstanding stock of Atlantic from the Shareholders for (i) a closing payment of 3,000,000 shares of Xedar common stock valued at $2.75, (which also correlates to the fair value of the stock in accordance with paragraph 22 of SFAS No. 141 and Issue 1 of EITF 99-12), and (ii) a payment of 1,380,802 shares of Xedar common  stock, issued on July 26, 2007, for the total purchase price of $5,108,696.  Xedar, in its discretion, also agreed to issue up to an additional 2,000,000 shares of Xedar common stock the Shareholders if Atlantic or its subsidiary receives one or more significant RFPs, RFQs or SOWs from the federal government, or a significant industry participant, and responds to such requests with one or more proposals by December 31, 2007.  As of the date of this prospectus, the contingency related to the additional 2,000,000 shares has been resolved as the conditions to obtain the additional shares have been met.

Xedar had no material relationship with Atlantic or the Shareholders prior to the closing date of the Agreement.

Xedar has completed an allocation of the Atlantic purchase price. Xedar recorded all current assets and current liabilities at book value, all of which Xedar has concluded approximated fair value. Xedar valued intangible assets in accordance with the valuation report of such assets by an accredited business valuation firm.  Accordingly, Xedar recorded intangible assets of customer contracts, non-compete agreement and customer relationships in the amount of $1,434,820, $1,003,157, and $5,610,850, respectively.  Xedar estimated the useful lives of customer contracts and non-compete agreements to be 5 years, and customer relationships to be 8 years.

On October 1, 2007 Xedar acquired Pixxures Inc., a Delaware corporation (Pixxures), in a stock-for-stock transaction.  Xedar acquired Pixxures in order to expand Xedar’s geospatial production and sales capabilities.  Pixxures employs a much larger number of geospatial production personnel than Xedar, allowing Xedar to bid on larger geospatial projects that Xedar would previously have needed to outsource to subcontractors.  Also, Pixxures operates in a lower-cost facility than Xedar, so the overhead cost applied to Xedar’s bids will be reduced.  Further, Pixxures has three sales staff specializing in county-level and commercial customers, which complements Xedar’s two sales staff who specialize primarily in federal government sales.  To facilitate the Pixxures acquisition, Xedar formed Pixx Acquisition Corp., a Delaware corporation.  By the terms of the Agreement and Plan of Merger, dated September 26, 2007, among Xedar, Pixxures and Pixx Acquisition Corp., Xedar purchased all of the issued and outstanding capital stock of Pixxures for a closing payment of 1,734,780 shares of Xedar common stock having a negotiated valuation of $5,115,000, based on the average daily closing price of Xedar common stock for the 20 trading days ending two days prior to the closing.  In accord with SFAS 141 Xedar has determined the market value of the 1,734,780 Xedar shares to be $6,129,556, based on the average closing price of Xedar common stock of $3.533 per share.  The price was determined based on the price of Xedar common stock 3 trading days before and after the acquisition was agreed to and announced.  Subject to the terms of the agreement, additional shares may become payable by Xedar if the market price of Xedar common stock, for the 60 trading days following the date upon which the purchase payment shares are registered with the SEC, is less than the average closing price.  If the subsequent market price is less than the average closing price, additional shares will be issued, such that the total consideration received for the Pixxures capital stock in the transaction equals $5,115,000, calculated based on the subsequent market price.

Xedar hascompleted a preliminary allocation of the Pixxures purchase price.  Xedar recorded all current assets and current liabilities at book value, all of which Xedar has concluded approximated fair value.  Xedar recorded Property, Plant and Equipment, as adjusted for Xedar’s capitalization policy, based on the net book value which Xedar hasconcluded approximated fair value.  Xedar estimated the value of customer contracts and relationships at $1,500,000 and a 5-year useful life.  The preliminary purchase price allocation to assets and liabilities  left a remainder of $5,001,144 of goodwill.  Xedar is in the process of obtaining an independent valuation of the acquired assets and liabilities in order to make a final allocation of the purchase price.  Xedar anticipates having the valuation completed in the first quarter of 2008.  For purposes of pro forma adjustments, Xedar assumes a six year weighted average amortization life of intangibles.

You should read Xedar’s pro forma financial statements and the Atlantic and Pixxures historical financial statements in this prospectus, as well as in Xedar’s 2006 Annual Report on Form 10−KSB/A and Quarterly Reports on Form 10-QSB/A for the quarter ended March 31, 2007, the six months and quarter ended June 30, 2007 and the nine months and quarter ended September 30, 2007.

The September 30, 2007, pro forma balance sheet consolidates our and Pixxures balance sheets with pro forma adjustments as if the acquisition had occurred on September 30, 2007.  The pro forma operations statement for the year ended December 31, 2006 consolidates the Xedar, Atlantic and Pixxures operations statements for such year, with pro forma adjustments as if both acquisitions had occurred on January 1, 2006.  The pro forma operations statement for the nine months ended September 30, 2007, consolidates the operations statement of Atlantic for the quarter ended March 31, 2007, Xedar’s operations statement for the nine months ended September 30, 2007, and Pixxures’ operations statement for the nine months ended September 30, 2007, as if both acquisitions had occurred on January 1, 2006.

The pro forma financial statements presented are for informational purposes only and do not represent what Xedar’s financial position or results of operations would have been as of the date or for the period presented had the acquisition and the financing transactions in fact occurred on such date or at the beginning of the period indicated, or to project Xedar’s financial position or results of operations for any future date or period. The pro forma financial statements report only the adjustments presented in the accompanying notes and do not provide for any operating efficiencies and cost savings that Xedar may achieve in consolidating Pixxures with Xedar’s operations or any integration or merger related cost.  For purposes of preparing Xedar’s financial statements subsequent to the acquisition, Xedar has established a new basis for Pixxures’ assets and liabilities based upon their fair values and the purchase price Xedar is paying for Pixxures, including the cost of the acquisition. As a result of these factors, the actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reported in these statements.

XEDAR CORPORATION
 Pro Forma Condensed Consolidating Balance Sheet
September 30, 2007

			Pro Forma		Pro Forma
Assets	Xedar	Pixxures	Adjustments	Adj.	Consolidated
Current Assets
Cash and cash equivalents	$94,154	$476,007			$570,161
Trade accounts receivable, net of allowance for doubtful accounts	1,504,647	879,391			2,384,038
Other current assets	84,980	194,839			279,819
Total Current Assets	1,683,781	1,550,237			3,234,018
Property and equipment, net	295,054	305,135			600,189
Intangible assets	7,661,272	21,244	$1,500,000	1	9,182,516
Other long-term assets	-	48,669			48,669
Goodwill	6,070,176	-	5,001,144	1	11,071,320
Total Assets	$15,710,283	$1,925,285	$6,501,144		$24,136,712

Liabilities and stockholders' equity
Current Liabilities
Accounts payable	$325,712	$341,535			$667,247
Accrued expense	-	239,386			239,386
Deferred subscription revenue	537,506	48,808			586,314
Line of credit- bank	310,000	-			310,000
Current portion of convertible note payable to related parties	364,963	-			364,963
Deferred tax liability	-	-	$1,600,000	1	1,600,000
Other current liabilities	212,537	49,445			261,982
Total Current Liabilities	1,750,718	679,174	1,600,000		4,029,892
Non-Current Liabilities
Long-term debt, less current portion	-	17,699	-		17,699
Total Liabilities	1,750,718	696,873	1,600,000		4,047,591
Preferred Stock	-	26,476,547	(26,476,547)	1	-
Stockholders' Equity
Common stock	18,502,705	792	6,128,764	1	24,632,261
Treasury stock	-	(229)	229	1	-
Deferred compensation payable	(110,250)	-	-		(110,250)
Stockholder note receivable	(199,844)	-	-		(199,844)
Accumulated deficit	(4,233,046)	(25,248,698)	25,248,698	1	(4,233,046)
Total Stockholders' Equity (Deficit)	13,959,565	(25,248,135)	31,377,691		20,089,121
Total Liabilities and Stockholders' Equity	$15,710,283	$1,925,285	$6,501,144		$24,136,712

See accompanying notes

Xedar Corporation
Pro Forma Condensed Consolidating Operations Statement
Year Ended December 31, 2006

				Pro Forma		Pro Forma
	Xedar	Atlantic	Pixxures	Adjustments	Adj.	Consolidated
Sales	$6,055,398	$5,326,173	$5,553,767	-		$16,935,338
Cost of sales	2,832,885	4,483,009	3,154,146	-		10,470,040
Gross Profit	3,222,513	843,164	2,399,621	-		6,465,298
Selling and Administrative Expense	3,707,543	698,799	1,919,195	1,279,758	2	7,605,295
Net Operating (Loss) Income	(485,030)	144,365	480,426	(1,279,758)		(1,139,997)
Other Income (Expense)
Interest income (expense)	(54,982)	7,140	(70,047)	-		(117,889)
Other income (expense)	-	-	(55,966)	-		(55,966)
Total Other Expense	(54,982)	7,140	(126,013)	-		(173,855)
Income (Loss) from continuing operations before income tax	(540,012)	151,505	354,413	(1,279,758)		(1,313,852)
Income Tax Benefit (Expense)	16,621	-	-			16,621
Income (Loss) from continuing operations	$(523,391)	$151,505	$354,413	$(1,279,758)		$(1,297,231)
Income (Loss) from continuing operations per share:
Basic	$(0.04)					$(0.07)
Diluted	$(0.04)					$(0.07)
Shares Used in Computing Income (Loss) from Continuing Operations per Share:
Basic - pro forma	13,804,696					19,920,278
Diluted - pro forma	13,804,696					19,920,278

See accompanying notes

Xedar Corporation
Pro Forma Condensed Consolidating Operations Statement
for the Nine Months Ended September 30, 2007

	Historical Nine Months Ended September 30, 2007	Historical Quarter Ended March 31, 2007	Atlantic Pro Forma Adjust-		Historical Nine Months Ended September 30, 2007	Pixxures Pro Forma Adjust-		Pro Forma Consoldated
	Xedar	Atlantic	ments	Adj.	Pixxures	ments	Adj.	idated
Sales	$6,910,026	$1,592,480	$(171,498)	5	$3,837,104	-		$12,168,112
Cost of sales	4,557,478	1,157,643	(155,784)	5	2,358,375	-		7,917,712
Gross Profit	2,352,548	434,837	(15,714)		1,478,729	-		4,250,400
Selling and Administrative Expense	5,179,264	208,935	237,636	4	1,386,453	$187,500	4	7,199,788
Net Operating (Loss) Income	(2,826,716)	225,902	(253,350)		92,276	(187,500)		(2,949,388)
Other Income (Expense)								-
Interest income (expense)	(5,945)	2,321	(250)	5	(13,236)	-		(17,110)
Other income (expense)	7,197	-	-		(43,168)	-		(35,971)
Total Other Expense	1,252	2,321	(250)		(56,404)	-		(53,081)
Income (Loss) from continuing operations before income tax benefit (expense)	(2,825,464)	228,223	(253,600)		35,872	(187,500)		(3,002,469)
Income tax benefit (expense)	(17,010)	-	-		-	-		(17,010)
Income (Loss) from continuing operations	$(2,842,474)	$228,223	$(253,600)		$35,872	$(187,500)		$(3,019,479)
Income (Loss) from Continuing operations per Share:
Basic	$(0.13)							$(0.12)
Diluted	$(0.13)							$(0.12)
Shares Used in Computing Income (Loss) from Continuing Operations per Share:
Basic - pro forma	22,430,786							25,766,101
Diluted - pro forma	22,430,786							25,766,101

See accompanying notes

Xedar Corporation
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Note 1. Acquisitions of Atlantic Systems Corporation and Pixxures Corporation

On March 22, 2007, Xedar Corporation (Xedar) purchased all of the issued and outstanding stock of Atlantic Systems Corporation (Atlantic) in a stock-for-stock transaction. The Stock Purchase Agreement dated March 22, 2007, and amended on July 26, 2007, was among Xedar, Atlantic, and Don W. Rakestraw, Jeffrey R. Grime, and J. O. McFalls, III (collectively the Shareholders, who together owned all of the outstanding stock of Atlantic prior to the transaction). Xedar purchased all of the outstanding stock of Atlantic from the Shareholders for (i) a closing payment of 3,000,000 shares of Xedar common stock valued at $2.75, the closing price on the closing date (which also correlates to the fair value of the stock in accordance with paragraph 22 of SFAS No. 141 and Issue 1 of EITF 99-12), and (ii) a payment of 1,380,802 shares of Xedar common stock issued on July 26, 2007, for the total purchase price of $5,108,696. Xedar, in its discretion, also agreed to issue up to an additional 2,000,000 shares to the Shareholders if Atlantic or its subsidiary receives one or more significant RFPs, RFQs or SOWs from the federal government, or a significant industry participant, and responds to such requests with one or more proposals by December 31, 2007.  As of the date of this filing, the contingency related to the additional 2,000,000 shares has been resolved as the conditions to obtain the additional shares have been met.

On October 1, 2007 Xedar acquired Pixxures, Inc., a Delaware corporation (Pixxures), in a stock-for-stock transaction.  Xedar acquired Pixxures in order to expand Xedar’s geospatial production and sales capabilities.  Pixxures employs a much larger number of geospatial production personnel than Xedar allowing Xedar to bid on larger geospatial projects that Xedar would previously have needed to outsource to subcontractors.  Also, Pixxures operates in a lower-cost facility than Xedar, so the overhead cost applied to Xedar’s bids will be reduced.  Further, Pixxures has three sales staff specializing in county-level and commercial customers, which complements Xedar’s two sales staff who specialize primarily in federal government sales.  To facilitate the Pixxures acquisition, Xedar formed Pixx Acquisition Corp., a Delaware corporation.  By the terms of the Agreement and Plan of Merger, dated September 26, 2007, among Xedar, Pixxures and Pixx Acquisition Corp., Xedar purchased all of the issued and outstanding capital stock of Pixxures for a closing payment of 1,734,780 shares of Xedar common stock having a negotiated valuation of $5,115,000, based on the average daily closing price of Xedar common stock for the 20 trading days ending two days prior to the closing.  In accord with SFAS 141 Xedar has determined the market value of the 1,734,780 Xedar shares to be $6,129,556, based on the average closing price of Xedar common stock of $3.533 per share.  The price was determined based on the price of Xedar common stock 3 trading days before and after the acquisition was agreed to and announced.  Subject to the terms of the agreement, additional shares may become payable by Xedar if the market price of Xedar common stock, for the 60 trading days following the date upon which the purchase payment shares are registered with the SEC, is less than the average closing price.  If the subsequent market price is less than the average closing price, additional shares will be issued, such that the total consideration received for the Pixxures capital stock in the transaction equals $5,115,000, calculated based on the subsequent market price.

The pro forma financial statements presented are for informational purposes only and do not represent what Xedar’s financial position or results of operations would have been as of the date or for the period presented had the acquisition and the financing transactions in fact occurred on such date or at the beginning of the period indicated, or to project Xedar’s financial position or results of operations for any future date or period. The pro forma financial statements report only to the adjustments presented in the accompanying notes and do not provide for any operating efficiencies and cost savings that Xedar may achieve in consolidating Atlantic and Pixxures with Xedar’s operations, or any integration or merger related cost. For purposes of preparing Xedar’s financial statements subsequent to the acquisition, Xedar has established a new cost for Atlantic’s and Pixxures’ assets and liabilities based upon their fair values and the purchase price Xedar is paying for Atlantic and Pixxures, including the cost of the acquisition. As a result of these factors, the actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reported in these statements.  Xedar is in the process of obtaining an independent valuation of the acquired assets and liabilities in order to make a final allocation of the purchase price.  Xedar anticipates having the valuation completed in the first quarter of 2008.

Xedar Corporation
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Note 2. Adjustments to Pro Forma Financial Statements

The adjustments to the pro forma financial statements in connection with the purchase of Pixxures are below.

Balance Sheet
Adj #		Debit	Credit	Description
1	Common stock		6,129,556	Purchase price
	Common stock	792	-	Eliminate Pixxures common stock
	Treasury stock		229	Eliminate Pixxures treasury stock
	Preferred stock	26,476,547	-	Eliminate Pixxures preferred stock
	Intangible Assets	1,500,000	-	Estimate value of customer contracts and relationships
	Goodwill	5,001,144	-	Goodwill which would have been recorded if we had acquired Pixxures on June 30, 2007
	Deferred tax liability	-	1,600,000	Record estimated deferred taxes on the Pixxures acquisition
	Warrants	134,000	-	Eliminate Pixxures fair value of stock purchase warrants
	Accumulated deficit	-	24,248,698	Eliminate Pixxures accumulated deficit

We allocated the price of our purchase of Pixxures to the fair values of Pixxures’ assets and liabilities.  The Pixxures assets include, among others, intangible assets of customer contracts and relationships.  We also determined that the book values of the liabilities and the assets other than intangible assets approximate fair value. We allocated the excess purchase price, over fair value of the assets acquired and liabilities assumed, to goodwill. This adjustment also eliminated the common, preferred, and treasury stock, additional paid-in capital and accumulated deficit of Pixxures.  The entry records estimated deferred taxes on the stock-for-stock transaction.  We are in the process of obtaining an independent valuation of the acquired assets and liabilities in order to make a final allocation of the purchase price.  We anticipate having the valuation completed in the first quarter of 2008.  For purposes of pro forma adjustments, we assume a six year weighted average amortization life of intangibles.  We determined the purchase valuation in the following manner:  We acquired Pixxures by the exchange of 1,734,780 shares of our common stock.  The purchase date was October 1, 2007.  We valued the shares based on the average closing price of the stock between September 26 and October 4, 2007, inclusive (three days in which the stock traded), a fair value of $3.533.  This values the 1,734,780 shares at $6,129,556.

Adjustment #2 and #3 below record the impact of the amortization of intangibles.  We included the results and amortization of intangible assets associated with the purchase of Atlantic in our consolidated financial statements for the period from acquisition (March 22, 2007) through September 30, 2007.  It is only necessary to include pro forma amortization for the period from January 1, 2007 to March 22, 2007 and for the entire year ended December 31, 2006.  The entries below report this accounting.

Xedar Corporation
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Operating Statement for the nine months ended September 30, 2007
Adj #		Debit	Credit	Description
2	Selling and Administrative Expense	239,137		Pro forma amortization of customer contracts recorded in the purchase of Atlantic ($1,434,820 original balance, 6-year life)
	Selling and Administrative Expense	623,428		Pro forma amortization of customer relationships recorded in the purchase of Atlantic ($5,610,850 original balance, 9-year life)
	Selling and Administrative Expense	167,193		Pro forma amortization of non-compete agreements recorded in the purchase of Atlantic ($1,003,157 original balance, 6-year life)
		1,029,758		Total pro forma amortization of intangibles recorded in the purchase of Atlantic
	Selling and Administrative Expense	250,000		Pro forma amortization of the intangibles recorded in the purchase of Pixxures ( $1,500,000 over an average life of 6 years)
		1,279,758		Total pro forma amortization of intangibles recorded in the purchases of Atlantic and Pixxures

Operating Statement for the six months ended June 30, 2007
Adj #		Debit	Credit	Description
3	Selling and Administrative Expense	55,185		Pro forma amortization of customer contracts recorded in the purchase of Atlantic for the period from January 1, 2007 to March 22, 2007 (date of acquisition)
	Selling and Administrative Expense	143,868		Pro forma amortization of customer relationships recorded in the purchase of Atlantic for the period from January 1, 2007 to March 22, 2007 (date of acquisition)
	Selling and Administrative Expense	38,583		Pro forma amortization of non-compete agreements recorded in the purchase of Atlantic for the period from January 1, 2007 to March 22, 2007 (date of acquisition)
		237,636		Total pro forma amortization of intangibles recorded in the purchase of Atlantic for the period from January 1, 2007 to March 22, 2007 (date of acquisition)

4	Selling and Administrative Expense	187,500		Pro forma amortization of the intangibles recorded in the purchase of Pixxures for the nine months ended September 30, 2007

Revenue and expense of Atlantic for the period from March 22, 2007 through March 31, 2007 were included in both our total revenue and expense for the quarter ended March 31, 2007.  This adjustment is to eliminate the double count.

Adj #		Debit	Credit	Description
5	Revenue	171,498		To eliminate revenue and expense of Atlantic for the period from 03/22/07 through 03/31/07.
	Cost of sales		155,784
	Interest income		250

Xedar Corporation
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Note 3. Items Not Adjusted

The pro forma statements show no effect of operating efficiencies, cost savings and other benefits Xedar anticipates as a result of the acquisition.  Additionally, Xedar may record certain integration expense subsequent to the acquisition which, under purchase accounting, will not be treated as part of the Pixxures purchase price.

Note 4. Discontinued Operations

The pro forma statements do not show operations of Xedar’s customer relationships management (CRM) segment and Justice Information Systems (JIS) segment which were sold in November 2006 and March 2007, respectively.  In Xedar’s statement of operations for the year ended December 31, 2006, Xedar reported a loss from CRM discontinued operations of $86,574.  On Xedar’s statement of operations for the nine months ended September 30, 2007, Xedar reported a zero dollar loss from CRM and $74,677 gain from JIS discontinued operations.  The JIS division was not classified as held for sale at December 31, 2006 because as of that date management had not committed to a plan to sell the division.

Note 5. Pro Forma Net Loss Per Share

Xedar computes the pro forma and diluted net loss per share by dividing the pro forma net loss by the pro forma basic and diluted weighted average shares outstanding, assuming that Xedar and Pixxures had merged at January 1, 2006.  Xedar excludes common equivalent shares from the computation of diluted earnings per share, because their effect is anti-dilutive.  The pro forma weighted average basic and diluted number of shares outstanding is calculated for the year ended December 31, 2006 and nine months ended September 30, 2007 as:

	Basic and Diluted
	September 30, 2007	December 31, 2006
Our shares issued to Pixxures shareholders	1,734,780	1,734,780
Impact of shares issued to Atlantic shareholders as though they were issued January 1, 2007 (based on amended agreement July 26, 2007)	1,587,201	4,380,802
Our weighted average shares outstanding (including shares issued to Atlantic March 22, 2007)	22,444,120	13,804,696
Pro forma consolidated weighted average shares outstanding	25,766,101	19,920,278

XEDAR CORPORATION

12,445,661
SHARES OF COMMON STOCK